Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

by and between

NCR CORPORATION

and

[ATMCo]

Dated as of [•], 2023

Section 10.22	Tax Treatment of Payments	110
Section 10.23	No Reliance on Other Party	110
Section 10.24	Complete Agreement	110
Section 10.25	Counterparts	111

SCHEDULES

Schedule 1.1(8)	Ancillary Agreements
Schedule 1.1(12)(i)	NCR Transferred Entities
Schedule 1.1(12)(iii)(A)	ATMCo Tangible Personal Property
Schedule 1.1(12)(iv)(a)	ATMCo Technology
Schedule 1.1(12)(iv)(b)	ATMCo Intellectual Property Rights
Schedule 1.1(12)(v)	ATMCo IT Assets
Schedule 1.1(12)(vii)	ATMCo Credits
Schedule 1.1(12)(viii)	ATMCo Rights and Claims
Schedule 1.1(12)(x)(1)	ATMCo Owned Real Property
Schedule 1.1(12)(x)(2)	ATMCo Real Property Leases and Subleases
Schedule 1.1(12)(xi)	ATMCo Licenses and Permits
Schedule 1.1(12)(xv)	Other ATMCo Assets
Schedule 1.1(19)(iii)	Other ATMCo Contracts
Schedule 1.1(22)	ATMCo Custodian Amounts
Schedule 1.1(25)	ATMCo Financing Arrangements
Schedule 1.1(31)(ix)(y)	ATMCo Proceedings
Schedule 1.1(31)(ix)(z)	Mixed ATMCo Proceedings
Schedule 1.1(31)(xvi)	ATMCo Specified Liabilities

Schedule 1.1(46)	Continuing Arrangements
Schedule 1.1(81)	Identified Shared Environmental Liabilities
Schedule 1.1(138)	Pre-Approved Transactions
Schedule 1.1(166)(i)	ATMCo Transferred Entities
Schedule 1.1(166)(iii)	NCR Credits
Schedule 1.1(166)(iv)	NCR Rights and Claims
Schedule 1.1(166)(v)	NCR Contracts
Schedule 1.1(166)(vii)	Other NCR Assets
Schedule 1.1(166)(viii)(a)	NCR Technology
Schedule 1.1(166)(viii)(b)	NCR Intellectual Property Rights
Schedule 1.1(166)(x)(1)	NCR Owned Real Property
Schedule 1.1(166)(x)(2)	NCR Real Property Leases and Subleases
Schedule 1.1(167)(vii)(y)	NCR Proceedings
Schedule 1.1(167)(vii)(z)	Mixed NCR Proceedings
Schedule 1.1(167)(xii)	NCR Specified Liabilities
Schedule 2.3	Intergroup Indebtedness
Schedule 2.4	Specified Representative
Schedule 2.6(b)	Delayed Transfer Asset or Liability
Schedule 2.6(i)	Specified Transactions
Schedule 2.7	Specified Transfer Documents
Schedule 2.8(d)	Shared Contracts
Schedule 2.11(a)	NCR Guaranty Release

Schedule 2.11(b)	ATMCo Guaranty Release
Schedule 4.1(b)	Specified Loans
Schedule 5.3(a)	Prohibited ATMCo Business
Schedule 5.3(b)	Prohibited NCR Business
Schedule 5.4(d)(i)	Payments for Remediation Costs and Expenses for the Shared Environmental Liabilities
Schedule 6.1(c)(vi)	Post-Distribution Payment Liabilities
Schedule 6.11(b)	ATMCo Controlled Existing Actions
Schedule 6.11(c)	NCR Controlled Existing Actions
Schedule 6.11(d)	Joint Actions
Schedule 10.2	NCR Transaction Expenses
Schedule 10.15	Specified Public Announcements
Schedule 10.24	Complete Agreement

EXHIBITS

Exhibit A	Form of Employee Matters Agreement
Exhibit B	Form of Tax Matters Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Patent and Technology Cross-License Agreement
Exhibit E	Form of Trademark License and Use Agreement

SEPARATION AND DISTRIBUTION AGREEMENT

THIS SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), is entered into as of [•], 2023, by and between NCR Corporation, a Maryland corporation (“NCR”), and NCR ATMCo, LLC, a Delaware limited liability company, to be converted to a Maryland corporation [and renamed [•]] prior to the Distribution Date (“ATMCo”) (each a “Party” and together, the “Parties”).

RECITALS

WHEREAS, NCR, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including the ATMCo Business;

WHEREAS, the Board of Directors of NCR (the “NCR Board”) has determined that it is advisable and in the best interests of NCR to separate NCR into two separate, independent, publicly traded companies: (i) one comprising the ATMCo Business, which shall be owned and conducted directly or indirectly by ATMCo, all of the common stock of which is intended to be distributed to the holders of issued and outstanding shares of common stock of NCR, par value $0.01 per share (the “NCR Common Stock”), and (ii) one comprising the NCR Business, which shall continue to be owned and conducted, directly or indirectly, by NCR, which will continue to be owned by the stockholders of NCR;

WHEREAS, in furtherance of the foregoing, the NCR Board has determined that it is advisable and in the best interests of NCR: (i) for NCR and its Subsidiaries to enter into a series of transactions whereby NCR and its Subsidiaries will be reorganized such that (A) NCR and/or one or more other members of the NCR Group will own all of the NCR Assets and assume (or retain) all of the NCR Liabilities, and (B) ATMCo and/or one or more other members of the ATMCo Group will own all of the ATMCo Assets and assume (or retain) all of the ATMCo Liabilities (the transactions referred to in clauses (A) and (B) being referred to herein as the “Separation”); and (ii) thereafter, on the Distribution Date, for NCR to distribute to the holders of issued and outstanding shares of NCR Common Stock as of the close of business on the Record Date, on a pro rata basis, all of the issued and outstanding shares of common stock of ATMCo, $0.01 par value per share (the “ATMCo Common Stock”) (such transactions described in this clause (ii), as may be amended or modified from time to time in accordance with the terms and subject to the conditions of this Agreement, the “Distribution”);

WHEREAS, concurrently with or following the Distribution, NCR may effect one or more exchanges of Debt-for-Debt Indebtedness for NCR Indebtedness held by NCR creditors (each such exchange, a “Debt-for-Debt Exchange”);

WHEREAS, ATMCo has been formed for this purpose and has not engaged in activities except those in connection with the transactions contemplated by the Internal Reorganization Plan, the consummation of the transactions contemplated by this Agreement and those activities necessary in connection with its standup as an independent company (including activities with respect to the ATMCo Financing Arrangements and the distribution of the ATMCo Common Stock);

WHEREAS, the Parties intend that the Distribution, together with certain related transactions, generally will qualify as tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D), 361 and 355 of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be, and is hereby adopted as, a plan of reorganization under Section 368 of the Code to the extent relevant for these transactions; and

WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and to set forth certain other agreements that will, following the Distribution, govern certain matters relating to the Separation and the relationship of ATMCo and NCR and their respective Groups.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(1) “Acceptable Alternative Arrangement” has the meaning assigned to such term in Section 2.8(b).

(2) “Actual Quarterly Remediation Costs” has the meaning assigned to such term in Section 5.4(d)(ii)(3).

(3) “Adversarial Action” means (i) a Proceeding by a member of the NCR Group, on the one hand, against a member of the ATMCo Group, on the other hand, or (ii) a Proceeding by a member of the ATMCo Group, on the one hand, against a member of the NCR Group, on the other hand.

(4) “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, following the Distribution, no member of either Group shall be deemed to be an Affiliate of any member of the other Group, including by reason of having common stockholders or one or more directors in common. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or other interests, by Contract or otherwise.

(5) “Agent” means the distribution agent to be appointed by NCR to distribute to the holders of shares of NCR Common Stock all of the outstanding shares of ATMCo Common Stock pursuant to the Distribution.

(6) “Agreement” has the meaning assigned to such term in the Preamble hereto.

(7) “Amended Financial Reports” has the meaning assigned to such term in Section 7.3(f).

(8) “Ancillary Agreements” means the Employee Matters Agreement, the Tax Matters Agreement, the Patent and Technology Cross-License Agreement, the Trademark License and Use Agreement, the Transition Services Agreement, the Continuing Arrangements, the other agreements set forth on Schedule 1.1(8) and such other written agreements, documents or instruments as the Parties may agree are reasonably necessary or desirable and which specifically state that they are Ancillary Agreements within the meaning of this Agreement.

(9) “Asset” means assets, properties, interests, claims, rights, remedies and recourse (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person, including the following (regardless of any potential overlap):

(i) all accounting and other legal and business books, records, ledgers and files, whether printed, electronic or written;

(ii) all computers and other electronic data processing and communications equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

(iii) all inventories of products, goods, materials, parts, raw materials and supplies;

(iv) all interests in real property of whatever nature, including easements, rights-of-way, leases, subleases, licenses or other occupancy agreements, whether as fee owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, licensor, lessee, sublessee, licensee or otherwise;

(v) all interests in any capital stock or other equity interests of any Subsidiary or any other Person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other Person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other Person and all other investments in securities of any Person;

(vi) all Contracts and any rights or claims (whether accrued or contingent) arising under any Contracts;

(vii) all deposits, letters of credit and performance and surety bonds;

(viii) all written (including in electronic form) technical information, data, specifications, research and development information, engineering drawings and specifications, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

(ix) all Intellectual Property;

(x) all IT Assets;

(xi) all Personal Data;

(xii) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product data and literature, artwork, design, development and business process files and data, vendor and customer drawings, specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

(xiii) all prepaid expenses, trade accounts and other accounts and notes receivables;

(xiv) all claims, rights, remedies and recourse against any Person, whether sounding in tort, contract or otherwise, whether accrued or contingent;

(xv) all claims, rights, remedies and recourse under insurance policies and all rights in the nature of insurance, indemnification, reimbursement or contribution;

(xvi) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

(xvii) all cash or Cash Equivalents, bank accounts, brokerage accounts, lock boxes and other deposit arrangements; and

(xviii) all interest rate, currency, commodity or other swap, collar, cap or other hedging or similar Contracts or arrangements.

(10) “ATMCo” has the meaning assigned to such term in the Preamble hereto.

(11) “ATMCo Accounts” has the meaning assigned to such term in Section 2.4(a).

(12) “ATMCo Assets” means all of NCR’s or any of its Subsidiaries’ (including the members of the NCR Group and the members of the ATMCo Group) right, title and interest in and to, immediately prior to the Distribution, the following Assets (except “ATMCo Assets” shall not include any Assets relating to Taxes or any Assets allocated pursuant to the Employee Matters Agreement, which shall be governed exclusively by the Tax Matters Agreement and Employee Matters Agreement, respectively):

(i) all interests in the capital stock of, or other equity interests in, each member of the ATMCo Group (other than ATMCo) and all other equity, partnership, membership, joint venture and similar interests set forth on Schedule 1.1(12)(i) under the captions “Joint Ventures Interests” or “Other Equity Interests”;

(ii) all ATMCo Contracts, and, subject to Section 2.8, any rights or claims (whether accrued or contingent) of NCR, ATMCo, or any of their respective Affiliates, arising thereunder, to the extent related to the ATMCo Business;

(iii) to the extent the category of such Asset is not already covered by subclauses (i)–(ii) or (iv)-(xv) of this definition, and subject to the express terms thereof, all Assets that are primarily used, or held for use primarily in, the ATMCo Business, including;

(A) all tangible personal property and interests therein, including machinery, equipment, computer hardware, furniture, fixtures, tools, equipment, vehicles, raw materials, works-in-process, supplies, parts, finished goods and products and other inventories (including any goods, products or other inventories held at any location controlled by a member of either Group or held by a customer on consignment for a member of either Group, any goods, products or other inventories purchased by a member of either Group that are in transit and any goods, products or other inventories sold to or loaned to a customer or Third Party that are in transit to be returned to a member of either Group), in each case that are primarily used, or held for use primarily in, the operation or conduct of the ATMCo Business or that are produced for use or sale by the ATMCo Business, including those set forth on Schedule 1.1(12)(iii)(A); and

(B) (1) all Records primarily relating to the ATMCo Business (except to the extent in the possession of NCR or any member of the NCR Group as of immediately following the Distribution, in which case only copies thereof and to the extent the subject of a reasonably detailed request if requested pursuant to Section 2.6(e)(i)) and (2) copies of the portions of all Records that relate to, but do not primarily relate to, the ATMCo Business;

(iv) all Intellectual Property owned by NCR, ATMCo, or any of their respective Affiliates immediately prior to the Distribution that is used primarily in, held for use primarily in or primarily relevant to the ATMCo Business, including (a) the Technology set forth on Schedule 1.1(12)(iv)(a), and (b) the registered, and applications for or to register, Intellectual Property Rights (“Registered IPR”) set forth on Schedule 1.1(12)(iv)(b), provided, however, notwithstanding anything to the contrary herein, in the case of Registered IPR, such Intellectual Property is limited solely to the Registered IPR set forth on Schedule 1.1(12)(iv)(b);

(v) all IT Assets owned, licensed to or held by NCR, ATMCo, or any of their respective Affiliates immediately prior to the Distribution that are used primarily or held for use primarily in the ATMCo Business, including the IT Assets set forth on Schedule 1.1(12)(v);

(vi) all accounts and notes receivable to the extent related to goods or services sold or provided by the ATMCo Business (including, for the avoidance of doubt, such portion of any accounts and notes receivable of the NCR Group attributable to goods or services sold or provided by the ATMCo Business);

(vii) all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items, in each case to the extent related to, used or held for use in, or arise out of, the operation or conduct of the ATMCo Business or the ownership or operation of the ATMCo Assets (including, for the avoidance of doubt, such portion of any credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items of the NCR Group to the extent they are used or held for use in, or arise out of, the operation or conduct of the ATMCo Business or the ownership or operation of the ATMCo Assets), including those set forth on Schedule 1.1(12)(vii);

(viii) all rights, claims, causes of action and credits to the extent relating to any ATMCo Asset or ATMCo Liability, including those arising under any guaranty, warranty, indemnity, right of recovery, right of set-off or similar right, including those set forth on Schedule 1.1(12)(viii); provided, for the avoidance of doubt, that nothing in this Section 1.1(12)(viii) shall alter the ownership, including as between the Parties, of any Intellectual Property underlying or providing any such rights, claims, causes of action or credits;

(ix) subject to Article IX, any rights of any member of the ATMCo Group under any ATMCo Insurance Policies and Shared NCR Policies;

(x) (1) the owned real property set forth on Schedule 1.1(12)(x)(1), including all land and land improvements, structures, buildings, fixtures, audiovisual, telecommunications and other electronic equipment, components and systems attached to or within the walls of, or otherwise integrated into the structure of, a building, building improvements, and all easements, rights of way and other appurtenances pertaining thereto or accruing to the benefit thereof; and (2) the leases or subleases of the real property set forth on Schedule 1.1(12)(x)(2) including, to the extent provided for in such leases, any land and land improvements, structures, buildings, fixtures, audiovisual, telecommunications and other electronic equipment, components and systems attached to or within the walls of, or otherwise integrated into the structure of, a building, building improvements, and all easements, rights of way and other appurtenances pertaining thereto or accruing to the benefit of the lessee thereunder (collectively, the “ATMCo Properties”);

(xi) all licenses, permits, registrations, approvals and authorizations primarily related to or primarily used or primarily held for use in connection with the ATMCo Business which have been issued by any Governmental Authority, including any licenses, permits, registrations, approvals and authorizations set forth on Schedule 1.1(12)(xi);

(xii) all ATMCo Accounts (but subject to subclause (xiii) of this definition with respect to any Cash Equivalents contained therein);

(xiii) (A) the amount of Cash Equivalents contained in (or, as applicable, in transit to or from) ATMCo Accounts, or otherwise in the control of a member of the ATMCo Group, in each case as of the Measurement Time (excluding (1) any ATMCo Custodian Amounts and (2) any amounts contained in ATMCo Accounts, or otherwise in the control of a member of the ATMCo Group, and ultimately paid to NCR or a member of the NCR Group in accordance with Section 4.1(b) prior to the Distribution) plus the amount of cash from any proceeds received by ATMCo or any member of its Group in connection with the ATMCo Financing Arrangements following the Measurement Time and prior to the Distribution to the extent not paid to NCR or a member of the NCR Group in accordance with Section 4.1(b) prior to the Distribution in an aggregate amount not to exceed the ATMCo Cash Target Amount, (B) subject to Section 2.4(f), any cash received in ATMCo Accounts or by any member of the ATMCo Group after the Measurement Time and prior to the Distribution (excluding (1) any amounts that are Cash in Transit as of the Measurement Time and reflected in the Cash Equivalents described in clause (A) hereof and (2) any amounts to be paid to NCR or a member of the NCR Group pursuant to Section 4.1(b)) and (C) any ATMCo Custodian Amounts;

(xiv) any and all Assets (other than Intellectual Property, IT Assets, Cash Equivalents and equity interests of any Person) reflected on the ATMCo Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for ATMCo or any member of the ATMCo Group subsequent to the date of the ATMCo Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the ATMCo Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the ATMCo Balance Sheet (including dispositions of any Assets acquired after the date of the ATMCo Balance Sheet); and

(xv) the Assets listed or described on Schedule 1.1(12)(xv) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or transferred to, any member of the ATMCo Group.

Notwithstanding the foregoing, the ATMCo Assets shall in no event include the Specified NCR Assets.

(13) “ATMCo Balance Sheet” means the balance sheet of the ATMCo Business, as of [•], 2023, that is included in the Information Statement.

(14) “ATMCo Business” means the business, activities and operations of NCR or any of its Affiliates (such Affiliates measured as of immediately prior to the Distribution and including the members of the ATMCo Group and the members of the NCR Group) in or with respect to the self-service banking, payments & network, and telecommunications and technology businesses, in each case as more fully described in the Registration Statement and/or reflected in the financial statements included therein (including, for the avoidance of doubt, the business, activities and operations of Cardtronics and Moon Inc. described and/or reflected in the financial statements included therein), as conducted at any time prior to the Distribution by them or any of their current or former affiliates, subsidiaries, divisions or businesses; provided that the ATMCo Business shall not include (1) the business, activities and operations of NCR or any of its Affiliates (including the members of the ATMCo Group and the members of the NCR Group) in or with respect to the retail, hospitality and digital banking businesses, in each case as more fully described in NCR’s Form 10-K filed with the SEC on February 27, 2023 and/or reflected in the financial statements for the reportable segments of the same names included therein, or (2) the merchant acquiring services in the retail, hospitality and other industries described as being part of NCR’s payments & network segment therein and/or reflected in the financial statements for such segment therein, in each case as conducted at any time prior to the Distribution by them or any of their current or former affiliates, subsidiaries, divisions or businesses.

(15) “ATMCo Cash Balance True-Up Amount” has the meaning assigned to such term in Section 2.4(g).

(16) “ATMCo Cash Target Amount” has the meaning assigned to such term in Section 2.4(g).

(17) “ATMCo Cash True-Up Statement” has the meaning assigned to such term in Section 2.4(g).

(18) “ATMCo Common Stock” has the meaning assigned to such term in the Recitals hereto.

(19) “ATMCo Contracts” means the following Contracts to which any Party or any of its Subsidiaries or Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, except for (x) any such Contract (or part thereof) set forth on Schedule 1.1(166)(v) and (y) leases for real property:

(i) any Contract that relates primarily to the ATMCo Business;

(ii) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be retained by, transferred or assigned to, any member of the ATMCo Group; and

(iii) the Contracts listed or described on Schedule 1.1(19)(iii).

(20) “ATMCo Controlled Existing Actions” has the meaning assigned to such term in Section 6.11(b).

(21) “ATMCo Credit Amount” has the meaning assigned to such term in Section 5.4(d)(iii).

(22) “ATMCo Custodian Amounts” means any cash amounts (i)(x) held on behalf of any Third-Party, including in respect of restricted cash settlement activity related thereto and (y) vault cash and in each case of clause (x) and (y) exclusively related to the operation of the ATMCo Business or (ii) identified on Schedule 1.1(22).

(23) “ATMCo Disclosure” means any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the SEC, any other Governmental Authority, or holders of any securities of any member of the ATMCo Group, in each case, before, on or after the Distribution Date by or on behalf of any member of the ATMCo Group in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(24) “ATMCo Environmental Liabilities” means any Environmental Liabilities to the extent relating to, arising out of or resulting from (i) the operation or conduct of any business conducted (including the ATMCo Business) by any member of the ATMCo Group at any time after the Distribution, (ii) any ATMCo Assets owned or held for use by the ATMCo Group, solely to the extent relating to periods following the Distribution or (iii) the operation or conduct of the Cardtronics business whether relating to periods before or following the Distribution.

(25) “ATMCo Financing Arrangements” means the financing arrangements described on Schedule 1.1(25).

(26) “ATMCo Group” means ATMCo and each Person that is a Subsidiary of ATMCo as of immediately prior to the Distribution (but after giving effect to the Internal Reorganization Plan), and each Person that becomes a Subsidiary of ATMCo after the Distribution.

(27) “ATMCo Group Employees” has the meaning assigned to such term in the Employee Matters Agreement.

(28) “ATMCo Indemnified Parties” has the meaning assigned to such term in Section 6.2.

(29) “ATMCo Insurance Policies” has the meaning assigned to such term in Section 9.2(a).

(30) “ATMCo LCs” has the meaning assigned to such term in Section 2.11(e).

(31) “ATMCo Liabilities” means all of the following Liabilities of either Party or any of its Subsidiaries, in each case, regardless of (w) when or where such Liabilities arose or arise (unless otherwise expressly specified herein), (x) where or against whom such Liabilities are asserted or determined, (y) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the NCR Group or ATMCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (z) which entity is named in any Proceeding associated with any Liability (except for Liabilities related to Taxes which are governed exclusively by the Tax Matters Agreement, and Liabilities expressly allocated by the Employee Matters Agreement, which are governed exclusively thereby):

(i) any and all Liabilities expressly assumed or retained by the ATMCo Group pursuant to this Agreement or the Ancillary Agreements, including any obligations and Liabilities of any member of the ATMCo Group under this Agreement or the Ancillary Agreements;

(ii) any and all Liabilities of NCR, ATMCo, or any of their respective Affiliates, to the extent relating to, arising out of or resulting from:

(A) the operation or conduct of the ATMCo Business, as conducted at any time prior to, on or after the Distribution (including any Liability (x) to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of NCR, ATMCo, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority) with respect to the ATMCo Business and (y) that relates to or arises out of any Contract that is an NCR Asset, solely to the extent related to the operation or conduct of the ATMCo Business prior to the Distribution);

(B) the operation or conduct of any business conducted by any member of the ATMCo Group at any time after the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of ATMCo or any of its Affiliates after the Distribution (whether or not such act or failure to act is or was within such Person’s authority) with respect to the ATMCo Business); or

(C) any ATMCo Assets, whether arising before, on or after the Distribution (including any Liability relating to, arising out of or resulting from any ATMCo Contracts or Shared Contracts (but solely to the extent such Liability relates to the operation or conduct of the ATMCo Business));

In the event of any conflict between this Section 1.1(31)(ii) and any other subsection of this Section 1.1(31), such subsection which specifically addresses any Liability shall control with respect thereto; provided that nothing herein shall be construed to limit ATMCo’s liability for its own conduct (and the conduct of any member of the ATMCo Group) following the Distribution pursuant to Section 1.1(31)(ii)(B).

(iii) any ATMCo Environmental Liabilities;

(iv) fifty percent (50%) of any and all Discontinued and/or Divested Operations and Business Liabilities;

(v) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from any ATMCo Disclosure or from the Distribution Disclosure Documents or Financing Disclosure Documents;

(vi) fifty percent (50%) of all Shared Environmental Liabilities (including Remediation Costs and Expenses) after amounts incurred by NCR or a member of the NCR Group with respect thereto (whether directly or pursuant to this Agreement) in any calendar year are in excess of the Shared Environmental Matters Basket;

(vii) fifty percent (50%) of any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from Pre-Separation Disclosure;

(viii) any and all Liabilities relating to, arising out of or resulting from (x) the ATMCo Financing Arrangements (including Liability for any Indebtedness for borrowed money incurred in connection therewith) and any and all fees, costs and expenses, including legal fees and costs, associated therewith or with the raising of funds or incurrence of Indebtedness for borrowed money in connection therewith (whether unpaid as of the time of the Distribution or arising thereafter), other than any such fees, costs and expenses that are specifically attributable to preparing for or consummating any Debt-for-

Debt Exchange or (y) any other Indebtedness outstanding as of immediately prior to the Distribution to the extent related to the operation or conduct of the ATMCo Business and any Indebtedness incurred by any member of the ATMCo Group following the Distribution; provided that, in respect of any lease or sublease for real property, only those Liabilities relating to, arising out of or resulting from the leases or subleases set forth on Schedule 1.1(12)(x)(2);

(ix) any and all Liabilities relating to, arising out of or resulting from (y) the Proceedings set forth on Schedule 1.1(31)(ix)(y) and (z) the Proceedings set forth on Schedule 1.1(31)(ix)(z), but in the case of this clause (z), solely to the extent related to the ATMCo Business or the ATMCo Assets or as may be specified therein;

(x) to the extent related to the ATMCo Business, all Liabilities related to, arising out of or resulting from (x) any warranty, product liability obligations or claims or similar obligations, (y) any past, current or future tort, breach of Contract or violation of, or non-compliance with, any Law or any approval, consent, franchise, license, permit, registration, authorization or certificate or other right issued or granted by any Governmental Authority (other than any Environmental Liability) or (z) any return, rebate, discount, credit, customer program, or similar matters related to products or services;

(xi) any and all checks issued but not drawn to the extent related to the ATMCo Business or any ATMCo Liabilities;

(xii) any and all obligations with respect to any and all credits, prepaid expenses, rebates, deferred charges and prepaid items of any Person other than the NCR Group or ATMCo Group (including any deferred revenue), in each case to the extent related to, resulting from or arising out of the ATMCo Business;

(xiii) any and all Liabilities reflected on the ATMCo Balance Sheet or the accounting records supporting such balance sheet and any Liabilities incurred by or for ATMCo or any member of the ATMCo Group subsequent to the date of the ATMCo Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the ATMCo Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the ATMCo Balance Sheet; it being understood that (x) the ATMCo Balance Sheet and the accounting records supporting such balance sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of ATMCo Liabilities pursuant to this subclause (xiii); and (y) the amounts set forth on the ATMCo Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of ATMCo Liabilities pursuant to this subclause (xiii) or otherwise dispositive of the amount thereof pursuant to this or the other clause of this definition;

(xiv) any and all accounts payable to the extent related to or arising out of the ATMCo Business or any other ATMCo Liability;

(xv) any and all Liabilities relating to, arising out of or resulting from any (x) indemnification obligations to any current or former director or officer of the ATMCo Group and (y) ownership of the equity, partnership, membership, joint venture and similar interests set forth on Schedule 1.1(12)(i) under the captions “Joint Ventures Interests” or “Other Equity Interests”; and

(xvi) notwithstanding anything to the contrary set forth in subsections (i)-(xv) hereof, the Liabilities set forth on Schedule 1.1(31)(xvi).

Notwithstanding the foregoing, the ATMCo Liabilities shall in any event not include any Specified NCR Liabilities; provided that no Specified NCR Liabilities shall be construed to limit any Liability of ATMCo in subsection (viii) hereof which shall at all times be entirely an ATMCo Liability.

(32) “ATMCo Portion of the Shared Environmental Liabilities” means fifty percent (50%).

(33) “ATMCo Properties” has the meaning assigned to such term in Section 1.1(12)(x).

(34) “ATMCo Quarterly Remediation Amount” has the meaning assigned to such term in Section 5.4(d)(ii)(1).

(35) “ATMCo Quarterly Remediation Payment” has the meaning assigned to such term in Section 5.4(d)(ii)(2).

(36) “ATMCo Released Parties” has the meaning assigned to such term in Section 6.1(a).

(37) “ATMCo Transferred Entities” has the meaning assigned to such term in Section 2.2(c)(ii).

(38) “ATMCo Underpayment Amount” has the meaning assigned to such term in Section 5.4(d)(iv).

(39) “Business” means the ATMCo Business and/or the NCR Business, as the context requires.

(40) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.

(41) “Business Entity” means any corporation, partnership, trust, limited liability company, joint venture, or other incorporated or unincorporated organization or other entity of any kind or nature (including those formed, organized or otherwise existing under the Laws of jurisdictions outside the United States).

(42) “Cash Equivalents” means (i) cash and (ii) checks, certificates of deposit having a maturity of less than one year, money orders, marketable securities, money market funds,

commercial paper, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority, minus the amount of any outbound checks, plus the amount of any deposits in transit (such deposits in transit, “Cash in Transit”).

(43) “Code” has the meaning assigned to such term in the Recitals hereto.

(44) “Confidential Information” means business, operations, Technology, or other information, data or material, whether in written, oral (including by recording), electronic, or visual form (except to the extent that such Technology, information, data or material can be shown to have been (i) in the public domain through no action of such Party or its Affiliates in violation of this Agreement or (ii) lawfully acquired from other sources by such Party or its Affiliates to which it was furnished; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality or fiduciary obligations). For clarity, Confidential Information includes Technology of a Party or its Affiliates disclosed, accessible or otherwise known or obtained from the other Party or its Affiliates prior to Distribution.

(45) “Consents” means any consents, waivers, amendments, notices, reports or other filings to be obtained from or made to any Third Party, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any Third Parties, including any Third Party to a Contract and any Governmental Authority.

(46) “Continuing Arrangements” means those arrangements set forth on Schedule 1.1(46).

(47) “Contract” means any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(48) “Customary Offering Actions” means all actions by ATMCo and its Subsidiaries and representatives that are requested by NCR to assist with respect to the consummation of a Debt-for-Debt Exchange and any transactions in connection therewith, including, without limitation: (i) participating in meetings, presentations and due diligence sessions, (ii) assisting with the preparation of materials for presentations, memoranda and similar documents required in connection with any such transactions, (iii) providing any financial information (including in a form that is compliant with applicable SEC rules) and other information about ATMCo and its Subsidiaries reasonably requested by NCR, including with respect to the preparation of pro forma financial statements, (iv) authorizing and directing ATMCo’s auditors to provide customary cooperation, including comfort letters (including “negative assurance” and change period comfort) and authorization letters, in connection with any such transactions and (v) providing customary CFO certificates or similar certificates with respect to certain financial information in the offering documents to the extent not otherwise covered by the “comfort letters” described herein.

(49) “Data Controller” has the meaning of the term “controller” set forth in the Data Protection Laws.

(50) “Data Protection Laws” means any and all Laws concerning the privacy, protection and security of personal information Laws throughout the world, including the GDPR and any national law supplementing the GDPR, the UK GDPR, and any regulations, or regulatory requirements, and guidance applicable to the Processing of Personal Data (as amended and/or replaced from time to time).

(51) “Debt-for-Debt Exchange” has the meaning assigned to such term in the Recitals hereto.

(52) “Debt-for-Debt Indebtedness” means certain Indebtedness incurred by ATMCo in connection with the ATMCo Financing Arrangements that qualifies as “securities” for the purposes of Section 361 of the Code in an aggregate principal amount equal to $[•].

(53) “Debt Proceeds Distribution” means a cash distribution by ATMCo to NCR in an amount equal to $[•] of the proceeds from the ATMCo Financing Arrangements.

(54) “Delayed Transfer Asset or Liability” has the meaning assigned to such term in Section 2.6(b).

(55) “Disagreement Deadline” has the meaning assigned to such term in Section 8.1(a).

(56) “Discontinued and/or Divested Operations and Business Liabilities” means any Liabilities (including any indemnification obligations or claims for the breach of representations and warranties pursuant to any Contract, but excluding any Environmental Liabilities) arising, relating to or resulting from (i) any (v) company, (w) business, (x) business unit, (y) product line or (z) business operation operated or conducted (or any portion of the foregoing (v) through (z)), or (ii) any site or plant (or any portion thereof) and, in either or each case of clause (i) and (ii), that was (1) owned, leased, occupied or otherwise used by (or on behalf of) NCR or any of its Subsidiaries (measured as of immediately prior to the Distribution) (or any predecessor thereto) or any former Subsidiary of NCR (measured as of immediately prior to the Distribution) prior to the Distribution and (2) that was not owned, operated or conducted or, with respect to plants and sites, used by (or on behalf of) NCR or any of its Subsidiaries (measured as of immediately prior to the Distribution) in the active conduct of any business or operations as of immediately prior to the Distribution, in each case, whether as a result of sale, transfer, conveyance or other disposition or abandonment, closure, discontinuation or other cessation completed prior to the Distribution. For the avoidance of doubt, the NCR Business shall not be considered a discontinued business of ATMCo as a result of the transactions contemplated hereby and by the Ancillary Agreements and the ATMCo Business shall not be considered a discontinued business of NCR as a result of the transactions contemplated hereby and by the Ancillary Agreements and the parties will otherwise be responsible for Liabilities associated with their respective businesses as set forth herein and in the Ancillary Agreements.

(57) “Dispute Notice” has the meaning assigned to such term in Section 8.1(a).

(58) “Disputes” has the meaning assigned to such term in Section 8.1(a).

(59) “Distribution” has the meaning assigned to such term in the Recitals hereto.

(60) “Distribution Date” means the date of the consummation of the Distribution, which shall be determined by the NCR Board in its sole discretion.

(61) “Distribution Disclosure Documents” means the Registration Statement and all exhibits thereto (including the Information Statement), any current reports on Form 8-K and the registration statement on Form S-8 related to securities to be offered under ATMCo’s employee benefit plans, in each case as filed or furnished by ATMCo with the SEC in connection with the Distribution.

(62) “Ebina Matter” means those regulatory compliance activities NCR is engaged in with the government of Japan in connection with certain manufacturing waste generated from NCR’s past operations in that country and as described more fully in NCR’s Annual Report on Form 10-K filed with the SEC on February 27, 2023.

(63) “Effective Time” means 12:01 a.m., New York time, on the Distribution Date.

(64) “Employee Matters Agreement” means the employee matters agreement by and between NCR and ATMCo, dated as of the date hereof and substantially in the form attached as Exhibit A hereto.

(65) “Environmental Claim” means any Proceeding by any Person alleging Liability (including Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (i) the presence, release of, or exposure to any Hazardous Substances; (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; (iii) any other matters covered or regulated by, or for which liability is imposed under, Environmental Laws; or (iv) the remediation of any Hazardous Substance.

(66) “Environmental Law” means all Laws, including all judicial, administrative and regulatory orders, determinations, and consent agreements or decrees, relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety, including Laws relating to: (i) the exposure to, or presence, release or threatened release of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, release, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure, permitting and reporting requirements respecting Hazardous Substances, in each case enacted on the date of this Agreement (regardless of whether the effective date relating thereto is before or after the Distribution).

(67) “Environmental Liabilities” means any Liabilities arising out of, resulting from or relating to any Environmental Law, Environmental Claim or, to the extent relating to the environment or Hazardous Substances, any Contract or agreement, including (i) fines, penalties, judgments, awards, settlements, losses, expenses and disbursements; (ii) costs of defense

(including attorney’s fees and fees of other Third-Party advisors) and other responses to any administrative or judicial action (including notices, information requests, claims, complaints, suits and other assertions of liability); (iii) responsibility for any investigation, response, reporting, permitting, remediation, monitoring or cleanup costs, injunctive relief, natural resource damages, financial assurance requirements (including performance bonds) and any other environmental compliance or remedial measures, in each case known or unknown, foreseen or unforeseen; and (iv) costs of seeking cost recovery or contribution, including outside attorney’s fees and other litigation expenses.

(68) “Environmental Permit” means any permit, license, approval or other authorization under any applicable Law or of any Governmental Authority relating to Environmental Laws.

(69) “Estimated Quarterly Remediation Costs” has the meaning assigned to such term in Section 5.4(d)(ii)(1).

(70) “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

(71) “Final ATMCo Cash Balance Amount” has the meaning assigned to such term in Section 2.4(g).

(72) [Intentionally Omitted]

(73) “Financing Disclosure Documents” shall mean any documents relating to any debt issuance of ATMCo or its Subsidiaries prior to the Distribution or otherwise relating to the Debt-for-Debt Indebtedness, a Debt-for-Debt Exchange or the ATMCo Financing Arrangements, including, without limitation, any offering memorandum, confidential information memorandum, registration statement, lender presentation, credit agreement or other bank financing arrangement, exchange agreement, purchase agreement (including the representations, warranties and covenants contained therein) and any other agreements or arrangements entered into in connection with the foregoing, including those related to a bond issuance.

(74) “GDPR” means the General Data Protection Regulation (EU) 2016/679.

(75) “Georgia Courts” has the meaning assigned to such term in Section 8.3(f).

(76) “Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any releases, Consents, substitutions, approvals, amendments, registrations, permits or authorizations to be obtained from, any Governmental Authority.

(77) “Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, or any other regulatory, self-regulatory, administrative or governmental organization or authority, including NYSE and any similar self-regulatory body under applicable securities Laws.

(78) “Group” means the NCR Group and/or the ATMCo Group, as the context requires.

(79) “Guaranty Release” has the meaning assigned to such term in Section 2.11(b).

(80) “Hazardous Substances” means (i) any material, substance, chemical, or waste (or combination thereof) that (A) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Law relating to pollution, waste, or the environment or (B) can form the basis of any Liability under any Law relating to pollution, waste, or the environment; and (ii) any petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), chlorinated hydrocarbons (including PCE, TCE, PCA, TCA and associated breakdown products), asbestos and asbestos-containing materials, radon, mold, fungi and other substances, including related precursors and breakdown products.

(81) “Identified Shared Environmental Liabilities” means Environmental Liabilities to the extent arising out of, relating to or resulting from matters set forth on Schedule 1.1(81) (solely to the extent related to periods prior to the Distribution).

(82) “Improvements” means modifications, improvements, enhancements and derivatives (including derivative works).

(83) “Indebtedness” means, of any specified Person, (a) all obligations of such specified Person for borrowed money or arising out of any extension of credit to or for the account of such specified Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments), (b) all obligations of such specified Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such specified Person issued or assumed as the deferred purchase price of property or services, (d) all Liabilities secured by (or for which any Person to which any such Liability is owed has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge or other encumbrance on property owned or acquired by such specified Person (or upon any revenues, income or profits of such specified Person therefrom), whether or not the obligations secured thereby have been assumed by the specified Person or otherwise become Liabilities of the specified Person, (e) all capital lease obligations of such specified Person, (f) all securities or other similar instruments convertible or exchangeable into any of the foregoing, and (g) any Liability of others of a type described in any of the preceding clauses (a) through (f) in respect of which the specified Person has incurred, assumed or acquired a Liability by means of a guarantee.

(84) “Indemnifiable Loss” means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including reasonable costs and expenses of any and all Proceedings and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).

(85) “Indemnified Party” or “Indemnified Parties” has the meaning assigned to such term in Section 6.2.

(86) “Indemnifying Party” means ATMCo, for any indemnification obligation arising under Section 6.3, and NCR, for any indemnification obligation arising under Section 6.2.

(87) “Indemnity Payment” has the meaning assigned to such term in Section 6.7(a).

(88) “Information” means all information and Technology in written, oral, electronic or other tangible or intangible forms, stored in any medium, including confidential or non-public information (including non-public financial information), proprietary information, studies, reports, Records, books, accountants’ work papers, contracts, instruments, surveys, processes, techniques, prototypes, samples, data, computer data, information contained in disks, diskettes, tapes, computer programs or other technology, marketing plans, customer data, communications by or to attorneys (including attorney work product), memos and other materials prepared by attorneys and accountants or under their direction (including attorney work product), and other technical, financial, legal, employee or business information or data.

(89) “Information Statement” means the information statement of ATMCo, included as Exhibit 99.1 to the Registration Statement, to be distributed or made available to holders of NCR Common Stock in connection with the Distribution, including any amendments or supplements thereto.

(90) “Intellectual Property” means Technology and Intellectual Property Rights.

(91) “Intellectual Property Rights” means, on a worldwide basis, all Patents, copyrights, Marks, know-how related rights, trade secrets and other confidential information related rights, data and database rights and other intellectual and industrial property rights (including those related to Technology) and similar and equivalent rights to any of the foregoing.

(92) “Intergroup Indebtedness” means any receivables, payables, accounts, advances, loans, guarantees, commitments and indebtedness for borrowed funds between any member of the NCR Group, on the one hand, and any member of the ATMCo Group, on the other hand, that exists prior to the Distribution and is reflected in the records of the relevant members of the NCR Group and the ATMCo Group, except for any such receivable, payable or loan that arises pursuant to this Agreement, any Ancillary Agreement, any Continuing Arrangements and any other agreements entered into in the ordinary course of business at or following the Distribution.

(93) “Internal Reorganization Plan” means all of the transactions, other than the Distribution, (x) described in the step plan delivered by NCR to ATMCo on [•], 2023, as it may be amended by NCR from time to time prior to the Distribution and (y) with respect to the Transfer of Intellectual Property, as determined by NCR prior to the Distribution in its sole discretion.

(94) “IT Assets” means all computer systems, telecommunications equipment, Internet Protocol addresses, data rights and documentation, reference, resource and training materials to the extent relating thereto, and all Contracts (including Contract rights) to the extent relating to any of the foregoing (including software license agreements, source code escrow agreements, support and maintenance agreements, electronic database access contracts, domain name registration agreements, website hosting agreements, software or website development agreements, outsourcing agreements, service provider agreements, interconnection agreements, governmental permits, radio licenses and telecommunications agreements).

(95) “Joint Actions” has the meaning assigned to such term in Section 6.11(d).

(96) “Law” means any applicable foreign, federal, national, state, provincial or local law (including common law), statute, ordinance, rule, regulation, code or other requirement enacted, promulgated, issued or entered into, or act taken, by a Governmental Authority.

(97) “Liabilities” means all debts, liabilities, obligations, responsibilities, losses, damages (whether compensatory, punitive, consequential, treble or other), fines, penalties and sanctions, absolute or contingent, matured or unmatured, reserved or unreserved, liquidated or unliquidated, foreseen or unforeseen, on or off balance sheet, joint, several or individual, asserted or unasserted, accrued or unaccrued, known or unknown, whenever arising under or in connection with any Law (including any Environmental Law and any Laws relating to Intellectual Property), or other pronouncements of Governmental Authorities constituting a Proceeding, order or consent decree of any Governmental Authority or any award of any arbitral authority, and those arising under any Contract, agreement, guarantee, commitment or undertaking, whether sought to be imposed by a Governmental Authority, private party, or a Party, whether based in contract, tort, implied or express covenant or warranty, strict liability, criminal or civil statute, or otherwise, and including any costs, expenses, interest, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees, fees of Third-Party administrators, and costs related thereto or to the investigation or defense thereof.

(98) “Managing Party” has the meaning assigned to such term in Section 6.11(d).

(99) “Marks” means, on a worldwide basis, all on a worldwide basis, all trademarks, service marks and rights in or to trade names, business (including product and service) brands and names, logos, symbols and slogans, trade dress, domain names, social media handles and names, and other identifiers and similar items and all associated goodwill.

(100) “Measurement Time” means [•].

(101) “Mixed Claim” has the meaning assigned to such term in Section 6.4(f).

(102) “NCR” has the meaning assigned to such term in the Preamble hereto.

(103) “NCR Accounts” has the meaning assigned to such term in Section 2.4(a).

(104) “NCR Assets” means (i) NCR’s or any of its Subsidiaries’ (including the members of the NCR Group and the members of the ATMCo Group) right, title and interest in and to, immediately prior to the Distribution, any and all Assets that are not ATMCo Assets and (ii) Specified NCR Assets.

(105) “NCR Board” has the meaning assigned to such term in the Recitals hereto.

(106) “NCR Business” means (1) the business, activities and operations of NCR or any of its Affiliates (such Affiliates measured as of immediately prior to the Distribution and including the members of the ATMCo Group and the members of the NCR Group) in or with respect to the retail, hospitality and digital banking businesses, in each case as more fully described in NCR’s Form 10-K filed with the SEC on February 27, 2023 and/or reflected in the financial statements for the reportable segments of the same names included therein, and (2) the merchant acquiring services in the retail, hospitality and other industries described as being part of NCR’s payments & network segment therein and/or reflected in the financial statements for such segment therein, in each case as conducted at any time prior to the Distribution by them or any of their current or former affiliates, subsidiaries, divisions or businesses.

(107) “NCR Common Stock” has the meaning assigned to such term in the Recitals hereto.

(108) “NCR Controlled Existing Actions” has the meaning assigned to such term in Section 6.11(c).

(109) “NCR Disclosure” means any form, statement, schedule or other material (other than the Distribution Disclosure Documents) filed with or furnished to the SEC, any other Governmental Authority, or holders of any securities of any member of the NCR Group, in each case, on or after the Distribution by or on behalf of any member of the NCR Group in connection with the registration, sale or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(110) “NCR Environmental Liabilities” means any Environmental Liabilities to the extent relating to, arising out of or resulting from (i) the operation or conduct of any business conducted (including the NCR Business) by any member of the NCR Group at any time after the Distribution, (ii) any NCR Assets owned or held for use by the NCR Group, solely to the extent relating to periods following the Distribution or (iii) the Ebina Matter.

(111) “NCR Group” means (i) NCR and each of its Subsidiaries immediately following the Distribution and (ii) each Person that becomes a Subsidiary of NCR after the Distribution, in each case, other than the members of the ATMCo Group.

(112) “NCR Group Employee” has the meaning assigned to such term in the Employee Matters Agreement.

(113) “NCR Indebtedness” means Indebtedness of NCR as of immediately prior to the Distribution.

(114) “NCR Indemnified Parties” has the meaning assigned to such term in Section 6.3.

(115) “NCR Insurance Policies” has the meaning assigned to such term in Section 9.1(a).

(116) “NCR Intercompany Loan Repayment” has the meaning assigned to such term in Section 4.1(b).

(117) “NCR LCs” has the meaning assigned to such term in Section 2.11(d).

(118) “NCR Liabilities” means any and all Liabilities of either Party or any of its Subsidiaries that (x) are not ATMCo Liabilities or (y) are Specified NCR Liabilities. The NCR Liabilities shall in no event include any Liabilities (including Liabilities under ATMCo Contracts and ATMCo Liabilities) that (i) are related to Taxes which are governed exclusively by the Tax Matters Agreement or (ii) expressly allocated by the Employee Matters Agreement, which are governed exclusively thereby. NCR shall be liable for NCR Liabilities following the Distribution regardless of (1) when or where such Liabilities arose or arise, (2) where or against whom such Liabilities are asserted or determined, (3) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the NCR Group or ATMCo Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (4) which entity is named in any Proceeding associated with any Liability.

(119) “NCR Released Parties” has the meaning assigned to such term in Section 6.1(b).

(120) “NCR Transferred Entities” has the meaning assigned to such term in Section 2.2(c)(i).

(121) “Negotiation Deadline” has the meaning assigned to such term in Section 8.1(a).

(122) “Non-Compete Acquirors” has the meaning assigned to such term in Section 5.3(c)(iv).

(123) “Non-Compete Period” has the meaning assigned to such term in Section 5.3(a).

(124) “Non-Managing Party” has the meaning assigned to such term in Section 6.11(d).

(125) “Non-Transferred Permit” has the meaning assigned to such term in Section 5.2(a).

(126) “Notice of Disagreement” has the meaning assigned to such term in Section 8.1(a).

(127) “Notice Recipient” has the meaning assigned to such term in Section 2.8(c).

(128) “Notifying Party” has the meaning assigned to such term in Section 2.8(c).

(129) “NYSE” means the New York Stock Exchange.

(130) “Party” or “Parties” has the meaning assigned to such term in the Preamble hereto.

(131) “Patent Applications” means, on a worldwide basis, all applications to obtain a Patent, including provisionals, continuations, divisionals, continuations-in-part, and re-examination and reissue applications. Patent Applications shall also include any Patent Application that is filed for an invention disclosed in a formal Invention Disclosure Record

(“IDR”) submitted via NCR’s IDR portal during the three (3) years prior to the Distribution Date for which a Patent Application has not been filed prior to the Distribution Date, including those for which a filing decision has not been made as of the Distribution Date.

(132) “Patent and Technology Cross-License Agreement” means the Patent and Technology Cross-License Agreement by and between NCR and ATMCo, dated as of the Distribution and substantially in the form attached as Exhibit D hereto.

(133) “Patents” means, on a worldwide basis, all national, regional, international and any other patents (including utility patents and models, design patents and patents arising from any Patent Applications), including any extensions, renewals and substitutions thereof or therefor.

(134) “Permit Transferee” means NCR or ATMCo, or another member of their respective Group, that requires a permit, including any Environmental Permit, to be transferred or issued to it with respect to the properties, businesses, and operations being conveyed or Transferred to it pursuant to this Agreement.

(135) “Permit Transferor” means each of NCR or ATMCo or another member of its respective Group, as applicable, that currently holds a permit, including any Environmental Permit, that must be transferred, or in respect of which a new permit must be issued, to a member of the NCR Group or ATMCo Group, or a relevant subsidiary, in connection with the transfer of any properties, businesses, or operations of the NCR Group or ATMCo Group, respectively.

(136) “Person” means any natural person, corporation, general or limited partnership, limited liability company or partnership, joint stock company, joint venture, association, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

(137) “Personal Data” has the meaning set forth in the Data Protection Law.

(138) “Pre-Approved Transaction” means each of those transactions set forth on Schedule 1.1(138).

(139) “Pre-Distribution ATMCo Claims” has the meaning assigned to such term in Section 9.1(c).

(140) “Pre-Distribution NCR Claims” has the meaning assigned to such term in Section 9.2(b).

(141) “Pre-Separation Disclosure” means any form, statement, schedule or other material (other than the Distribution Disclosure Documents) that NCR, ATMCo, or any of their respective Affiliates filed with or furnished to the SEC, any other Governmental Authority, or holders of any securities of NCR or any of its Affiliates, in each case, prior to the Distribution and in connection with the registration, sale, or distribution of securities or disclosure related thereto (including periodic disclosure obligations).

(142) “Property Policies” has the meaning assigned to such term in Section 9.1(b).

(143) “Privilege” has the meaning assigned to such term in Section 7.6(a).

(144) “Privileged Information” has the meaning assigned to such term in Section 7.6(a).

(145) “Proceeding” means any claim, charge, demand, action, cause of action, suit, countersuit, arbitration, litigation, inquiry, subpoena, proceeding, or investigation of any kind by or before any court, grand jury, Governmental Authority, or any arbitral or mediation authority.

(146) “Processing” (and its cognates) has the meaning set forth in the Data Protection Laws.

(147) “Prohibited ATMCo Business” has the meaning assigned to such term in Section 5.3(a).

(148) “Prohibited NCR Business” has the meaning assigned to such term in Section 5.3(b).

(149) “Property Policies” has the meaning assigned to such term in Section 9.1(b).

(150) “Record Date” means the date to be determined by the NCR Board in its sole discretion as the record date for the Distribution.

(151) “Records” means all books, records and other documents, books of account, stock records and ledgers, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals and sales and promotional literature, in all cases, in any form or medium.

(152) “Registration Statement” means the Registration Statement on Form 10 of ATMCo (which includes the Information Statement) relating to the registration under the Exchange Act of ATMCo Common Stock, including all amendments or supplements thereto.

(153) “Remedial Action” means all actions to: (i) cleanup, remove, treat, monitor, assess, contain or remediate Hazardous Substances in the indoor or outdoor environment; (ii) prevent the release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public or ecological health, safety or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; (iv) respond to any government requests or third-party subpoenas or similar process for information or documents regarding any Hazardous Substances; or (v) otherwise address or respond to a release of Hazardous Substances.

(154) “Remediation Costs and Expenses” means, in the aggregate, the portion of Shared Environmental Liabilities arising out of, relating to or resulting from any Remedial Action (including the aggregate amount of all cash payments (including any costs, expenses, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees and fees of Third-Party administrators incurred by NCR in connection with a Remedial Action in respect of Shared Environmental Liabilities), the fair market value of all non-cash payments and the incremental costs of providing any goods or services made or provided (including allocated costs of in-house counsel and other personnel)) net of (i) any insurance proceeds received with respect to any Remedial Action in respect of any Shared Environmental Liabilities, and (ii) any other payments made by Third Parties to NCR with respect to any Remedial Action in respect of any Shared Environmental Liabilities (but in each case, subject to the receipt thereof).

(155) “Rules” has the meaning assigned to such term in Section 8.3(a).

(156) “SEC” means the United States Securities and Exchange Commission or any successor agency thereto.

(157) “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(158) “Separation” has the meaning assigned to such term in the Recitals hereto.

(159) “Shared ATMCo Policies” has the meaning assigned to such term in Section 9.2(b).

(160) “Shared Contract” means any Contract of any member of the ATMCo Group or NCR Group that, as of the Distribution, relates in any material respect to both the ATMCo Business, on the one hand, and the NCR Business, on the other hand in respect of rights or performance obligations for periods of time after the Distribution.

(161) “Shared Contractual Liabilities” means Liabilities in respect of Shared Contracts.

(162) “Shared Environmental Liabilities” means Environmental Liabilities to the extent arising out of, relating to or resulting from: (i) any businesses, operations or real property of NCR, its Subsidiaries, former Subsidiaries (in each case, measured as of immediately prior to the Distribution) or any of their predecessors that, prior to the Distribution, had been divested, sold, discontinued, idled, or shutdown, (ii) the operation or conduct of any business conducted (including the ATMCo Business and NCR Business) by NCR or any Subsidiary or former Subsidiary thereof or any of their predecessors (measured as of immediately prior to the Distribution) at any time prior to the Distribution, (iii) the release of Hazardous Substances occurring prior to the Distribution or (iv) the Identified Shared Environmental Liabilities. For the avoidance of doubt, “Shared Environmental Liabilities” shall exclude any ATMCo Environmental Liabilities and any NCR Environmental Liabilities, and shall include any costs, expenses, attorneys’ fees, disbursements and expense of counsel, expert and consulting fees and fees of Third-Party administrators incurred by NCR in connection with its rights and obligations pursuant to Section 5.4.

(163) “Shared Environmental Matters Basket” has the meaning assigned to such term in Section 1.1(167)(vi).

(164) “Shared NCR Policies” has the meaning assigned to such term in Section 9.1(c).

(165) “Shared Permit” has the meaning assigned to such term in Section 5.2(c).

(166) “Specified NCR Assets” means all of NCR’s or any of its Subsidiaries’ (including the members of the NCR Group and the members of the ATMCo Group) right, title and interest in and to, immediately prior to the Distribution, the following Assets, without duplication (except “Specified NCR Assets” shall not include any Assets relating to Taxes or any Assets allocated pursuant to the Employee Matters Agreement, which shall be governed exclusively by the Tax Matters Agreement and Employee Matters Agreement, respectively):

(i) all interests in the capital stock of, or other equity interests in, each member of the NCR Group (other than NCR) and all other equity, partnership, membership, joint venture and similar interests set forth on Schedule 1.1(166)(i) under the captions “Joint Ventures Interests” or “Other Equity Interests”;

(ii) all accounts and notes receivable to the extent related to goods or services sold or provided by the NCR Business (including, for the avoidance of doubt, such portion of any accounts and notes receivable of the NCR Group attributable to goods or services sold or provided by the NCR Business);

(iii) all credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items, in each case to the extent they are used or held for use in, or arise out of, the operation or conduct of the NCR Business or the ownership or operation of the NCR Assets (including, for the avoidance of doubt, such portion of any credits, prepaid expenses, rebates, deferred charges, advance payments, security deposits and prepaid items of the NCR Group to the extent they are used or held for use in, or arise out of, the operation or conduct of the NCR Business or the ownership or operation of the NCR Assets), including those set forth on Schedule 1.1(166)(iii);

(iv) all rights, claims, causes of action and credits to the extent relating to any NCR Asset or NCR Liability, including those arising under any guaranty, warranty, indemnity, right of recovery, right of set-off or similar right, including those set forth on Schedule 1.1(166)(iv); provided, for the avoidance of doubt, that nothing in this Section 1.1(166)(iv) shall alter the ownership, as between the Parties, of any Intellectual Property underlying or providing any such rights, claims, causes of action or credits;

(v) other than the ATMCo Contracts, all other Contracts (including those set forth on Schedule 1.1(166)(v)) to which NCR, ATMCo or any of their Affiliates is a party or by which they or any of their respective Affiliates or any of their respective Assets are bound and, subject to Section 2.8, any rights or claims (whether accrued or contingent) of NCR, ATMCo, or any of their respective Affiliates arising under all Contracts to which NCR, ATMCo or any of their Affiliates is a party or by which they or any of their respective Affiliates or any of their respective Assets are bound, to the extent related to the NCR Business;

(vi) subject to Article IX, any and all rights of any member of the NCR Group under any NCR Insurance Policies and Shared ATMCo Policies;

(vii) the Assets listed or described on Schedule 1.1(166)(vii) and any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets to be retained by, or assigned or transferred to, any member of the NCR Group;

(viii) all Intellectual Property owned by NCR, ATMCo, or any of their respective Affiliates immediately prior to the Distribution that is not used primarily in, held for use primarily in or primarily relevant to the ATMCo Business, including (a) the Technology set forth on Schedule 1.1(166)(viii)(a), and (b) the Registered IPR set forth on Schedule 1.1(166)(viii)(b);

(ix) (A) all Cash Equivalents contained in (or, as applicable, in transit to) any ATMCo Accounts, or otherwise in the control of a member of the ATMCo Group as of the Measurement Time (excluding (1) any ATMCo Custodian Amounts and (2) any amounts contained in ATMCo Accounts, or otherwise in the control of a member of the ATMCo Group, and ultimately paid to NCR or a member of the NCR Group in accordance Section 4.1(b) prior to the Distribution) that are in excess of the ATMCo Cash Target Amount (if any), (B) all Cash Equivalents in any NCR Accounts, or otherwise in the control of a member of the NCR Group, as of the Measurement Time and, subject to Section 2.4(f), any cash received in such accounts or by them after the Measurement Time and prior to the Distribution and (C) any amounts to be paid to NCR or a member of the NCR Group pursuant to Section 4.1(b);

(x) (1) the owned real property set forth on Schedule 1.1(166)(x)(1), including all land and land improvements, structures, buildings, fixtures, audiovisual, telecommunications and other electronic equipment, components and systems attached to or within the walls of, or otherwise integrated into the structure of, a building, building improvements, and all easements, rights of way and other appurtenances pertaining thereto or accruing to the benefit thereof; and (2) the leases or subleases of the real property set forth on Schedule 1.1(166)(x)(2) including, to the extent provided for in such leases, any land and land improvements, structures, buildings, fixtures, audiovisual, telecommunications and other electronic equipment, components and systems attached to or within the walls of, or otherwise integrated into the structure of, a building, building improvements, and all easements, rights of way and other appurtenances pertaining thereto or accruing to the benefit of the lessee thereunder; and

(xi) any collateral securing any NCR Liability immediately prior to the Distribution.

(167) “Specified NCR Liabilities” means:

(i) any and all Liabilities expressly assumed or retained by the NCR Group pursuant to this Agreement or any Ancillary Agreement, including any obligations and Liabilities of any member of the NCR Group under this Agreement or the Ancillary Agreements;

(ii) any and all Liabilities of NCR, ATMCo, or any of their respective Affiliates, to the extent relating to, arising out of or resulting from:

(A) the operation or conduct of the NCR Business, as conducted at any time prior to, on or after the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of NCR, ATMCo, or any of their respective Affiliates (whether or not such act or failure to act is or was within such Person’s authority) with respect to the NCR Business);

(B) the operation or conduct of any business conducted by any member of the NCR Group at any time after the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative of NCR or any of its Affiliates after the Distribution (whether or not such act or failure to act is or was within such Person’s authority) with respect to the NCR Business); or

(C) any NCR Assets, whether arising before, on or after the Distribution (other than, with respect to any Contract that is an NCR Asset or any Shared Contracts, any Liabilities to the extent related to the operation or conduct of the ATMCo Business);

In the event of any conflict between this Section 1.1(167)(ii) and any other subsection of this Section 1.1(167), such subsection which specifically addresses any Liability shall control with respect thereto; provided that nothing herein shall be construed to limit NCR’s liability for its own conduct following the Distribution pursuant to Section 1.1(167)(ii)(B).

(iii) any and all Liabilities relating to, arising out of or resulting from any (x) indemnification obligations to any current or former director or officer of NCR Group (other than any Liability of any current or former director or officer of NCR Group under the securities laws with respect to the Distribution Disclosure Documents or the Financing Disclosure Documents) and (y) the ownership of the equity, partnership, membership, joint venture and similar interests set forth on Schedule 1.1(166)(i) under the captions “Joint Ventures Interests” or “Other Equity Interests”;

(iv) any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from any NCR Disclosure or any claims by stockholders related to the Separation or Distribution (other than any Liability under the securities laws with respect to the Distribution Disclosure Documents or the Financing Disclosure Documents) and fifty percent (50%) of any and all Liabilities (including under applicable federal and state securities Laws) relating to, arising out of or resulting from Pre-Separation Disclosure;

(v) any and all Liabilities relating to, arising out of or resulting from any (x) NCR Indebtedness (including any Series A Convertible Preferred Stock of NCR) or (y) any other Indebtedness outstanding as of immediately prior to the Distribution to the extent related to the operation or conduct of the NCR Business and any Indebtedness incurred by any member of the NCR Group following the Distribution, other than any Liabilities for Indebtedness for borrowed money or other Liabilities relating to the ATMCo Financing Arrangements (excluding any fees, costs and expenses that are specifically attributable to preparing for or consummating any Debt-for-Debt Exchange); provided that, in respect of any lease or sublease for real property, only those Liabilities relating to, arising out of or resulting from the leases or subleases of the real property set forth on Schedule 1.1(166)(x)(2) shall be Specified NCR Liabilities;

(vi) any and all Shared Environmental Liabilities (including Remediation Costs and Expenses) incurred in any calendar year up to $15 million in the aggregate (the “Shared Environmental Matters Basket”) and then fifty percent (50%) of all such Shared Environmental Liabilities (including Remediation Costs and Expenses) incurred thereafter in any such calendar year;

(vii) any and all Liabilities relating to, arising out of or resulting from (y) the Proceedings set forth on Schedule 1.1(167)(vii)(y) and (z) the Proceedings set forth on Schedule 1.1(167)(vii)(z), but in the case of this clause (z), solely to the extent related to the NCR Business or the NCR Assets (or as specified therein);

(viii) fifty percent (50%) of any and all Discontinued and/or Divested Operations and Business Liabilities;

(ix) one hundred percent (100%) of all direct and indirect Third-Party costs and expenses of any member of the ATMCo Group or NCR Group incurred on or prior to the Distribution, in connection with the Separation and Distribution and remaining unpaid as of the Distribution other than any and all fees, costs and expenses, including legal fees and costs, associated with ATMCo Financing Arrangements or with the raising of funds or incurrence of Indebtedness for borrowed money in connection therewith (other than any such fees, costs and expenses that are specifically attributable to preparing for or consummating any Debt-for-Debt Exchange which shall be a Specified NCR Liability);

(x) any NCR Environmental Liabilities;

(xi) any and all accounts payable to the extent related to or arising out of the NCR Business or any other NCR Liability; and

(xii) notwithstanding anything to the contrary set forth in subsections (i)-(xi) hereof, the Liabilities listed or described on Schedule 1.1(167)(xii).

(168) “Stub Period” has the meaning assigned to such term in Section 5.4(d)(i).

(169) “Subsidiary” means with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).

(170) “Tax” or “Taxes” has the meaning assigned to such term in the Tax Matters Agreement.

(171) “Tax Contest” has the meaning assigned to such term in the Tax Matters Agreement.

(172) “Tax Matters Agreement” means the tax matters agreement by and between NCR and ATMCo, substantially in the form attached as Exhibit B hereto.

(173) “Tax Return” has the meaning assigned to such term in the Tax Matters Agreement.

(174) “Technology” means, on a worldwide basis, in whatever form or medium (including in writing, electronic or any other tangible or intangible form or medium), all discoveries, ideas, concepts, creations, inventions, invention disclosures, innovations, developments, research and development (including plans, studies, data, results, and associated notes and notebooks), Improvements, trade secrets and other confidential information, know-how, designs, plans, specifications, schematics, diagrams, charts (including flow charts), drawings, blueprints, manuals, mask works, protocols, methods, processes, techniques, methodologies, algorithms, formulae, features, functions, interfaces (including APIs and GUIs), software (whether in source code, object code or any other form) and related databases and documentation, arrangements, structures and appearances (including of non-copyrightable elements, features, functions and interfaces), data and data works, and other works of authorship, technology and intellectual or industrial property (including information, data, documentation and materials), whether proprietary or not.

(175) “Third Party” means any Person other than the Parties or any of their respective Subsidiaries.

(176) “Third-Party Claim” has the meaning assigned to such term in Section 6.4(a).

(177) “Third-Party Failure True-Up Amount” has the meaning assigned to such term in Section 5.4(d)(vi).

(178) “Third-Party Sharing Amounts” has the meaning assigned to such term in Section 5.4(d)(ii)(1).

(179) “Trademark License and Use Agreement” means the trademark license and use agreement by and between NCR and ATMCo, dated as of the Distribution and substantially in the form attached as Exhibit E hereto.

(180) “Transfer” has the meaning assigned to such term in Section 2.2(c)(i) and the term “Transferred” shall have its correlative meaning.

(181) “Transfer Documents” means, collectively, the various instruments, assignments, agreements, Contracts and other documents entered into and to be entered into to effect the transfer and (if applicable) recordation of Assets and the assumption of Liabilities in the manner contemplated by this Agreement (including as contemplated by the Internal

Reorganization Plan) or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement (other than the Ancillary Agreements), each of which shall be in such form and dated as of such date as NCR shall determine in its sole discretion.

(182) “Transition Services Agreement” means the transition services agreement by and between NCR and ATMCo, dated as of the date hereof and substantially in the form attached as Exhibit C hereto.

(183) “UK GDPR” means the UK General Data Protection Regulation as defined by the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments, etc.) (EU Exit) Regulations 2019.

Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Any action to be taken by the board of directors of a Party may be taken by a committee of the board of directors of such Party if properly delegated by the board of directors of a Party to such committee. Unless the context otherwise requires:

(a) the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”;

(b) references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement;

(c) the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement;

(d) the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(e) any reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(f) any reference to any Law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(g) unless the context requires otherwise, any references in this Agreement to “NCR” shall also be deemed to refer to the applicable member of the NCR Group, references to “ATMCo” shall also be deemed to refer to the applicable member of the ATMCo Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by NCR or ATMCo shall be deemed to require NCR or ATMCo, as the case may be, to cause the applicable members of the NCR Group or the ATMCo Group, respectively, to take, or refrain from taking, any such action;

(h) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;

(i) all references to “$” or dollar amounts are to the lawful currency of the United States of America;

(j) any capitalized terms used in any Schedule to this Agreement or to any Ancillary Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule is attached, as applicable;

(k) references in this Agreement to any time shall be to Atlanta, Georgia time unless otherwise expressly provided herein;

(l) as described in Section 10.24, to the extent that the terms and conditions of any Schedule hereto conflicts with the express terms of the body of this Agreement or any Ancillary Agreement, the terms of such Schedule shall control; it being understood that the Parties intend to include in the Schedules hereto any exceptions to the general rules described in the body of this Agreement and to give full effect to such exceptions, with respect to the matters expressly set forth therein; and

(m) with respect to Environmental Liabilities, (x) any Environmental Liabilities arising out of, relating to or resulting from any business actively operated as of the Distribution (excluding any operations solely related to remediation) shall only be considered “Shared Environmental Liabilities” hereunder with respect to any conduct or operation thereof prior to the Distribution, such that Environmental Liabilities shall be allocated between the Parties such that Liabilities for conduct or operations prior to the Distribution are Shared Environmental Liabilities and Liabilities related to conduct or operations following the Distribution (including releases of Hazardous Substances occurring following the Distribution) are either NCR Environmental Liabilities or ATMCo Environmental Liabilities based on the terms hereof and (y) in the event any Environmental Liability relates to conduct or operations during periods prior to and after the Distribution, such Environmental Liability shall be allocated between the Parties consistent with clause (x) above notwithstanding the conduct or operations relates to both periods (i.e., Environmental Liabilities for periods prior to the Distribution are shared, once the Shared Environmental Matters Basket is exceeded in a calendar year, fifty percent (50%) by each Party for the remainder of such calendar year and for periods following the Distribution borne one hundred percent (100%) by the Party responsible therefore pursuant to this Agreement).

Section 1.3 Effective Time. This Agreement shall be effective as of the Effective Time.

Section 1.4 Certain Matters Governed Exclusively by Ancillary Agreements. As described in more detail in, but subject to the terms and conditions of, Section 10.24, the Tax Matters Agreement, the Employee Matters Agreement, the Patent and Technology Cross-License Agreement, the Trademark License and Use Agreement and the Transition Services Agreement will govern NCR’s and ATMCo’s respective rights, responsibilities and obligations after the

Distribution with respect to the matters set forth in such Ancillary Agreement, except as expressly set forth in this Agreement or any other Ancillary Agreement.

ARTICLE II

THE SEPARATION

Section 2.1 General. Subject to the terms and conditions of this Agreement, including Section 4.4 and Section 4.5, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which have already been implemented prior to the date hereof, including the Internal Reorganization Plan.

Section 2.2 The Separation.

(a) It is the intent of the Parties that prior to consummation of the Distribution, NCR, ATMCo and their respective Subsidiaries shall complete the Separation and NCR, ATMCo and their respective Subsidiaries shall be reorganized, to the extent necessary, such that as of immediately prior to the Distribution, subject to Section 2.6 and the provisions of any Ancillary Agreement, (i) all of NCR’s and its Subsidiaries’ right, title and interest in and to the ATMCo Assets will be owned or held by a member or members of the ATMCo Group, the ATMCo Business will be conducted by the members of the ATMCo Group and the ATMCo Liabilities will be assumed directly or indirectly by (or retained by) a member of the ATMCo Group; and (ii) all of NCR’s and its Subsidiaries’ right, title and interest in and to the NCR Assets will be owned or held by a member or members of the NCR Group, the NCR Business will be conducted by the members of the NCR Group and the NCR Liabilities will be assumed directly or indirectly by (or retained by) a member of the NCR Group.

(b) Prior to the Distribution, except for Transfers contemplated expressly by the Internal Reorganization Plan, this Agreement or the Ancillary Agreements to occur after the Distribution, the Parties shall and shall cause the other members of their Group and their respective then-Affiliates to complete the transactions set forth in the Internal Reorganization Plan (certain of which transactions shall have already been completed prior to the date hereof).

(c) Prior to the Distribution and, in each case, in accordance with the Internal Reorganization Plan and pursuant to the Transfer Documents (as applicable) and, in connection with the Separation:

(i) NCR shall and hereby does (if not effected pursuant to a Transfer Document and effective as of immediately prior to the Distribution), on behalf of itself and the other members of the NCR Group (and as required shall and hereby does cause such members) as applicable, transfer, contribute, assign, distribute, and convey, or cause to be transferred, contributed, assigned, distributed and conveyed (“Transfer”), to ATMCo or another applicable member of the ATMCo Group, and ATMCo or such member of the ATMCo Group shall and hereby does (effective as of immediately prior to the Distribution) accept from NCR and the applicable members of the NCR Group, all of NCR’s and the other NCR Group members’ respective direct or indirect rights, title and interest in and to the ATMCo Assets, including all of the outstanding shares of capital stock or other ownership interests in the entities listed on Schedule 1.1(12)(i) (the “NCR Transferred Entities”);

(ii) ATMCo shall and hereby does (if not effected pursuant to a Transfer Document and effective as of immediately prior to the Distribution), on behalf of itself and the other members of the ATMCo Group (and as required shall and hereby does cause such members), as applicable, Transfer to NCR or another applicable member of the NCR Group, and NCR or such member of the NCR Group shall and hereby does accept (effective as of immediately prior to the Distribution) from ATMCo and the applicable members of the ATMCo Group, all of ATMCo’s and the other ATMCo Group members’ respective direct or indirect rights, title and interest in and to the NCR Assets held by ATMCo or a member of the ATMCo Group, including all of the outstanding shares of capital stock or other ownership interests in the entities listed on Schedule 1.1(166)(i) (the “ATMCo Transferred Entities”); and

(iii) (A) NCR shall, or shall cause another member of the NCR Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all of the NCR Liabilities and to the extent not effected pursuant to a Transfer Document, NCR or the applicable member of the NCR Group does hereby assume such liabilities and (B) ATMCo shall, or shall cause another member of the ATMCo Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms, all of the ATMCo Liabilities and to the extent not effected pursuant to a Transfer Document, ATMCo or the applicable member of the ATMCo Group does hereby assume such liabilities, in each case regardless of (1) when or where such Liabilities arose or arise, (2) where or against whom such Liabilities are asserted or determined, (3) whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of law, willful misconduct, bad faith, fraud or misrepresentation by any member of the NCR Group or the ATMCo Group, as the case may be, or any of their past or present respective directors, officers, employees, or agents, (4) which entity is named in any Proceeding associated with any Liability and (5) whether the facts on which they are based occurred prior to, on or after the date hereof.

(d) Following the Distribution, (i) NCR shall, or shall cause another member of the NCR Group to perform, discharge and fulfill, in accordance with their respective terms, all of the NCR Liabilities and (ii) ATMCo shall, or shall cause another member of the ATMCo Group to perform, discharge and fulfill, in accordance with their respective terms, all of the ATMCo Liabilities.

(e) It is understood and agreed by the Parties that certain of the Transfers referenced in Section 2.2(b) or assumptions referenced in Section 2.2(c)(i) and Section 2.2(c)(ii) have occurred prior to the date hereof and, as a result, no additional Transfers by any member of the NCR Group or the ATMCo Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto.

Section 2.3 Settlement of Intergroup Indebtedness. Each of NCR or any member of the NCR Group, on the one hand, and ATMCo or any member of the ATMCo Group, on the other hand, will repay, defease, capitalize, cancel, forgive, discharge, extinguish, assign, discontinue or otherwise cause to be satisfied, with respect to the other Party, as the case may be, all Intergroup Indebtedness owed or owed by the other Party on or prior to the Distribution, except (x) for any Debt-for-Debt Indebtedness, (y) as otherwise agreed to in good faith by the Parties in writing on or after the date hereof or (z) as set forth on Schedule 2.3, it being understood and agreed by the Parties that the foregoing shall be subject to Section 2.11. No such terminated Intergroup Indebtedness shall be of any further force or effect after the Distribution. Each Party and the members of each Party’s respective Group shall, and shall cause the members of its respective Group to, after the Distribution, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

Section 2.4 Bank Accounts; Cash Balances.

(a) The Parties agree to take, or cause the members of their respective Groups to take, at the Distribution (or such earlier time as NCR may determine), all actions necessary to amend all Contracts governing each bank and brokerage account owned by ATMCo or any other member of the ATMCo Group (the “ATMCo Accounts”) so that such ATMCo Accounts, if currently linked (whether by automatic withdrawal, automatic deposit, or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by NCR or any other member of the NCR Group (the “NCR Accounts”) are de-linked from the NCR Accounts. From and after the Distribution, no NCR Group Employee shall have any authority to access or control any ATMCo Account, except as provided for through the Transition Services Agreement.

(b) The Parties agree to take, or cause the members of their respective Groups to take, at the Distribution (or such earlier time as NCR may determine), all actions necessary to amend all Contracts governing the NCR Accounts so that such NCR Accounts, if currently linked to an ATMCo Account, are de-linked from the ATMCo Accounts. From and after the Distribution, no ATMCo Group Employee shall have any authority to access or control any NCR Account, except as may be provided for through the Transition Services Agreement (if applicable).

(c) The Parties intend that, following consummation of the actions contemplated by Section 2.4(a) and Section 2.4(b), there will continue to be in place a centralized cash management system pursuant to which the ATMCo Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by members of the ATMCo Group.

(d) The Parties intend that, following consummation of the actions contemplated by Section 2.4(a) and Section 2.4(b), there will continue to be in place a centralized cash management system pursuant to which the NCR Accounts will be managed centrally and funds collected will be transferred into one or more centralized accounts maintained by members of the NCR Group.

(e) With respect to any outstanding checks issued by NCR, ATMCo, or any of their respective Subsidiaries prior to the Distribution, such outstanding checks shall be honored following the Distribution by the member of the applicable Group owning the account on which the check is drawn.

(f) As between the Parties hereto and the members of their respective Groups, all payments and reimbursements received after the Measurement Time (for the avoidance of doubt, this provision shall also apply to relevant payments and reimbursements received after the Distribution) by either Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off. The Parties shall have a monthly reconciliation, whereby all such payments received by each Party are calculated and the net amount owed to NCR or ATMCo, as applicable, and taking into account any payments made by either of them or members of their Group previously during such month, shall be paid over with a mutual right of set-off solely with respect to the remittance of amounts pursuant to this Section 2.4(f). If at any time the net amount owed to either Party exceeds $5,000,000, an interim payment of such net amount owed shall be made to the Party entitled thereto within five (5) Business Days of such amount exceeding $5,000,000. Notwithstanding the foregoing, neither NCR nor ATMCo, or any member of their respective Groups, shall act as collection agent for the other Party, nor shall either Party, or any member of their respective Groups, act as surety or endorser with respect to non-sufficient funds checks or funds to be returned in a bankruptcy or fraudulent conveyance action. In order to facilitate the monthly reconciliation, each Party shall have a representative, set forth on Schedule 2.4, and such individuals shall be required to communicate with each other (whether by email or other form of telephonic or video communication that is mutually agreeable) to facilitate the monthly reconciliation. Each Party shall be entitled to change its representative after the Distribution at any time by written notice to the other. The foregoing in this Section 2.4(f) shall not apply to any proceeds received in connection with the ATMCo Financing Arrangements.

(g) The Parties agree that, prior to the Distribution, NCR or any other member of the NCR Group may withdraw any and all Cash Equivalents from the ATMCo Accounts for the benefit of NCR or any other member of the NCR Group. Notwithstanding the foregoing, it is the intention of NCR and ATMCo that, at the Measurement Time, ATMCo shall have a minimum Cash Equivalents balance of, excluding any amounts contained in ATMCo Accounts, or otherwise in the control of a member of the ATMCo Group, that are ultimately paid to NCR or a member of the NCR Group in accordance Section 4.1(b) prior to the Distribution, but assuming the receipt of cash from any proceeds received by ATMCo or any member of its Group in connection with the ATMCo Financing Arrangements following the Measurement Time and prior to the Distribution to the extent not paid to NCR or a member of the NCR Group in accordance with Section 4.1(b), of no more than $450,000,000 (the “ATMCo Cash Target Amount”). Within forty-five (45) days of the Distribution Date, ATMCo shall deliver to NCR a written statement (the “ATMCo Cash True-Up Statement”) setting forth, based on the books and records of ATMCo and in reasonable detail and attaching supporting documentation, its good faith calculation of the sum of (x) the total amount of Cash Equivalents held in the ATMCo Accounts or otherwise within the control of a member of the ATMCo Group, as of the Measurement Time, excluding any ATMCo Custodian Amounts and any amounts contained in ATMCo Accounts, or otherwise in the control of a member of the ATMCo Group, that were ultimately paid to NCR or a member of the NCR Group in accordance Section 4.1(b) prior to the Distribution and (y) the amount of cash from any proceeds received by ATMCo or any member of its Group in connection with the ATMCo Financing Arrangements following the Measurement Time and prior to the Distribution to the extent not paid to NCR or a member of the NCR Group in accordance with Section 4.1(b) prior to the Distribution (such amount, the “Final ATMCo Cash Balance Amount”). The ATMCo Cash True-Up Statement shall set forth whether the Final ATMCo Cash Balance Amount was in excess of the ATMCo Cash Target Amount and to the extent the Final ATMCo Cash Balance Amount was in excess of the ATMCo Cash Target Amount (the amount of such excess, the “ATMCo Cash Balance True-Up Amount”), ATMCo shall make a cash payment to an account designated in writing by NCR of the ATMCo Cash Balance True-Up Amount within five (5) Business Days of the delivery of the ATMCo Cash True-Up Statement. For the avoidance of doubt, any Dispute that may arise from the ATMCo Cash Balance True-Up Amount shall be resolved in accordance with Article VIII hereof. Subject to Section 2.4(f), all cash received by any member of the NCR Group following the Measurement Time and prior to the Distribution (including any amounts to be paid to NCR or a member of the NCR Group pursuant to Section 4.1(b)) shall be an NCR Asset and all cash received by any member of the ATMCo Group following the Measurement Time and prior to the Distribution (excluding any amounts to be paid to NCR or a member of the NCR Group pursuant to Section 4.1(b)) shall be an ATMCo Asset; provided, that, for the avoidance of doubt, with respect to any proceeds received in connection with the ATMCo Financing Arrangements NCR shall at all times be entitled to the portion thereof as set forth in Section 4.1(b).

Section 2.5 Limitation of Liability; Termination of Agreements.

(a) Except as provided in Section 2.3, Section 2.11 or as set forth in subsection (b) below, no Party or any member of such Party’s Group shall have any Liability to any other Party or any member of such other Party’s Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding, whether or not in writing, entered into or existing at or prior to the Distribution, and each Party hereby terminates, and shall cause all members in its Group to terminate, any and all Contracts, arrangements, course of dealings or understandings between it or any members in its Group, on the one hand, and the other Party, or any members of its Group, on the other hand, effective as of immediately prior to the Distribution, and any such Liability, whether or not in writing, is hereby irrevocably canceled, released and waived effective as of the Distribution. No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Distribution. Each Party shall, following the Distribution, at the reasonable request of the other Party, take, or cause to be taken, any reasonably requested actions necessary to affect the foregoing if not complete as of the Distribution.

(b) The provisions of Section 2.5(a) shall not apply to any of the following Contracts, arrangements, course of dealings or understandings (or to any of the provisions thereof):

(i) this Agreement, the Ancillary Agreements, the Transfer Documents, the Continuing Arrangements and any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby, except that, with respect to any Transfer Documents, Liability shall exist thereunder only to the extent necessary to obtain the remedy of specific performance solely to enforce the Transfer of title or assumption of Liabilities by a Party or member of its Group that has otherwise been provided for by this Agreement or any Ancillary Agreement, and no Party hereto, or any member of its Group, shall be liable for any monetary Liabilities in connection therewith, other than set forth on Schedule 6.1(c)(vi);

(ii) any Contracts, arrangements, course of dealings or understandings to which any Third Party is a party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts, arrangements, course of dealings or understandings constitute NCR Assets, ATMCo Assets, NCR Liabilities, or ATMCo Liabilities, such Contracts, arrangements, course of dealings or understandings shall be assigned or retained pursuant to this Article II); and

(iii) any Contracts, arrangements, commitments or understandings to which any non-wholly owned Subsidiary of NCR or ATMCo is a party.

(c) If any Contract, arrangement, course of dealing or understanding is terminated pursuant to Section 2.5(a) and, but for the mistake or oversight of either Party, would have been listed on Schedule 1.1(46) as a Continuing Arrangement as it is reasonably necessary for such affected Party to be able to continue to operate its businesses in substantially the same manner in which such businesses were operated prior to the Distribution and is not otherwise covered under an Ancillary Agreement, then, at the request of such affected Party made within twelve (12) months following the Distribution, the Parties shall negotiate in good faith to determine whether and to what extent (including the terms and conditions relating thereto), if any, notwithstanding such termination, such Contract, arrangement, course of dealing or understanding should continue following the Distribution; provided, however, any Party may determine, in its sole discretion, not to re-instate or otherwise continue any such Contract, arrangement, course of dealing or understanding.

Section 2.6 Delayed Transfer of Assets or Liabilities; Wrong Pockets; Mail and Other Packages.

(a) Nothing herein or in any Ancillary Agreement shall be deemed to require or constitute the Transfer of any Assets or the assumption of any Liabilities which by their terms or operation of Law cannot be Transferred or assumed. Other than with respect to Shared Contracts (which shall be governed by Section 2.8), to the extent that any Transfers or assumptions contemplated by this Article II (including Section 2.2(a)) or any Ancillary Agreement shall not have been consummated at or prior to the Distribution either as a result of (i) being a transaction expressly identified in the Internal Reorganization Plan as taking place following the Distribution or (ii) an absence or non-satisfaction of any required Consent, Governmental Approval and/or other condition, the Parties shall cooperate and use commercially reasonable efforts to effect such Transfers or assumptions, and any transaction set forth on Schedule 2.6(b), in accordance with the Internal Reorganization Plan or as otherwise contemplated by this Article II (including Section 2.2(a)) or any Ancillary Agreement, as promptly following the Distribution as shall be practicable and the Parties shall, and shall cause the respective members of their Groups to, cooperate and use commercially reasonable efforts to seek to obtain any necessary Consents or Governmental Approvals for the Transfer of all such Assets and assumption of all Liabilities; provided, further, that in no event shall any member of a Group have any Liability whatsoever to any member of the other Group for any failure to obtain any such Consent or Governmental Approval and neither Party nor any member of its Group shall be required to commence any litigation, contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty (other than pursuant to Section 2.11) or other financial accommodation) to any Third Party in order to cause such Governmental Approval or other Consent to be obtained (other than reasonable out-of-pocket expenses, outside attorneys’ fees and recording or similar Third-Party fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable and the costs of salaries and benefits of a Party’s employees and other costs of employing such employees which would have been incurred by a Party regardless of the employees’ service with respect to a Party’s compliance with its obligations under this Section 2.6 which shall borne by the Party incurring such costs). Notwithstanding the foregoing in this Section 2.6(a), in the event of any conflict between this Section 2.6(a) and any of Section 2.6(i), Section 5.4 or Section 6.11, such section shall control.

(b) Subject to Section 2.4(g), in the event that any Transfer of Assets or assumption of Liabilities contemplated by this Article II (including Section 2.2(a)) or any Ancillary Agreement has not been consummated as of the Distribution either as a result of (w) being a transaction expressly identified in the Internal Reorganization Plan as taking place following the Distribution or (x) an absence or non-satisfaction of any required Consent, Governmental Approval and/or other condition (any such Asset or Liability, including any set forth on Schedule 2.6(b), a “Delayed Transfer Asset or Liability”), then from and after the Distribution, to the extent the Parties are reasonably aware of such Delayed Transfer Asset or Liability or it is set forth on Schedule 2.6(b), (y) the Party (or relevant member in its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset for the use and benefit of the Party (or relevant member in its Group) entitled thereto (at the expense of the Person entitled thereto) and (z) the Party intended to assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party (or the relevant member of its Group) retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. In addition, the Party retaining such Asset or Liability (or relevant member of its Group) shall (or shall cause such member in its Group to) to the extent the Parties are reasonably aware of such Delayed Transfer Asset or Liability or it is set forth on Schedule 2.6(b)), subject to Section 6.4 treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Delayed Transfer Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Delayed Transfer Asset or Liability is to be transferred or assumed in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Distribution to the relevant member of the NCR Group or the ATMCo Group, as the case may be, entitled to the receipt of such Asset or Liability. In furtherance of the foregoing, the Parties agree that (i) as of the Distribution, each Party shall be deemed to have acquired complete and sole beneficial ownership over all of such delayed Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to assume pursuant to the terms of this Agreement and (ii) subject to Section 6.4, the Party (or relevant member of its Group) retaining any Delayed Transfer Asset or Liability shall (A) enforce at the other Party’s request, in a commercially reasonable manner, any rights of the other Party (or relevant member of its Group) with respect to such Delayed Transfer Asset or Liability against the other party or parties thereto; (B) not waive any rights related to such Delayed Transfer Asset or Liability that it is reasonably aware (including by being set forth on Schedule 2.6(b)) constitutes a Delayed Transfer Asset or Liability to the extent related to the other Party (or relevant member of its Group) pursuant to this Agreement or any Ancillary Agreement; (C) not terminate (or consent to be terminated by the counterparty) any Contract that it is reasonably aware (including by being set forth on Schedule 2.6(b)) constitutes a Delayed Transfer Asset or Liability except in connection with the expiration of such Contract in accordance with its terms; (D) not amend, modify or supplement any Contract that it is reasonably aware (including by being set forth on Schedule 2.6(b)) constitutes a Delayed Transfer Asset or Liability; and (E) provide written notice to the other Party as soon as reasonably practicable or as necessary to permit the other Party to have sufficient time to exercise any express right to cure under such Contract (and in no event later than five (5) Business Days following receipt) after receipt of any formal notice of breach received from a counterparty to any Contract that it is reasonably aware (including by being set forth on Schedule 2.6(b)) constitutes a Delayed Transfer Asset or Liability; provided that the costs, expenses and other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability under this Section 2.6(b) shall be borne solely by the Party not in possession thereof to the extent not related to or arising out of the gross negligence, fraud or willful misconduct of the Party (or relevant member of its Group) retaining any Delayed Transfer Asset or Liability. Notwithstanding the foregoing in this Section 2.6(b), in the event of any conflict between this Section 2.6(b) and any of Section 2.6(i), Section 5.4 or Section 6.11, such section shall control.

(c) If and when such Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which had caused the deferral of transfer or assumption of any Delayed Transfer Asset or Liability pursuant to this Section 2.6, are obtained or satisfied, the Transfer or assumption (and related novation) of the applicable Delayed Transfer Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement as promptly as practicable after the receipt of such Consents, Governmental Approvals and/or absence or satisfaction of conditions and with any costs associated therewith allocated in the same manner as described in Section 2.6(a). Notwithstanding the foregoing in this Section 2.6(c), in the event of any conflict between this Section 2.6(c) and any of Section 2.6(i), Section 5.4 or Section 6.11, such section shall control.

(d) The Party (or relevant member of its Group) retaining any Delayed Transfer Asset or Liability shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset, other than reasonable outside attorneys’ fees and recording or similar Third-Party fees, all of which shall be promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset; provided that the Party in possession of a Delayed Transfer Asset or Liability shall bear any of the costs of salaries and benefits of its employees and other costs of employing such employees which would have been incurred by them regardless of the employees’ service with respect to a Party’s compliance with its obligations under this Section 2.6 and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be (other than in the event of its gross negligence, fraud or willful misconduct). Notwithstanding the foregoing in this Section 2.6(d), in the event of any conflict between this Section 2.6(d) and any of Section 2.6(i), Section 5.4 or Section 6.11, such section shall control.

(e)

(i) Subject to Section 2.6(a), Section 2.6(b) and Section 2.6(c), if at any time within twenty-four (24) months after the Distribution Date any Party discovers that any ATMCo Asset is held by any member of the NCR Group or any of its Affiliates, NCR shall, and shall cause the members of its Group and its Affiliates to, use their respective reasonable best efforts to promptly procure the transfer of the relevant ATMCo Asset to ATMCo or an Affiliate of ATMCo designated by ATMCo for no additional consideration. Subject to Section 2.6(a), Section 2.6(b) and Section 2.6(c), if at any time within twenty-four (24) months after the Distribution Date any Party discovers that any NCR Asset is held by any member of the ATMCo Group or any of its Affiliates, ATMCo shall, and shall cause the members of its Group and its Affiliates to, use their respective reasonable best efforts to promptly procure the transfer of the relevant NCR Asset to NCR or an Affiliate of NCR designated by NCR for no additional consideration. Notwithstanding the preceding sentence, (1) no Party or any member of its Group or their Affiliates shall be required in connection with this Section 2.6(e)(i) to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any Third Party, except that the transferring Party shall bear any and all reasonable costs related to procuring or filing any documentation with any Governmental Authority necessary to effectuate such transfer (other than in the case of Intellectual Property) and each Party shall bear its own attorney’s fees and (2) while ATMCo is entitled to copies of certain physical Records as ATMCo Assets hereunder,

NCR shall be under no obligation to copy or transfer in bulk any such physical Records; provided that this clause shall not limit any other rights to Information ATMCo is entitled to pursuant to this Agreement or any Ancillary Agreement.

(ii) On and prior to the twenty-four (24) month anniversary of the Distribution Date, if any Party or any member of its Group or (or any of its or their respective then-Affiliates) owns any Asset, that, although not Transferred pursuant to this Agreement or any Transfer Document, is agreed by the Parties in their good faith judgment to be an Asset (x) that more properly belongs to the other Party or a member of its Group than which presently owns it and is otherwise entitled to own it pursuant to this Agreement, or (y) a Party or a member of its Group was intended to have the right to continue to use even when not the owner thereof, then the Party or a member of its Group (or applicable then-Affiliate) owning such Asset shall, as applicable (A) Transfer any such Asset to the Party or a member of its Group identified as the appropriate transferee and following such Transfer, such Asset shall be an ATMCo Asset or NCR Asset, as the case may be, or (B) grant such mutually agreeable rights with respect to such Asset to permit such continued use, subject to, and consistent with this Agreement and the Ancillary Agreements, including with respect to assumption of associated Liabilities and the terms and limitations of any licenses in the Patent and Technology Cross-License Agreement.

(f) After the Distribution, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to the other Party (or any member of its Group). Accordingly, at all times after the Distribution, each Party authorizes the other Party (or any member of its Group) to, subject to Section 7.5, receive and open all mail, packages and other communications received by such Party (or any member of its Group) and not unambiguously intended for such first Party, any member of such first Party’s Group or any of their respective officers, directors, employees or other agents, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party as provided for in Section 10.3. The provisions of this Section 2.6(f) are not intended to, and shall not, be deemed to constitute an authorization by any Party (or any member of its Group) to permit the other to accept service of process on its (or such Group’s members’) behalf and no Party (or any member of its Group) is or shall be deemed to be the agent of the other Party (or any member of its Group) for service of process purposes.

(g) Each of NCR and ATMCo shall, and shall cause the members of their respective Group to, (i) treat for all Tax purposes any Delayed Transfer Asset or Liability as an Asset owned by the Party entitled thereto or a Liability of the Party intended to assume such Liability, as applicable, not later than the Distribution, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or a good faith resolution of a Tax Contest).

(h) For the avoidance of doubt, nothing in this Section 2.6 shall apply to Shared Contracts, which shall be governed by Section 2.8.

(i) Notwithstanding anything to the contrary in this Agreement, those transactions expressly identified on Schedule 2.6(i) shall be consummated following the Distribution, in accordance with the Internal Reorganization Plan, and subject to and in accordance with such further terms set forth on Schedule 2.6(i). The Parties shall, and shall cause the members of their respective Groups to, comply with the terms set forth in Schedule 2.6(i), if any, related to the period following the Distribution as it relates to the treatment of any Assets to be transferred in such transactions (including with respect to any Liabilities arising therefrom).

Section 2.7 Transfer Documents. In connection with, and in furtherance of, the Transfers of Assets and the acceptance and assumptions of Liabilities contemplated by this Agreement (including the Internal Reorganization Plan), the Parties shall execute or cause to be executed, at or prior to the Distribution, or after the Distribution with respect to Section 2.6, by the appropriate entities, the Transfer Documents necessary to evidence the valid and effective assumption by the applicable Party (or any member of its Group) of its assumed Liabilities, and the valid Transfer to the applicable Party (or any member of its Group) of all rights, titles and interests in and to its accepted Assets, including the transfer of real property with quit claim deeds and execution of recordable form confirmatory assignments of Intellectual Property, as may be appropriate. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries. The Transfer Documents shall serve purely to effect (i) the legal transfer of Assets and (ii) the acceptance and assumption of Liabilities, and notwithstanding anything in any Transfer Document to the contrary, NCR shall not and shall not permit any other member of the NCR Group to, and ATMCo shall not and shall not permit any other member of the ATMCo Group to commence, bring or otherwise initiate any Proceeding under any Transfer Document, including to (x) challenge the legal sufficiency of such Transfer Document, (y) for damages for the breach of any Transfer Document or (z) to specifically enforce any provision of any Transfer Document, other than to enforce any provision consistent with this sentence. The Parties acknowledge and agree that certain Transfer Documents identified on Schedule 2.7 require the potential adjustment of the schedules thereto following the Distribution to appropriately reflect the Assets Transferred or Liabilities assumed as of the applicable dates set forth therein. The Parties shall, and shall cause the applicable members of their Groups to, complete such adjustments in a reasonably timely manner, in good faith, and in accordance with the terms of this Agreement and the Ancillary Agreements.

Section 2.8 Shared Contracts.

(a) With respect to Shared Contractual Liabilities pursuant to, under or relating to a given Shared Contract, such Shared Contractual Liabilities shall be allocated, unless otherwise allocated pursuant to this Agreement or an Ancillary Agreement, between the Parties as follows:

(i) first, if a Liability is incurred exclusively in respect of a benefit received by one Party or its Group, the Party or Group receiving such benefit shall be responsible for such Liability;

(ii) second, if a Liability cannot be exclusively allocated to one Party or its Group under clause (i) above, such Liability shall be allocated among both Parties and their respective Groups based on the relative proportions of total benefit to be received over the remaining term of the Shared Contract, measured starting as of the date of the Distribution under the relevant Shared Contract. Notwithstanding the foregoing, each Party and its Group shall be responsible for any or all Liabilities arising out of or resulting from such Party’s or Group’s breach of the relevant Shared Contract (including any breach committed by the other Party or its Group at the instruction of a Party or its Group).

(b) Except as otherwise expressly contemplated in this Agreement or an Ancillary Agreement, if NCR or any member of the NCR Group, on the one hand, or ATMCo or any member of the ATMCo Group, on the other hand, receives any benefit or payment under any Shared Contract which was intended for the other Party or its Group, NCR, on the one hand, or ATMCo, on the other hand, as applicable, will use its respective commercially reasonable efforts, or will cause any member of its Group to use its commercially reasonable efforts, to deliver, Transfer or otherwise afford such benefit or payment to the other Party, subject to Section 2.4(f). With respect to any Shared Contract that remains in existence following the Distribution and has not been separated pursuant to Section 2.8(d), the Parties shall use commercially reasonable efforts to seek mutually acceptable alternative arrangements for purposes of allocating rights and liabilities and obligations under such Shared Contract (provided that such arrangements shall not result in a breach or violation of such Shared Contract) (an “Acceptable Alternative Arrangement”). Such Acceptable Alternative Arrangements may include a subcontracting, sublicensing or subleasing arrangement under which NCR or ATMCo, as applicable, and their applicable Subsidiaries would, in compliance with Law, obtain the benefits under, and assume the Liabilities associated with, such Shared Contract solely to the extent related to their respective Business (or applicable portion thereof) and in accordance with the terms of this Agreement or any Ancillary Agreement.

(c) With respect to any Shared Contract, from and after the Distribution, each Party shall, and/or shall cause the applicable members of its Group party to such Shared Contract to, upon the request of the other Party, use its commercially reasonable efforts to enforce for the benefit of the other Party (or the applicable member of the other Party’s Group) any and all rights under such Shared Contract related to such other Party’s business and such other Party shall bear the reasonable and documented out-of-pocket costs and expenses of such enforcement to the extent related to the rights being enforced for the benefit of such other Party. The Party (or relevant member of its Group) retaining any Shared Contract shall (i) not be obligated, in connection with the foregoing in this Section 2.8(c), to expend any money unless the necessary funds are advanced, or agreed in advance to be reimbursed by the Party (or relevant member of its Group), other than reasonable attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by the other Party (or relevant member of its Group); provided, however, that each Party shall bear its own expenses in connection with the separation of such Shared Contract or the establishment of any Acceptable Alternative Arrangement and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken at the direction of the other Party (or relevant member of its Group) in connection with and relating to such Shared Contract, as the case may be (other than in the event of its gross negligence, fraud or willful misconduct). From and after the Distribution, the Party whose Group holds a Shared Contract shall not (and shall cause the other members of its Group not to), without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), and subject to Section 6.4, (w) waive any rights under such Shared Contract to the extent related to business of the other Party, (y) terminate (or consent to be terminated by the counterparty) such Shared Contract except in connection with (1) the expiration of such Shared Contract in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty to such Shared Contract in accordance with the terms of such Shared Contract is expressly permitted; provided, however, that notice of the non-renewal shall be provided to the other Party within five (5) Business Days of informing the counterparty that the Shared Contract will not be renewed) or (2) a partial termination of such Shared Contract that would not reasonably be expected to impact any rights or obligations under such Shared Contract related to the business of the other Party, or (z) amend, modify or supplement such Shared Contract in a manner material and adverse to the Group of the other Party. From and after the Distribution, if either Party (or any member of such Party’s Group) (the “Notice Recipient”) receives from a counterparty to a Shared Contract a formal notice of breach of such Shared Contract that could reasonably be expected to impact the other Party (or any member of such Party’s Group), the Notice Recipient shall provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days following receipt of such notice) and the Parties shall consult with respect to the actions proposed to be taken regarding the alleged breach. If either Group (the “Notifying Party”) sends to a counterparty to a Shared Contract a formal notice of breach of such Shared Contract that could reasonably be expected to impact the other Group, the Notifying Party shall provide written notice to the other Party as soon as reasonably practicable (and in no event later than five (5) Business Days after sending such notice of breach to the counterparty), and the Parties shall consult with each other regarding such alleged breach. From and after the Distribution, neither Party shall (and shall cause the other members of its Group not to) breach any Shared Contract to the extent such breach would reasonably be expected to result in a loss of rights, or acceleration or increase of obligations, of any member of the other Party’s Group pursuant to (X) such Shared Contract, (Y) any partial assignment related to such Shared Contract or (Z) any other Contract with the counterparty to such Shared Contract (or any of its Affiliates) in existence at the time of the Distribution that contains cross-default or similar provisions related to such Shared Contract.

(d) Notwithstanding anything to the contrary herein, the Parties have determined that it is advisable that certain Shared Contracts, or portions thereof, will be separated or assigned to a member of the NCR Group or the ATMCo Group, as applicable. The Parties shall, following the Distribution, use their commercially reasonable efforts to separate the Shared Contracts, including those identified on Schedule 2.8(d), into separate Contracts between the appropriate Third Party and either (i) ATMCo or a member of the ATMCo Group or (ii) NCR or a member of the NCR Group. Separation of Shared Contracts may be accomplished by any of entrance into new Contracts or through assignments (in whole or in part) consistent with the foregoing requirements.

(e) To the extent in order to separate a Shared Contract or take any other action required by this Section 2.8 it is necessary to obtain any Consents or Governmental Approvals the Parties shall, and shall cause the respective members of their Groups to, cooperate and use commercially reasonable efforts to seek to obtain such Consents or Governmental

Approvals as promptly as practicable after the date hereof; provided that in no event shall any member of a Group have any Liability whatsoever to any member of the other Group for any failure to obtain any such Consent or Governmental Approval and neither Party nor any member of its Group shall be required to commence any litigation, contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty (other than pursuant to Section 2.11) or other financial accommodation) to any Third Party in order to cause such Governmental Approval or other Consent to be obtained; provided, further, that each Party shall be required to bear any reasonable out-of-pocket expenses, outside attorneys’ fees and recording or similar Third-Party fees and the costs of salaries and benefits of its employees incurred in connection with its performance of its obligations under this Section 2.8(e).

(f) Each of NCR and ATMCo shall, and shall cause the members of their respective Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to their respective Business as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of such Party’s Group, as applicable, not later than the Distribution, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law or a good faith resolution of a Tax Contest).

Section 2.9 Further Assurances.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, but subject to any specific limitations set forth in this Agreement, each of the Parties shall cooperate with each other and use (and will cause the relevant member of its Group to use) commercially reasonable efforts, prior to, on and after the Distribution, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, but subject to any specific limitations set forth in this Agreement, each Party shall cooperate with the other Party, from and after the Distribution, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, and at the cost and expense of the requesting Party, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, but subject to any specific provisions set forth in this Agreement, each Party will, at the reasonable request of the other Party, and at the cost and expense of such other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so. Where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation; provided that in no event shall any member of a Group have any Liability whatsoever to any member of the other Group for any failure to obtain any such Consent or Governmental Approval.

(c) On or prior to the Distribution Date, NCR and ATMCo in their respective capacities as direct or indirect stockholders of their respective Subsidiaries, shall each approve or ratify any actions that are reasonably necessary or desirable to be taken by any Subsidiary of NCR or Subsidiary of ATMCo, as applicable, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Notwithstanding anything in this Section 2.9 to the contrary, neither Party nor any member of its Group shall be required to (i) commence any litigation, contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty (other than pursuant to Section 2.11) or other financial accommodation) to any Third Party in order to cause such Governmental Approval or other Consent to be obtained (other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable) or (ii) Transfer any Asset (if not otherwise the property of the other Party pursuant to this Agreement or any Ancillary Agreement) or incur any Liability, in each case, in order to (x) cause any Asset conveyed hereunder or under any Ancillary Agreement to function or be utilized in any manner differently than how it functioned or was utilized as of the Distribution, or (y) other than the vesting of legal title, to cause any Asset to be integrated with the other Assets or systems of a Party.

Section 2.10 Novation of Liabilities; Consents. Each of the Parties shall, and shall cause each of the members of their respective Groups to, at the request of the other, use its commercially reasonable efforts to obtain, or cause to be obtained, any Governmental Approval, Consent or substitution required to novate or assign all obligations under Contracts and other Liabilities of any nature whatsoever that constitute material NCR Liabilities or ATMCo Liabilities, as the case may be, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of either the NCR Group or the ATMCo Group, as the case may be, so that, in any such case, the NCR Group will be solely responsible for all NCR Liabilities and the ATMCo Group will be solely responsible for all ATMCo Liabilities; provided, however, that (x) this Section 2.10 shall not apply to Delayed Transfer Assets or Liabilities, Shared Contract or guaranty obligations (which, for the avoidance of doubt, are governed by Section 2.6, Section 2.8 and Section 2.11 respectively) or any Environmental Liabilities and (y), except as otherwise expressly provided herein, neither NCR or any member of its Group nor ATMCo or any member of its Group shall be required to commence any litigation, contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Third Party with respect to any such Governmental Approval, Consent, substitution, novation, assignment or release (other than reasonable out-of-pocket expenses, outside attorneys’ fees and recording or similar Third-Party fees, all of which shall be reimbursed by the Party or the member of the Party’s Group entitled to such Asset or intended to assume such Liability, as applicable, as promptly as reasonably practicable and the costs of salaries and benefits of a Party’s employees and other costs of employing such employees which would have been incurred by a Party regardless of the employees’ service with respect to a Party’s compliance with its obligations under this Section 2.10 which shall borne by the Party incurring such costs).

Section 2.11 Guarantees and Letters of Credit.

(a) If not otherwise completed prior to the Distribution, NCR shall (with the commercially reasonable cooperation of ATMCo and the other members of the ATMCo Group) use its commercially reasonable efforts, if so requested by ATMCo following the Distribution, to have any member of the ATMCo Group removed as guarantor of, or obligor for, any NCR Liability, including with respect to those guarantees and obligations listed or described on Schedule 2.11(a), to the extent that they relate to NCR Liabilities.

(b) If not otherwise completed prior to the Distribution, ATMCo shall (with the commercially reasonable cooperation of NCR and the other members of the NCR Group) use its commercially reasonable efforts, if so requested by NCR following the Distribution, to have any member of the NCR Group removed as guarantor of, or obligor for, any ATMCo Liability, including with respect to those guarantees listed or described on Schedule 2.11(b), to the extent that they relate to the ATMCo Liabilities (each of the releases referred to in clauses (a) and (b) of this Section 2.11, a “Guaranty Release”).

(c) If NCR or ATMCo is unable to obtain, or to cause to be obtained, any removal of any guarantee or other obligation as set forth in clauses (a) and (b) of this Section 2.11, (i) the relevant beneficiary of such guarantee or obligation shall indemnify and defend the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VI) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder, (ii) the relevant beneficiary of such guarantee or obligation shall pay to the guarantor or obligor a fee payable at the end of each calendar quarter based on a rate of 4.5% per annum on the average outstanding amount of the obligation underlying such guarantee or obligation during such quarter and (iii) each of NCR and ATMCo shall not renew or extend the term of, increase its obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party is or may be liable unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such other Party; provided, however, with respect to leases, in the event a Guaranty Release is not obtained and such Party benefitting thereunder wishes to extend the term of such guaranteed lease then such Party benefitting thereunder shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

(d) If not otherwise completed prior to the Distribution, NCR and ATMCo shall cooperate and ATMCo shall use commercially reasonable efforts to replace all letters of credit issued by NCR or other members of the NCR Group on behalf of or in favor of any member of the ATMCo Group or the ATMCo Business (the “NCR LCs”) as promptly as practicable following the Distribution with letters of credit from ATMCo or a member of the ATMCo Group. With respect to any NCR LCs that remain outstanding after the Distribution (i) ATMCo shall, and shall cause the members of the ATMCo Group to, indemnify and defend any NCR Indemnified Party for any Liabilities arising from or relating to the such letters of credit to the extent relating to any member of the ATMCo Group or the ATMCo Business, including, without limitation, fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such NCR LCs to the extent relating to any member of the ATMCo Group or the ATMCo Business in accordance with the terms thereof, (ii) ATMCo shall pay to NCR a fee payable at the end of each calendar quarter based on a rate of 4.5% per annum on the average outstanding balance relating to any member of the ATMCo Group or the ATMCo Business during such quarter of any outstanding NCR LCs and (iii) without the prior written consent of NCR, ATMCo shall not, and shall not permit any member of the ATMCo Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a Third Party, any loan, lease, Contract or other obligation in connection with which NCR or any member of the NCR Group has issued any letters of credit which remain outstanding. Neither NCR nor any member of the NCR Group will have any obligation to renew any letters of credit issued on behalf of or in favor of any member of the ATMCo Group or the ATMCo Business after the expiration of any such letter of credit.

(e) If not otherwise completed prior to the Distribution, NCR and ATMCo shall cooperate and NCR shall use commercially reasonable efforts to replace all letters of credit issued by ATMCo or other members of the ATMCo Group on behalf of or in favor of any member of the NCR Group or the NCR Business (the “ATMCo LCs”) as promptly as practicable following the Distribution with letters of credit from NCR or a member of the NCR Group. With respect to any ATMCo LCs that remain outstanding after the Distribution (i) NCR shall, and shall cause the members of the NCR Group to, indemnify and defend any ATMCo Indemnified Party for any Liabilities arising from or relating to the such letters of credit to the extent relating to any member of the NCR Group or the NCR Business, including, without limitation, fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such ATMCo LCs to the extent relating to any member of the NCR Group or the NCR Business in accordance with the terms thereof, (ii) NCR shall pay to ATMCo a fee payable at the end of each calendar quarter based on a rate of 4.5% per annum on the average outstanding balance relating to any member of the NCR Group or the NCR Business during such quarter of any outstanding ATMCo LCs and (iii) without the prior written consent of ATMCo, NCR shall not, and shall not permit any member of the NCR Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a Third Party, any loan, lease, Contract or other obligation in connection with which ATMCo or any member of the ATMCo Group has issued any letters of credit which remain outstanding. Neither ATMCo nor any member of the ATMCo Group will have any obligation to renew any letters of credit issued on behalf of or in favor of any member of the NCR Group or the NCR Business after the expiration of any such letter of credit.

Section 2.12 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES.

(a) EACH OF NCR (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE NCR GROUP), AND ATMCO (ON BEHALF OF ITSELF AND EACH OTHER MEMBER OF THE ATMCO GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 10.20 OF THIS AGREEMENT, IN ANY ANCILLARY AGREEMENT, OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT, TRANSFER

DOCUMENT, OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED HEREBY OR THEREBY, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED, DISTRIBUTED, OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NO INFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, DISTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN, IN ANY TRANSFER DOCUMENT OR IN ANY ANCILLARY AGREEMENT, ALL ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM) AND THE RESPECTIVE TRANSFEREES SHALL (SUBJECT TO SECTION 2.9) BEAR ALL ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS, CONTRACTS, OR JUDGMENTS ARE NOT COMPLIED WITH. ALL WARRANTIES OF HABITABILITY, MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR FOREIGN LAWS), ARE HEREBY DISCLAIMED.

(b) Each of NCR (on behalf of itself and each member of the NCR Group) and ATMCo (on behalf of itself and each member of the ATMCo Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.12(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both NCR or any member of the NCR Group, on the one hand, and ATMCo or any member of the ATMCo Group, on the other hand, are jointly or severally liable for any NCR Liability or any ATMCo Liability, respectively, then, the Parties intend that, notwithstanding any provision to the contrary under the Laws of such foreign jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.

(c) Each of NCR (on behalf of itself and each member of the NCR Group) and ATMCo (on behalf of itself and each member of the ATMCo Group) further understands and agrees that none of NCR, the NCR Group, ATMCo or the ATMCo Group has relied on any express or implied representation or warranty with respect to NCR, the NCR Group, ATMCo or the ATMCo Group or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information.

(d) NCR hereby waives compliance by itself and each and every member of the NCR Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer or sale of any or all of the NCR Assets to NCR or any member of the NCR Group.

(e) ATMCo hereby waives compliance by itself and each and every member of the ATMCo Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the Transfer or sale of any or all of the ATMCo Assets to ATMCo or any member of the ATMCo Group.

ARTICLE III

CERTAIN ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.1 Charter; Bylaws. At or prior to the Distribution, all necessary actions shall be taken to effect the conversion of ATMCo from a limited liability company organized under the laws of the State of Delaware to a corporation organized under the laws of the State of Maryland and to adopt the form of charter and bylaws filed by ATMCo with the SEC as exhibits to the Registration Statement.

Section 3.2 Directors. At or prior to the Distribution, NCR shall take all necessary action to cause the board of directors of ATMCo to consist of the individuals who are identified as such in the Distribution Disclosure Documents as being directors of ATMCo as of the time of the Distribution.

Section 3.3 Resignations.

(a) Subject to Section 3.3(b), at or prior to the Distribution, (i) NCR shall cause all its employees and any employees of its Affiliates who will not become an ATMCo Group Employee immediately following the Distribution to resign, effective as of the Distribution, from all positions as officers or directors of any member of the ATMCo Group in which they serve, and (ii) ATMCo shall cause all ATMCo Group Employees to resign, effective as of the Distribution, from all positions as officers or directors of any member of the NCR Group in which they serve.

(b) No Person shall be required by any Party to resign from any position or office with another Party if such Person is disclosed in the Information Statement as the Person who is to hold such position or office following the Distribution.

Section 3.4 Ancillary Agreements. At or prior to the Distribution, NCR and ATMCo shall enter into, and, if applicable, shall cause a member or members of their respective Groups to enter into, the Ancillary Agreements.

Section 3.5 ATMCo Financing Arrangements. On or prior to the Distribution Date, ATMCo shall enter into the ATMCo Financing Arrangements, on such terms and conditions as agreed by NCR (including the minimum amount that shall be borrowed pursuant to the ATMCo Financing Arrangements and the interest rates for such borrowings). NCR and ATMCo shall each participate in the preparation of all Financing Disclosure Documents, materials and presentations as may be reasonably necessary or reasonably advisable to secure the funding pursuant to the ATMCo Financing Arrangements, including, without limitation, rating agency presentations, lender presentations and confidential information memoranda. The Parties agree that ATMCo, and not NCR, shall be ultimately responsible for all costs and expenses incurred by, and for reimbursement of such costs and expenses to, any member of the NCR Group or ATMCo Group associated with the ATMCo Financing Arrangements, to the extent unpaid as of the Distribution.

ARTICLE IV

THE DISTRIBUTION

Section 4.1 The Distribution; Debt-for-Debt Exchange.

(a) NCR shall, in its sole discretion, determine the Distribution Date and all terms of the Distribution and any Debt-for-Debt Exchange, including the timing of the consummation of all or part of the Distribution and any Debt-for-Debt Exchange. NCR may, at any time and from time to time until the consummation of the Distribution and any Debt-for-Debt Exchange, modify or change the terms of the Distribution including by accelerating or delaying the timing of the consummation of all or part of the Distribution or the timing of the consummation of any Debt-for-Debt Exchange or modifying the number of shares or ATMCo Common Stock to be distributed.

(b) Subject to the satisfaction or waiver of the conditions, covenants and other terms set forth in this Agreement and the Ancillary Agreements, on or prior to the Distribution Date, in connection with the Separation, in exchange for the Transfer of the ATMCo Assets to ATMCo in the Separation whenever made, (i) ATMCo shall issue to NCR either in connection with the conversion of ATMCo from a Delaware limited liability company to a Maryland corporation or as a stock dividend such number of shares of ATMCo Common Stock (or NCR and ATMCo shall take or cause to be taken such other appropriate actions to ensure that NCR has the requisite number of shares of ATMCo Common Stock) as may be requested by NCR in order to effect the Distribution, which shares as of the date of issuance shall represent (together with such shares previously held by NCR) all of the issued and outstanding shares of ATMCo Common Stock, (ii) ATMCo shall make the Debt Proceeds Distribution, (iii) ATMCo shall issue to NCR the Debt-for-Debt Indebtedness and (iv) ATMCo shall assume the ATMCo Liabilities. In addition, ATMCo shall repay, or cause to be repaid, certain loans identified on Schedule 4.1(b) in an aggregate amount equal to $[•] (the “NCR Intercompany Loan Repayment”).

(c) Concurrently with or following the Distribution, NCR may conduct one or more Debt-for-Debt Exchanges. ATMCo shall, if the Debt-for-Debt Exchange has not been completed as of the Distribution, cooperate with NCR following the Distribution to accomplish a Debt-for-Debt Exchange and shall, at the direction of NCR, use its best efforts to promptly take any and all actions reasonably necessary, customary or advisable to effect a Debt-for-Debt Exchange, as applicable, including any Customary Offering Actions. NCR shall be entitled in its sole and absolute discretion to select any investment bank, manager or advisor in connection with a Debt-for-Debt Exchange as well as any financial printer, solicitation, exchange, information or distribution agent and financial, legal, accounting, tax and other advisors for NCR in connection with a Debt-for-Debt Exchange.

(d) Subject to conditions and other terms in this Article IV, NCR will cause the Agent on the Distribution Date to make the Distribution, including by crediting the appropriate number of shares of ATMCo Common Stock to book-entry accounts for each holder of record of NCR Common Stock as of the Record Date (or their designated transferee). For stockholders of NCR who own NCR Common Stock through a broker or other nominee, their shares of ATMCo Common Stock will be credited to their respective accounts by such broker or nominee. No action by any holder of NCR Common Stock on the Record Date shall be necessary for such stockholder (or such stockholder’s designated transferee or transferees) to receive the applicable number of shares of ATMCo Common Stock (and, if applicable, cash in lieu of any fractional shares) such stockholder is entitled to in the Distribution. ATMCo will not issue paper stock certificates in respect of the ATMCo Common Stock. Following the Distribution Date, ATMCo agrees to provide all book-entry transfer authorizations for shares of ATMCo Common Stock that NCR or the Agent shall require (after giving effect to Section 4.2) in order to effect the Distribution.

(e) Until the ATMCo Common Stock is duly transferred in accordance with this Article IV and applicable Law, from and after the Distribution, ATMCo will regard the Persons entitled to receive such ATMCo Common Stock as record holders of ATMCo Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. ATMCo agrees that, subject to any transfers of such shares, from and after the Distribution (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of ATMCo Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of ATMCo Common Stock then held by such holder.

Section 4.2 Fractional Shares. NCR stockholders who, after aggregating the number of shares of ATMCo Common Stock (or fractions thereof) to which such stockholder would be entitled on the Record Date, would be entitled to receive a fraction of a share of ATMCo Common Stock in the Distribution, will receive cash in lieu of fractional shares. Fractional shares of ATMCo Common Stock will not be distributed in the Distribution nor credited to book-entry accounts. The Agent shall, as soon as practicable after the Distribution Date (a) determine the number of whole shares and fractional shares of ATMCo Common Stock allocable to each other holder of record or beneficial owner of NCR Common Stock as of the close of business on the Record Date, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of ATMCo Common Stock after making appropriate deductions for any amount required to be withheld for United States federal income tax purposes. ATMCo shall bear the cost of brokerage fees and transfer taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Agent. None of NCR, ATMCo or the applicable Agent will guarantee any minimum sale price for the fractional shares of ATMCo Common Stock. Neither NCR nor ATMCo will pay any interest on the proceeds from the sale of fractional shares. The Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Agent nor the selected broker-dealers will be Affiliates of NCR or ATMCo.

Section 4.3 Actions in Connection with the Distribution.

(a) ATMCo shall file such amendments and supplements to the Registration Statement as NCR may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Registration Statement and Information Statement as may be required by the SEC or federal, state or foreign securities Laws. NCR shall mail to the holders of NCR Common Stock, at such time on or prior to the Distribution Date as NCR shall determine, the Information Statement included in the Registration Statement (or, alternatively, NCR shall make available the Information Statement to the applicable holders of NCR Common Stock and cause to be mailed to the holders of NCR Common Stock, at such time on or prior to the Distribution Date as NCR shall determine, a notice of internet availability of the Information Statement and post such notice on its website, in each case in compliance with Rule 14a-16 promulgated by the SEC pursuant to the Exchange Act, as such rule may be amended from time to time).

(b) ATMCo shall also prepare, file with the SEC and cause to become effective, as of the Distribution or as promptly as practicable thereafter, any registration statements or amendments thereof required to effect the establishment of, or amendments to, any employee benefit and other plans or as otherwise necessary or appropriate in connection with the transactions contemplated by this Agreement, or any of the Ancillary Agreements, including any transactions related to financings or other credit facilities. Promptly after receiving a request from NCR, ATMCo shall prepare and, in accordance with applicable Law, file with the SEC any such documentation that NCR determines is necessary or desirable to effectuate the Distribution, and NCR and ATMCo shall each use commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

(c) Prior to the Distribution, ATMCo shall prepare and file, and shall use commercially reasonable efforts to have approved and made effective, an application for the original listing on the NYSE of the ATMCo Common Stock to be distributed in the Distribution, subject to official notice of distribution.

(d) Nothing in this Section 4.3 shall be deemed, by itself, to create a Liability of NCR for any portion of, or action with respect to, the Registration Statement.

Section 4.4 Sole Discretion of NCR. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, NCR may, at its sole and absolute discretion, as determined by the NCR Board, (i) in accordance with Section 10.7, at any time prior to the Distribution Date and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution, including all transactions contemplated by this Agreement and (ii) determine whether to proceed with all or part of the Distribution. None of ATMCo, any other member of the ATMCo Group, any ATMCo Group Employee or any Third Party shall have any right or claim to require the consummation of the Separation or the Distribution, the consummation of which shall be at the sole discretion of NCR, as determined by the NCR Board.

Section 4.5 Conditions.

(a) Subject to Section 4.4, the following are conditions to the consummation of the Distribution (which, to the extent permitted by applicable Law, may be waived, in whole or in part, by NCR in its sole discretion):

(i) The Registration Statement shall have been declared effective by the SEC and shall be subject to no further comment, no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no Proceedings for that purpose will be pending before or threatened by the SEC;

(ii) The ATMCo Common Stock to be delivered to the NCR stockholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution;

(iii) NCR shall have obtained an opinion from each of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to NCR, and Ernst & Young, LLP, tax advisor to NCR, in form and substance satisfactory to NCR (in its sole discretion), substantially to the effect that, among other things, the Distribution, together with certain related transactions, will qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D), 361 and 355 of the Code;

(iv) An independent appraisal firm acceptable to NCR shall have delivered one (1) or more opinions to the NCR Board confirming that, immediately following the Distribution (A) each of NCR and ATMCo will be able to pay its indebtedness as its indebtedness becomes due in the ordinary course of business and (B) the fair value of each of NCR’s and ATMCo’s respective assets will be greater than the sum of, as applicable, NCR’s or ATMCo’s respective stated liabilities and certain identified contingent liabilities (plus, with regard to NCR, the amount, if any, that would be needed, if NCR was dissolved at the time of Distribution, to satisfy the preferential rights upon dissolution of the holders of shares of Series A Convertible Preferred Stock of NCR, $0.01 par value per share), and such opinions shall be acceptable to the NCR Board in form and substance in the NCR Board’s sole discretion and such opinions shall not have been withdrawn or rescinded;

(v) Each of NCR and ATMCo shall have received any necessary permits, registrations and consents under the securities or “blue sky” Laws of states or other political subdivisions of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution and all such permits and authorizations shall be in effect;

(vi) No order, injunction or decree issued by any court or arbitral authority of competent jurisdiction shall have been entered and shall continue to be in effect and no other Law or other legal restraint or prohibition shall have been adopted or be effective preventing the consummation of the Separation, Distribution or any of the related transactions contemplated herein;

(vii) The portion of the Internal Reorganization Plan to be effectuated prior to the Distribution shall have been effectuated, including the execution of all such instruments, assignments, documents and other agreements necessary to effect such portion of the Internal Reorganization Plan;

(viii) The NCR Board shall have declared the Distribution and approved all related transactions (and such declaration or approval shall not have been withdrawn);

(ix) Any material Governmental Approvals and Consents from Governmental Authorities, in each case, necessary to effect the transactions contemplated by the Internal Reorganization Plan or the Distribution shall have been obtained and be in full force and effect;

(x) The financing for the ATMCo Financing Arrangements shall be available on terms acceptable to NCR and ATMCo shall have completed the ATMCo Financing Arrangements and received the proceeds in respect thereof and ATMCo shall have (A) issued to NCR the Debt-for-Debt Indebtedness, (B) completed the Debt Proceeds Distribution and (C) and completed the NCR Intercompany Loan Repayment;

(xi) The Information Statement or notice of internet availability of the Information Statement shall have been mailed to the holders of record of NCR Common Stock as of the close of business on the Record Date;

(xii) Each Ancillary Agreement shall have been executed by each party to such agreement; and

(xiii) No event or development shall have occurred or exist that, in the judgment of the NCR Board, in its sole discretion, makes it inadvisable to effect the Separation, the Distribution or the other related transactions (including with respect to the incurrence of Indebtedness necessary to complete the Separation and Distribution).

(b) The conditions set forth in this Section 4.5 are for the sole benefit of NCR and shall not give rise to or create any duty on the part of NCR or the NCR Board to waive or not waive any such condition. Any determination made by NCR prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.5 shall be conclusive and binding on the Parties hereto.

ARTICLE V

COVENANTS

Section 5.1 No Restrictions on Business Opportunities.

(a) In the event that NCR or any other member of the NCR Group, or any director, officer or employee of NCR or any other member of the NCR Group, acquires knowledge of a potential transaction or matter that may be a business opportunity for both NCR or any other member of the NCR Group and ATMCo or any other member of the ATMCo Group, ATMCo renounces, on its behalf and on behalf of every member of the ATMCo Group, any potential interest or expectation in, or right to be offered or to participate in, such business opportunity. Neither NCR nor any other member of the NCR Group, nor any director, officer or employee of NCR or any other member of the NCR Group, shall have any duty to communicate or present such business opportunity to ATMCo or any other member of the ATMCo Group and shall not be liable to ATMCo or any other member of the ATMCo Group or to ATMCo’s stockholders by reason of the fact that NCR or any other member of the NCR Group pursues or acquires such business opportunity for itself, directs such business opportunity to another person or entity, or does not present such business opportunity to ATMCo or any other member of the ATMCo Group. ATMCo, on behalf of itself and every member of the ATMCo Group, hereby waives any right to be presented any such business opportunity.

(b) In the event that ATMCo or any other member of the ATMCo Group, or any director, officer or employee of ATMCo or any other member of the ATMCo Group, acquires knowledge of a potential transaction or matter that may be a business opportunity for both NCR or any other member of the NCR Group and ATMCo or any other member of the ATMCo Group, NCR renounces, on its behalf and on behalf of every member of the NCR Group, any potential interest or expectation in, or right to be offered or to participate in, such business opportunity. Neither ATMCo nor any other member of the ATMCo Group, nor any director, officer or employee of ATMCo or any other member of the ATMCo Group, shall have any duty to communicate or present such business opportunity to NCR or any other member of the NCR Group and shall not be liable to NCR or any other member of the NCR Group or to NCR’s stockholders by reason of the fact that ATMCo or any other member of the ATMCo Group pursues or acquires such business opportunity for itself, directs such business opportunity to another person or entity, or does not present such business opportunity to NCR or any other member of the NCR Group. NCR, on behalf of itself and every member of the NCR Group, hereby waives any right to be presented any such business opportunity.

(c) For the purposes of this Section 5.1, “business opportunities” of ATMCo or any other member of the ATMCo Group shall include, but not be limited to, business opportunities that are, by their nature, in a line of business of ATMCo or any other member of the ATMCo Group, including the ATMCo Business, are of practical advantage to them and are ones in which ATMCo or any other member of the ATMCo Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of NCR or any other member of the NCR Group or any of their officers or directors will be brought into conflict with that of ATMCo or any other member of the ATMCo Group, and “business opportunities” of NCR or any other member of the NCR Group shall include, but not be limited to, business opportunities that are, by their nature, in a line of business of NCR or any other member of the NCR Group, including the NCR Business, are of practical advantage to them and are ones in which NCR or any other member of the NCR Group have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of ATMCo or any other member of the ATMCo Group or any of their officers or directors will be brought into conflict with that of NCR or any other member of the NCR Group.

(d) For the avoidance of doubt, (x) none of the foregoing shall be construed to limit any of the restrictions set forth in Section 5.3 and (y) shall not be construed to suggest that either Party or its directors, officers or employees would have had any obligation to communicate business opportunities to the other Party.

Section 5.2 Permits.

(a) Following the Distribution, notwithstanding Section 2.6, to the extent the Transfer to the applicable Permit Transferee of any permits, including Environmental Permits, that constitute Assets that are allocated to the Permit Transferee’s Group pursuant to this Agreement, have not been completed (such permit, a “Non-Transferred Permit”), the Permit Transferor shall, and shall cause the other members of its Group to, use commercially reasonable efforts to (A) assist the Permit Transferee by providing any information necessary to allow the Permit Transferee to apply to the applicable Governmental Authority for the Transfer of such Non-Transferred Permit or the issuance of a new permit applicable to the same subject matter of the Non-Transferred Permit, to the extent that such application was not submitted prior to the Distribution, (B) maintain each existing permit, including any Environmental Permit, related to such Non-Transferred Permit, in full force and effect in all material respects, until such time as the Permit Transferee has otherwise received the Non-Transferred Permit or a new permit applicable to the same subject matter as such Non-Transferred Permit, (C) cooperate in any reasonable and lawful arrangement designed to provide to the Permit Transferee the benefits arising under any Non-Transferred Permit, including accepting such reasonable direction as the Permit Transferee shall request of the Permit Transferor, and (D) enforce at the Permit Transferee’s reasonable request, or allow the Permit Transferee to enforce in a commercially reasonable manner, any rights of the Permit Transferor under such Non-Transferred Permit (to the extent related to the Business of the Permit Transferee). The costs and expenses incurred by the Permit Transferor related to the foregoing clauses (A)-(B) shall be borne solely by the Permit Transferor and the costs and expenses incurred by the Permit Transferor related to the foregoing clauses (C)-(D) shall be borne solely by the Permit Transferee. Following the Distribution, to the extent the issuance of any permits, including Environmental Permits, necessary for the conduct of the Business of a Party’s Group as it is conducted as of the time of the Distribution (after giving effect to the Ancillary Agreements) has not been completed as of the Distribution, each of the Parties shall reasonably cooperate with each other to provide such information and take such actions as reasonably requested by each other to facilitate the issuance of such permit. Notwithstanding the foregoing in this Section 5.2(a), a Party’s obligation hereunder is conditioned on the planned recipient of such permit undertaking prompt action to apply for and prosecute the reissuance or a transfer of permit.

(b) Following the Distribution, the Permit Transferee shall be responsible for compliance by the Business of its Group with all of the terms and conditions of any permit, including any Environmental Permit, which is a Non-Transferred Permit. The Permit Transferee shall be responsible for all Liabilities related thereto and shall indemnify the Permit Transferor pursuant to Article VI for all Indemnifiable Losses to the extent relating to or arising in connection with or resulting from a permit, including any Environmental Permit, which is a Non-Transferred Permit due to the Business of its Group, including fines or penalties arising from violations by its Group of any terms and/or conditions of the Non-Transferred Permit.

(c) Notwithstanding Section 2.6 or Section 2.8, but in furtherance of the foregoing, in the case of any permits (including Environmental Permits) which are related to both the NCR Business and the ATMCo Business (a “Shared Permit”) and which have not been separated (or a new permit otherwise procured for a Party) prior to the Distribution, the Parties shall cooperate following the Distribution to, at the election of the holder of such Shared Permit following the Distribution (whether or not allocated such permit pursuant to the allocation of Assets in this Agreement), either (i) Transfer the applicable Shared Permit to a member of the other Party’s Group (as designated by such Party) and procure for the holding Party’s Group any new permits required to operate its Business as it is conducted as of the time of the Distribution after giving effect to the Ancillary Agreements or (ii) procure the issuance for the other Party of such new permits, including Environmental Permits, related to the existing Shared Permits (to the extent necessary for the conduct of the Business of such other Party’s Group as it is conducted as of the time of the Distribution after giving effect to the Ancillary Agreements); provided that, in each case, and for the avoidance of doubt, if there is any delay in the Transfer or procurement of such permit, clauses (A)-(D) of Section 5.2(a) and the indemnity obligations in Section 5.2(b) shall continue to apply.

(d) No Party shall have any obligations under this Section 5.2 if it is provided notice, or otherwise becomes aware, of a Non-Transferred Permit or Shared Permit at any time after the twenty-four (24) month anniversary of the Distribution Date; provided, that nothing shall limit the obligations of the Parties under this Section 5.2 with respect to any Non-Transferred Permit or Shared Permit it had been provided notice of, or was otherwise aware of, prior to such date.

Section 5.3 Certain Non-Competition Provisions.

(a) As an essential consideration for the obligations of the Parties under this Agreement, and in contemplation of the consummation of the Separation and the Distribution, ATMCo hereby agrees that, from the date hereof until the third (3rd) anniversary of the Distribution Date (the “Non-Compete Period”), it shall not, and it shall cause each other member of its Group not to, directly or indirectly own, invest in, operate, manage, control, participate or engage in any Prohibited ATMCo Business. “Prohibited ATMCo Business” means the NCR Business and the activities set forth on Schedule 5.3(a); provided that nothing in this Section 5.3 shall prohibit the ownership by ATMCo or any member of its Group, of debt, equity or other class of securities of any Person that owns, invests in, operates, manages, controls, participates or engages directly or indirectly in a Prohibited ATMCo Business, provided ownership of such securities (either directly, indirectly or upon conversion) is less than ten percent (10%) of such class of securities of such Person; provided, further, that “Prohibited ATMCo Business” shall not include ATMCo’s performance of its obligations under any of the Continuing Arrangements set forth on Schedule 1.1(46) or under any of the Ancillary Agreements, solely to the extent in accordance therewith.

(b) As an essential consideration for the obligations of the Parties under this Agreement, and in contemplation of the consummation of the Separation and the Distribution, NCR hereby agrees that, during the Non-Compete Period, it shall not, and it shall cause each other member of its Group not to, directly or indirectly own, invest in, operate, manage, control, participate or engage in any Prohibited NCR Business. “Prohibited NCR Business” means the ATMCo Business and the activities set forth on Schedule 5.3(b); provided that nothing in this Section 5.3 shall prohibit the ownership by NCR or any member of its Group, of debt, equity or other class of securities of any Person that owns, invests in, operates, manages, controls, participates or engages directly or indirectly in a Prohibited NCR Business, provided ownership of such securities (either directly, indirectly or upon conversion) is less than ten percent (10%) of such class of securities of such Person; provided, further, that “Prohibited NCR Business” shall not include NCR’s performance of its obligations under any of the Continuing Arrangements set forth on Schedule 1.1(46), solely to the extent in accordance therewith.

(c) Certain Strategic Transactions.

(i) ATMCo Acquisitions: In the event that a merger, acquisition, consolidation or other business combination with another Person that directly or indirectly owns, invests in, operates, manages, controls, participates or engages in a Prohibited ATMCo Business results in ATMCo or any member of its Group, as the case may be, directly or indirectly owning, investing in, operating, managing, controlling, participating or engaging in a Prohibited ATMCo Business in breach of Section 5.3(a) at the time of such transaction, but does not result in a change of control of ATMCo or any member of its Group, ATMCo shall have a period of 365 days from the date of the closing or consummation of such transaction to cure (by divestiture or otherwise, including, for the avoidance of doubt, in the event that such 365-day cure period extends beyond the expiration of the Non-Compete Period) such failure before the parties are deemed to be in breach of this Section 5.3.

(ii) NCR Acquisitions: In the event that a merger, acquisition, consolidation or other business combination with another Person that directly or indirectly owns, invests in, operates, manages, controls, participates or engages in a Prohibited NCR Business results in NCR or any member of its Group, as the case may be, directly or indirectly owning, investing in, operating, managing, controlling, participating or engaging in a Prohibited NCR Business in breach of Section 5.3(a) at the time of such transaction, but does not result in a change of control of NCR or any member of its Group, NCR shall have a period of 365 days from the date of the closing or consummation of such transaction to cure (by divestiture or otherwise, including, for the avoidance of doubt, in the event that such 365-day cure period extends beyond the expiration of the Non-Compete Period) such failure before the parties are deemed to be in breach of this Section 5.3.

(iii) Spin-Offs: During the Non-Compete Period, other than with respect to any Pre-Approved Transaction, in the event that NCR or ATMCo ceases to control any member of its Group following the Distribution and prior to the expiration of the Non-Compete Period, NCR or ATMCo, as applicable, shall cause such member of its Group, prior to the consummation of such transaction, to execute a joinder to this Agreement agreeing to be bound directly by the terms of this Section 5.3.

(iv) Divestitures to Third Parties: During the Non-Compete Period, other than with respect to any Pre-Approved Transaction, to the extent that any Third Party acquires, directly or indirectly, any NCR Assets or ATMCo Assets that constitute a specific business unit, product line or distinct business operation (and, for the avoidance of doubt, excluding sales of inventory in the ordinary course of business), as applicable, such Third-Party acquiror and its Affiliates (collectively, the “Non-Compete Acquirors”) shall agree in writing, upon the consummation of such transaction, to be bound by, and shall be bound by, the terms of this Section 5.3 as if they are ATMCo in the case of any transaction involving ATMCo Assets or NCR in the case of any transaction involving NCR Assets, including with respect to any business or activity of such Non-Compete Acquirors that were initiated before or independently of such acquisition and they shall cease, as applicable, owning, investing in, operating, managing, controlling, participating or engaging in any Prohibited ATMCo Business or Prohibited NCR Business as of the consummation of such transaction; provided that such Non-Compete Acquiror shall have a period of 365 days from the date of the closing or consummation of such transaction to cure (by divestiture or otherwise, including, for the avoidance of doubt, in the event that such 365-day cure period extends beyond the expiration of the Non-Compete Period) such failure before the parties are deemed to be in breach of this Section 5.3.

(v) Changes of Control: Notwithstanding anything to the contrary contained herein (including Section 5.3(c)(iv)), during the Non-Compete Period, other than with respect to any Pre-Approved Transaction, to the extent any Non-Compete Acquiror acquires, directly or indirectly, (i) greater than fifty percent (50%) of both the voting power and equity interests of NCR or ATMCo or (ii) a majority of the NCR Assets or ATMCo Assets, such Non-Compete Acquirors shall agree in writing, upon the consummation of such transaction, to be bound by, and shall be bound by, the provision of this Section 5.3 are ATMCo in the case of any transaction involving ATMCo or NCR in the case of any transaction involving NCR, and shall cease, as applicable, owning, investing in, operating, managing, controlling, participating or engaging in any Prohibited ATMCo Business or Prohibited NCR Business as of the consummation of such transaction, including if initiated before or independently of such transaction;

provided that such Non-Compete Acquiror shall have a period of 365 days from the date of the closing or consummation of such transaction to cure (by divestiture or otherwise, including, for the avoidance of doubt, in the event that such 365-day cure period extends beyond the expiration of the Non-Compete Period) such failure before the parties are deemed to be in breach of this Section 5.3.

(d) If any covenant in this Section 5.3 is found to be invalid, void or unenforceable in any situation in any jurisdiction by a court, arbitral authority or Governmental Authority of competent jurisdiction, each of NCR and ATMCo agrees that: (i) such determination shall not affect the validity or enforceability of (x) the offending term or provision in any other situation or in any other jurisdiction, (y) the remaining terms and provisions of this Section 5.3 in any situation in any jurisdiction or (z) permit any conduct otherwise prohibited hereby until such decision is final and non-appealable; (ii) the offending term or provision shall be reformed rather than voided and the court, arbitral authority or Governmental Authority of competent jurisdiction making such determination shall have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or enforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 5.3 enforceable to the fullest extent permitted by applicable Law (or if such court, arbitral authority or Governmental Authority of competent jurisdiction doesn’t expressly change the terms hereof, the offending term or provision shall be deemed reformed in accordance with any non-appealable decision on the terms hereof rendered thereby); and (iii) the restrictive covenants set forth in this Section 5.3 shall be enforceable as so modified. Each of ATMCo and NCR acknowledges that any breach of the terms, conditions or covenants set forth in this Section 5.3 shall be competitively unfair and may cause irreparable damage to the other Party because of the special, unique, unusual and extraordinary character of the business of the NCR Group and the ATMCo Group, respectively, and the recovery of damages at Law will not be an adequate remedy. Accordingly, each of the Parties agrees that for any breach of the terms, covenants or agreements of this Section 5.3, a restraining order or an injunction or both may be issued against the breaching Party, in addition to any other rights or remedies a non-breaching Party may have, including pursuant to Section 10.17.

(e) Each of NCR and ATMCo (on behalf of itself and each member of its respective Group) acknowledges and agrees that this Section 5.3 constitutes an independent covenant and shall not be effected by performance or nonperformance of any other provision of this Agreement by either ATMCo or NCR.

Section 5.4 Environmental Liabilities.

(a) Following the Distribution, (i) ATMCo shall be solely responsible, as an ATMCo Liability, for all ATMCo Environmental Liabilities; (ii) NCR shall be solely responsible, as an NCR Liability, for all NCR Environmental Liabilities; and (iii) ATMCo and NCR shall be responsible for their respective portions of the Shared Environmental Liabilities as set forth in this Agreement in the definitions of ATMCo Liability and NCR Liability, respectively. The Parties acknowledge and agree that indemnification provided by each of them pursuant to Section 6.2 and Section 6.3 of this Agreement with respect ATMCo Liabilities and

NCR Liabilities shall apply to Environmental Liabilities, in accordance with and subject to the terms of Article VI of this Agreement, but otherwise subject to any specific terms contained in this Section 5.4.

(b) Notwithstanding the last sentence of Section 5.4(a), the Parties desire to establish certain specific terms and procedures herein with respect to Shared Environmental Liabilities and the payment of Remediation Costs and Expenses that shall apply in lieu of any conflicting terms in Article VI of this Agreement.

(c) Administration and Control of Shared Environmental Liabilities and Remedial Actions. Notwithstanding Section 6.4 or Section 6.11 of this Agreement or ATMCo’s obligations to, once the Shared Environmental Matters Basket is exceeded in any calendar year, pay the ATMCo Portion of the Shared Environmental Liabilities for any Shared Environmental Liabilities, the following terms shall apply following the Distribution with respect to Shared Environmental Liabilities.

(i) NCR shall assume defense of, and be responsible for, performing all Remedial Action required with respect to, the Shared Environmental Liabilities.

(ii) NCR shall have the authority and right to, in its sole and absolute discretion and without any notice or consultation to ATMCo to, in respect of any Shared Environmental Liabilities: (i) retain environmental consultants, attorneys and other advisors to assist in the performance of any Remedial Action; (ii) communicate, negotiate and enter into settlements and other agreements, with any Governmental Authority or other Person asserting an Environmental Claim with respect to the Shared Environmental Liabilities; (iii) manage and determine the strategy of any Proceeding against any Third Party for contribution, indemnification or reimbursement in respect of any Shared Environmental Liabilities, including the settlement of any such Proceedings and determining the acceptable amount of any such settlement; (iv) select the Remedial Action to be performed in connection with any Shared Environmental Liabilities; and (v) prepare all work plans, investigation and remediation reports, and other documents required with respect to the Shared Environmental Liabilities. To the extent any Environmental Liability that is the subject of any Proceeding is a Shared Environmental Liability and either a NCR Environmental Liability or ATMCo Environmental Liability, NCR shall control with respect to the entirety of such matter in accordance with the preceding sentence; provided that NCR shall not be permitted to agree to the entry of any judgment or settlement in respect of an ATMCo Environmental Liability without the prior written consent of ATMCo (not to be unreasonably withheld, conditioned or delayed).

(iii) NCR shall conduct all Remedial Action with respect to Shared Environmental Liabilities at a pace that is consistent with the requirements for such Remedial Action, without taking into consideration the Shared Environmental Matters Basket. ATMCo shall cooperate with NCR in NCR’s defense of such matters, including, as necessary, providing access to ATMCo’s properties, records and employees. NCR shall update ATMCo from time to time with respect to any events in connection with the foregoing at such times and in such manner as it shall reasonably determine. ATMCo shall have no right to review, prior to submission, or comment on any submissions to any Governmental Authorities or other Persons asserting an Environmental Claim with respect to any Shared Environmental Liabilities or object to any settlement or other agreement (even where it may increase any Shared Environmental Liabilities).

(iv) Notwithstanding anything in Article VI of this Agreement to the contrary, in the event ATMCo or a member of the ATMCo Group is named in any Proceeding with respect to a Shared Environmental Liability or otherwise becomes directly liable therefore, the Parties shall take such actions as are reasonably necessary to facilitate NCR’s control of such Proceeding consistent with the terms of this Section 5.4.

(d) Payments for Remediation Costs and Expenses for the Shared Environmental Liabilities. Notwithstanding any terms of Article VI of this Agreement to the contrary, and without the need for providing any notice as required under Article VI of this Agreement, ATMCo shall be required, following the Distribution, to make certain payments to NCR (or a designee thereof) in respect of Remediation Costs and Expenses as set forth below.

(i) With respect to Remediation Costs and Expenses to be incurred through the end of the current calendar year following the Distribution (the “Stub Period”) with respect to the Identified Shared Environmental Liabilities, the Parties shall take such actions as are set forth on Schedule 5.4(d)(i).

(ii) Beginning with the first full calendar year following the Distribution Date, payments for Remediation Costs and Expenses shall be made by ATMCo to NCR (or a designee thereof) pursuant to this Section 5.4(d)(ii).

(1) No later than December 1st of each calendar year (beginning December 1, 2023), NCR shall provide ATMCo with an estimate of the total Remediation Costs and Expenses expected to be incurred in the next calendar year, and shall specifically set forth the Remediation Costs and Expenses expected to be incurred in each of the upcoming four quarters of such calendar year (each such quarterly amount, as it may be adjusted by NCR hereunder, the “Estimated Quarterly Remediation Costs”) and, based on such Estimated Quarterly Remediation Costs and Section 1.1(31)(vi) of this Agreement, the amount to be paid by ATMCo in each such quarter of the upcoming calendar year (each such amount, as it may be adjusted by NCR hereunder, the “ATMCo Quarterly Remediation Amount”). Estimated Quarterly Remediation Costs shall be calculated net of the maximum amount of any payments reasonably expected to be received from Third Parties with respect to Remediation Costs and Expenses expected to be incurred in the relevant quarter (the “Third-Party

Sharing Amounts”), but shall exclude any estimate of insurance proceeds to be received unless an insurer has otherwise already acknowledged in writing that it will provide coverage for such Remediation Costs and Expenses.

(2) No later than December 31st of each calendar year (beginning December 31, 2023), ATMCo shall pay to NCR (or its designee) an amount equal to the ATMCo Quarterly Remediation Amount for the first quarter of the upcoming calendar year as provided by NCR and thereafter ATMCo shall pay an amount to NCR (or its designee) equal to the ATMCo Quarterly Remediation Amount for the next quarter of such calendar year as provided by NCR (as they may be adjusted) no later than March 31st for the upcoming second quarter of such calendar year, June 30th for the upcoming third quarter of such calendar year and September 30th for the upcoming fourth quarter of such calendar year (or if any of such days is not a Business Day, the Business Day immediately preceding such date), respectively (each payment, once made, an “ATMCo Quarterly Remediation Payment”).

(3) Within sixty (60) days after each of March 31st, June 30th, September 30th and December 31st, NCR shall provide an accounting to ATMCo of the actual Remediation Costs and Expenses incurred in the previous quarter (the “Actual Quarterly Remediation Costs”) and at such time NCR shall be permitted to make and deliver any updates to the Estimated Quarterly Remediation Costs and resulting ATMCo Quarterly Remediation Amounts for the remainder of such calendar year. The Actual Quarterly Remediation Costs shall continue to assume the receipt of Third-Party Sharing Amounts as originally estimated for such quarter, even if not received, and any adjustment with respect to the failure of any Third-Party Sharing Amounts reflected in Estimated Quarterly Remediation Costs for any calendar year to be received shall occur in accordance with Section 5.4(d)(vi) below. With respect to the Stub Period, NCR shall provide an accounting to ATMCo of the actual Remediation Costs and Expenses incurred in the Stub Period no later than February 28, 2024.

(iii) To the extent that the difference between the Actual Quarterly Remediation Costs for a quarter and the Estimated Quarterly Remediation Costs for such quarter resulted in an ATMCo Quarterly Remediation Payment by ATMCo for such quarter that was an overpayment by ATMCo based on Section 1.1(31)(vi) of this Agreement, the ATMCo Quarterly Remediation Amount for the next quarter shall be adjusted downward in an amount equal to such overpayment (the “ATMCo Credit Amount”). If the ATMCo Credit Amount is greater than the ATMCo Quarterly Remediation Amount for the next quarter, the ATMCo Quarterly Remediation Amount for such quarter shall be zero and the portion of the ATMCo Credit Amount remaining unused shall be applied to the next ATMCo Quarterly Remediation Amount and thereafter if any portion of the ATMCo Credit Amount remains unused it shall be applied as a reduction in future quarters until utilized entirely.

(iv) To the extent that the difference between the Actual Quarterly Remediation Costs for a quarter and the Estimated Quarterly Remediation Costs for such quarter resulted in an ATMCo Quarterly Remediation Payment by ATMCo for such quarter that was an underpayment (or no payment) by ATMCo based on Section 1.1(31)(vi) of this Agreement, the ATMCo Quarterly Remediation Amount for the next quarter shall be adjusted upward in an amount equal to such underpayment (or, if no payment was made, the amount that would have otherwise been made) (the “ATMCo Underpayment Amount”).

(v) Any adjustment to an ATMCo Quarterly Remediation Amount with respect to the Stub Period shall be as set forth on Schedule 5.4(d)(i).

(vi) Within sixty (60) days after December 31st of each calendar year beginning December 31, 2024, NCR shall notify ATMCo whether all or a portion of the Third-Party Sharing Amounts reflected in any calculation of the Estimated Quarterly Remediation Costs in any of the quarters for the calendar year just ended were actually received by it. To the extent that NCR received less than the full amount of the Third-Party Sharing Amounts reflected in any calculation of the Estimated Quarterly Remediation Costs in any of the quarters for the calendar year just ended, NCR shall provide a calculation to ATMCo demonstrating the aggregate amount by which, if any, ATMCo underpaid NCR for Remediation Costs and Expenses in the entire calendar year just ended based on Section 1.1(31)(vi) of this Agreement (such amount, the “Third-Party Failure True-Up Amount”). ATMCo shall make payment to an account designated by NCR in amount equal to the Third-Party Failure True-Up Amount, if any, within five (5) Business Days of receiving notice thereof from NCR.

(vii) Notwithstanding anything in Section 6.7 of this Agreement to the contrary, in the event that at any time following the Distribution NCR or any member of the NCR Group recovers any insurance proceeds or other amounts (other than Third-Party Sharing Amounts) with respect to Remediation Costs and Expenses that identifiably relate to a specific period in which an ATMCo Quarterly Remediation Payment was made (and, for the avoidance of doubt, not any pre-Distribution period) and that were not taken into account in full in calculating the relevant ATMCo Quarterly Remediation Payment for such period or which would have resulted, in accordance with this Agreement, in a lower amount being paid by ATMCo hereunder, the ATMCo Quarterly Remediation Amount for the next ATMCo Quarterly Remediation Payment due from ATMCo shall be reduced in an amount equal to the degree to which ATMCo overpaid hereunder; provided that, to the extent such credit is not fully utilized in the next period, any remaining amount of the credit shall be applied to future ATMCo Quarterly Remediation Amounts. If at the time of receipt of any proceeds described under this Section 5.4(d)(vii) which would otherwise result in a credit to ATMCo (x) NCR concludes in its reasonable determination that all Remedial Actions in respect of Shared Environmental Liabilities have been completed and that no additional Remedial Actions are likely in respect of the Shared Environmental Liabilities and (y) NCR reasonably expects there will not be further Remediation Costs and Expenses, NCR shall use commercially reasonable efforts to calculate the degree to which, if any, the receipt of such proceeds would have previously reduced ATMCo’s payments hereunder and, to the extent reasonably determinable, shall make payment to ATMCo in an amount equal thereto.

(viii) If at any time (x) NCR concludes in its reasonable determination that all Remedial Actions in respect of Shared Environmental Liabilities have been completed and that no additional Remedial Actions are likely in respect of the Shared Environmental Liabilities, (y) NCR reasonably expects there will not be further Remediation Costs and Expenses and (z) there exists any ATMCo Credit Amount (or portion thereof) that was not utilized in full, NCR shall make payment of such unused amount to ATMCo at a time and in a manner as reasonably determined by it and net of any ATMCo Underpayment Amount it has not received. For the avoidance of doubt, the procedures in this Section 5.4(d) shall continue to apply should additional Remedial Actions with respect to Shared Environmental Liabilities nonetheless arise thereafter.

(ix) The foregoing is not intended, and shall not be construed to, alter the Liability of ATMCo for Shared Environmental Liabilities under this Agreement. At all times ATMCo’s Liability for Shared Environmental Liabilities shall be subject to Section 1.1(31)(vi) of this Agreement. For the avoidance of doubt, (x) the Shared Environmental Matters Basket as calculated in any calendar year and applied hereunder shall be based on total Shared Environmental Liabilities incurred or expected to be incurred in such year, and payment for Remediation Costs and Expenses as calculated hereunder shall take into account the degree to which the Shared Environmental Matters Basket may be exceeded as a result thereof (and not based solely on Remediation Costs and Expenses) and (y) ATMCo may be liable to make payment to NCR for other Shared Environmental Liabilities in accordance with the terms of this Agreement pursuant to Article VI of this Agreement notwithstanding funding of Remediation Costs and Expenses hereunder.

(e) It shall not be a defense to the obligation of ATMCo to pay any amount of the ATMCo Portion of the Shared Environmental Liabilities with respect to any Remediation Costs and Expenses or Environmental Liabilities relating to any Shared Environmental Liabilities that ATMCo was not consulted in the defense thereof, that ATMCo’s views or opinions as to the conduct of the defense of the Shared Environmental Liabilities, including the implementation of any Remedial Action, were not accepted or adopted, that ATMCo does not approve of the quality or manner of the defense or implementation of the Remedial Action, or that the Shared Environmental Liabilities were settled or compromised in a manner with which ATMCo did not agree.

(f) In the event that ATMCo or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets (in one or a series of related transactions) to any

Person, then, and in each such case, proper provision shall be made, and ATMCo or its successor or assignees shall cause, prior to the consummation of any such transaction, the applicable successor, assign or transferee in such transaction to expressly assume in writing all of the obligations of ATMCo hereunder, with a creditworthy entity capable of satisfying such obligations.

(g) Insurance; Rights Against Third Persons Exclusively for NCR and Other Matters.

(i) From and after the Distribution, NCR shall have sole and absolute authority to determine whether to assert claims under any insurance policies in respect of Shared Environmental Liabilities and to control any Proceeding related thereto, including the settlement thereof.

(ii) In the event that ATMCo or any member of the ATMCo Group recovers any insurance proceeds or other amounts with respect to the Shared Environmental Liabilities, such amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) shall be paid to NCR within thirty (30) days of receipt.

(iii) The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of any such obligation with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not be entitled to receive in the absence of the indemnification or release provisions of this Agreement) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Neither NCR nor ATMCo may delay making any payment required under the terms of this Agreement with respect to the Shared Environmental Liabilities (including pursuant to this Section 5.4), pending the outcome of any Proceeding to collect or recover insurance proceeds or any other amounts claimed to be due from any Third Party with respect to the Shared Environmental Liability, and neither Party need attempt to collect any insurance proceeds or any other amounts claimed to be due from any Third Party with respect to the Shared Environmental Liability prior to asserting a claim for a payment required to be made under this Section 5.4.

(iv) Notwithstanding anything in this Agreement to the contrary, including pursuant to Section 2.8, no member of the ATMCo Group shall have any right to, and no member of the NCR Group shall have any obligation to any member of the ATMCo Group to, exercise any rights or enforce any obligations with respect to any Third Party under any Contract relating to any Shared Environmental Liability, including by commencing or maintaining any Proceeding against any Third Party to enforce (or to allow any member of the ATMCo Group to enforce) any rights or obligations NCR may have against any Third Party related to the Shared Environmental Liabilities thereunder. ATMCo shall not, and shall cause the members of its Group not to, take or assert any action or initiate any Proceeding, whether under this Agreement, any Ancillary Agreement or under any Contract with a Third Party relating to any Shared Environmental Liabilities, inconsistent with the preceding sentence.

ARTICLE VI

MUTUAL RELEASES; SURVIVAL AND INDEMNIFICATION; MANAGEMENT OF EXISTING PROCEEDINGS

Section 6.1 Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 6.1(c), (ii) as may otherwise be provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any NCR Indemnified Party is entitled to indemnification pursuant to this Article VI, effective as of the Distribution, NCR does hereby, for itself and each other member of the NCR Group, their respective Affiliates, and their respective successors and assigns, and, to the extent NCR legally may, all Persons that at any time on or prior to the Distribution have been stockholders, directors, officers, members, agents or employees of NCR or any other member of the NCR Group (in each case, in their respective capacities as such), remise, release and forever discharge ATMCo and each member of the ATMCo Group, their respective Affiliates, and their respective successors and assigns and all Persons who at any time on or prior to the Distribution have been stockholders, directors, officers, members, agents or employees of ATMCo or any member of the ATMCo Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “ATMCo Released Parties”) from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract or agreement, by operation of Law or otherwise, including for fraud, existing as a result of, or arising from or relating to, any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, whether or not known as of the Distribution, including in connection with the transactions and all other activities to implement the Separation or the Distribution. NCR shall not make, and shall not permit any other member of the NCR Group to make, any claim or demand, or commence any Proceedings asserting any claim or demand, including any claim for indemnification, against any ATMCo Released Party with respect to any Liabilities released pursuant to this Section 6.1(a).

(b) Except (i) as provided in Section 6.1(c), (ii) as may be otherwise provided in this Agreement or any Ancillary Agreement and (iii) for any matter for which any ATMCo Indemnified Party is entitled to indemnification pursuant to this Article VI, effective as of the Distribution, ATMCo does hereby, for itself and each other member of the ATMCo Group, their respective Affiliates, and their respective successors and assigns, and, to the extent ATMCo legally may, all Persons that at any time on or prior to the Distribution have been stockholders, directors, officers, members, agents or employees of ATMCo or any other member of the ATMCo Group (in each case, in their respective capacities as such), remise, release and forever discharge NCR and each member of the NCR Group, their respective Affiliates, and their respective successors and assigns and all Persons who at any time on or prior to the Distribution have been stockholders, directors, officers, members, agents or employees of NCR or any member of the NCR Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns (collectively, the “NCR Released Parties”) from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract or agreement, by operation of Law or otherwise, including for fraud, existing as a result of, or arising from or relating to, any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, whether or not known as of the Distribution, including in connection with the transactions and all other activities to implement the Separation or the Distribution. ATMCo shall not, and shall not permit any other member of the ATMCo Group to, make any claim or demand, or commence any Proceedings asserting any claim or demand, including any claim for indemnification, against any NCR Released Party with respect to any Liabilities released pursuant to this Section 6.1(b).

(c) Nothing contained in Sections 6.1(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any arrangement that is not to terminate as of the Distribution. Nothing contained in Sections 6.1(a) or (b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any member of the NCR Group and any member of the ATMCo Group that is not to terminate as of the Distribution, or any other liability that is not to terminate as of the Distribution;

(ii) any Liability provided in or resulting from any other Contract or transaction that is entered into after the Distribution between one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(iii) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement, including in respect of claims brought against the Parties (or members of their respective Groups) by any Third Party, which Liability shall be governed by the provisions of this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements;

(iv) any Liability with respect to any Continuing Arrangements or any Intergroup Indebtedness that survive the Distribution (including the Debt-for-Debt Indebtedness, which shall survive the Distribution);

(v) if such Person is a current or former director, officer or employee of either Party or any member of its Group, any Liabilities to the Party or members of its Group it has been allocated (or to whom its Liabilities are allocated) pursuant to the Employee Matters Agreement;

(vi) any Liability for payment of amounts arising following the Distribution under those agreements set forth on Schedule 6.1(c)(vi);

(vii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with this Agreement; or

(viii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 6.1; provided that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 6.1 but for the provisions of this clause (viii).

In addition, nothing contained in Section 6.1(a) shall release any member of the NCR Group or ATMCo Group from honoring its existing obligations to indemnify any director, officer or employee of ATMCo or NCR Group, respectively, who was a director, officer or employee of NCR or ATMCo or any of their Affiliates at or prior to the Distribution, to the extent such director, officer or employee is or becomes a named defendant in any Proceeding with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Distribution; it being understood that if the underlying obligation giving rise to such Proceedings is an ATMCo Liability, ATMCo shall indemnify NCR for such Liability (including NCR’s costs to indemnify the director, officer or employee), and if the underlying obligation giving rise to such Proceedings is an NCR Liability, NCR shall indemnify ATMCo for such Liability (including ATMCo’s costs to indemnify the director, officer or employee), in each case in accordance with the provisions set forth in this Article VI.

(d) At any time, at the request of any other Party, each Party shall cause each member of its respective Group to execute and deliver releases in form reasonably satisfactory to the other Party reflecting the provisions of this Section 6.1.

Section 6.2 Indemnification by NCR. In addition to any other provision of this Agreement or any Ancillary Agreement requiring indemnification, and subject to Section 6.10, from and after the Distribution, NCR shall indemnify, defend and hold harmless ATMCo and its Affiliates and their respective current and former directors, officers, employees and agents (solely in their respective capacities as current and former directors, officers, employees or agents thereof) and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “ATMCo Indemnified Parties,” and, together with NCR Indemnified Parties, the “Indemnified Parties”), from and against any and all Indemnifiable Losses of the ATMCo Indemnified Parties to the extent relating to, arising out of or resulting from any of the following items:

(a) the failure of NCR, any other member of the NCR Group or any other Person to pay, perform or otherwise promptly discharge any NCR Liability in accordance with their respective terms, whether arising prior to, on or after the Distribution;

(b) any NCR Liability; and

(c) any breach by NCR or any other member of the NCR Group of any covenants or obligations to be performed by such Persons pursuant to this Agreement or the

Ancillary Agreements on or subsequent to the Distribution, unless, subject to Section 6.10 hereof, such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims will be made thereunder.

Section 6.3 Indemnification by ATMCo. In addition to any other provision of this Agreement or any Ancillary Agreement requiring indemnification, and subject to Section 6.10, from and after the Distribution, ATMCo shall indemnify, defend and hold harmless NCR and its Affiliates and their respective current and former directors, officers, employees and agents (solely in their respective capacities as current and former directors, officers, employees or agents thereof) and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “NCR Indemnified Parties”), from and against any and all Indemnifiable Losses of the NCR Indemnified Parties to the extent relating to, arising out of or resulting from any of the following:

(a) the failure of ATMCo, any other member of the ATMCo Group or any other Person to pay, perform or otherwise promptly discharge any ATMCo Liability in accordance with their respective terms, whether arising prior to, on or after the Distribution;

(b) any ATMCo Liability; and

(c) any breach by ATMCo or any other member of the ATMCo Group of any covenants or obligations to be performed by such Persons pursuant to this Agreement or the Ancillary Agreements on or subsequent to the Distribution, unless, subject to Section 6.10 hereof, such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims will be made thereunder.

Section 6.4 Procedures for Indemnification; Third-Party Claims.

(a) If an Indemnified Party shall receive notice or otherwise learn of the assertion by any Person who is not a member of the NCR Group or the ATMCo Group, as the case may be, of any claim, or of the commencement by any such Person of any Proceedings, with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 6.2 or Section 6.3, or any other Section of this Agreement or any Ancillary Agreement (collectively, a “Third-Party Claim”), such Indemnified Party shall promptly give such Indemnifying Party written notice thereof, but no later than thirty (30) days after such Indemnified Party received notice or otherwise learned of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail and shall include: (i) the basis for, and nature of, such Third-Party Claim, including the facts constituting the basis for such Third-Party Claim; (ii) the estimated amount of losses (to the extent so estimable) that have been or may be sustained by the indemnitee in connection with such Third-Party Claim; and (iii) copies of all notices and documents (including court papers) received by the indemnitee relating to the Third-Party Claim; provided, however, that any such notice need only specify such information to the knowledge of the indemnitee as of the date of such notice and shall not limit or prejudice any of the rights or remedies of any indemnitee on the basis of any limitations on the information included in such notice, including any such limitations made in good faith to preserve the attorney-client privilege, work product doctrine or any other similar privilege or doctrine. Notwithstanding the foregoing, the failure of any Indemnified Party or other Person to give notice as provided in this Section 6.4 shall not relieve the related Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually materially prejudiced by such failure to give notice.

(b) Promptly after tender for indemnification of a Third-Party Claim pursuant to Section 6.4(a), but in no event more than fifteen (15) days or such shorter time that the Indemnified Party determines in good faith that the proper defense of the Third-Party Claim requires that the election to assume the defense of such claim be made in fewer than fifteen (15) days, an Indemnifying Party shall elect and notify the Indemnified Party whether it intends to defend such Third-Party Claim at its expense and through counsel of its choice; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim to the extent such Third-Party Claim (x) is a Proceeding by a Governmental Authority, or (y) involves an allegation of a criminal violation. In the event that the Indemnifying Party elects to defend the Third-Party Claim, the Indemnified Party shall grant the Indemnifying Party sole control of the defense, including the selection of counsel, and settlement of the Third-Party Claim, subject to the limitations of Section 6.4(c). In the event the Indemnifying Party is controlling the defense of a Third-Party Claim and there is a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to such Third-Party Claim, the Indemnified Party shall be entitled to retain, at its own expense, separate counsel reasonably acceptable to the Indemnifying Party as required by the applicable rules of professional conduct with respect to such matter. If the Indemnifying Party elects (and is permitted) to undertake any such defense, it shall do so at its own expense and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent Records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as are reasonably required by the Indemnifying Party. Similarly, if the Indemnified Party is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all witnesses, pertinent Records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as are reasonably required by the Indemnified Party.

(c) If an Indemnifying Party elects, following delivery of a notice of a Third-Party Claim, not to assume responsibility for defending a Third-Party Claim, or fails to defend a properly noticed Third-Party Claim as provided in Section 6.4(a), such Indemnified Party may defend such Third-Party Claim at the cost and expense of the Indemnifying Party. If the Indemnifying Party assumes the responsibility for defending a Third-Party Claim and the nature of such Third-Party Claim changes such that the Indemnifying Party would no longer be entitled to assume the defense of such Third-Party Claim pursuant to Section 6.4(b), the Indemnified Party may, at its election, assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense.

(d) The Indemnified Party may not settle or compromise any Third-Party Claim without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(e) The Indemnifying Party shall have the right to compromise or settle a Third-Party Claim the defense of which it shall have assumed pursuant to Section 6.4(b) and any such settlement or compromise made or caused to be made of a Third-Party Claim in accordance with this Article VI shall be binding on the Indemnified Party, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise. Notwithstanding the foregoing sentence, the Indemnifying Party shall not settle any such Third-Party Claim without the written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed) unless such settlement (A) completely and unconditionally releases the Indemnified Party from the Third-Party Claim in connection with such matter, (B) consists solely of monetary consideration the Indemnifying Party has agreed to pay in full, and (C) does not involve any admission by the Indemnified Party of any wrongdoing or violation of Law.

(f) Notwithstanding the foregoing in this Section 6.4, with respect to any Third-Party Claim that implicates both the ATMCo Group and the NCR Group in a material fashion due to the allocation of Liabilities or potential impact on the operation of the NCR Business or ATMCo Business (a “Mixed Claim”), the Parties agree that NCR shall control the defense of any Mixed Claim and to use reasonable best efforts to cooperate fully and, and where counsel so advises, maintain a joint defense (in a manner that will preserve for the relevant members of the ATMCo Group and NCR Group the attorney-client privilege, joint defense or other privilege with respect thereto). ATMCo shall, upon its reasonable request, be consulted with respect to significant matters relating to any Mixed Claim and may, if necessary or helpful, retain counsel to assist in the defense of such claims (at its own expense). NCR may settle any Mixed Claim without the consent of ATMCo (and subjecting ATMCo to Liability to any portion thereof that is an ATMCo Liability), where (x) such settlement provides only for monetary and no equitable or injunctive relief (at least with respect to ATMCo) and (y) NCR’s out-of-pocket payments for such monetary relief would be greater than ATMCo’s. Other than as set forth in the preceding sentence, NCR shall not settle any Mixed Claim without the prior written consent of ATMCo (not to be unreasonably withheld, conditioned or delayed).

(g) For the avoidance of doubt, any notice or claim delivered in accordance with this Section 6.8 shall constitute a Dispute Notice under Article VIII and should any Party dispute its obligation to provide indemnification as set forth therein it shall be entitled to assert those rights available to it by delivering a Notice of Disagreement pursuant to, and in accordance with, Article VIII.

(h) Notwithstanding the foregoing, those matters addressed in Section 5.4 shall be managed exclusively as set forth therein.

Section 6.5 Indemnification Payments. Indemnification or contribution payments in respect of any Indemnifiable Loss for which an indemnifying Person is entitled to indemnification or contribution under this Article VI or any other indemnification provision of this Agreement or any Ancillary Agreement shall be paid reasonably promptly (but in any event within thirty (30) days of notice thereof (if already suffered or incurred) or, in the case of Third-Party Claims or Mixed Claims, the final determination of the amount of Indemnifiable Losses that the indemnified Person is entitled to indemnification or contribution for under this Article VI and the terms of this Agreement or any Ancillary Agreement) by the Indemnifying Party to the

Indemnified Party. In addition, any Indemnifiable Losses incurred by an Indemnified Party during the course of the investigation or defense of a matter for which indemnification is available hereunder shall be paid periodically by the Indemnifying Party to the Indemnified Party as and when bills are received and upon demand by the Indemnified Party. The indemnity and contribution provisions contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party and (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification hereunder.

Section 6.6 Survival of Indemnities. The rights and obligations of each of NCR and ATMCo and their respective Indemnified Parties under this Article VI shall survive (i) the sale or other transfer by any Group of any of its Assets or Businesses or the assignment by it of any Liabilities, and (ii) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries. The rights and obligations of each of NCR and ATMCo and their respective Indemnified Parties under this Article VI shall survive the Distribution indefinitely, unless a specific survival or other applicable period is expressly set forth herein or in any Ancillary Agreement (solely with respect thereto).

Section 6.7 Indemnification Obligations Net of Insurance Proceeds and Other Amounts; Contribution.

(a) Insurance Proceeds and Other Amounts. The Parties intend that any Liability subject to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement shall be reduced by any insurance proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnified Party in respect of any indemnifiable Liability. Accordingly, the amount which an Indemnifying Party is required to pay to any Indemnified Party shall be reduced by any insurance proceeds or any other amounts theretofore actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) by or on behalf of the Indemnified Party in respect of the related Liability. If an Indemnified Party receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives insurance proceeds or any other amounts in respect of the related Liability, then the Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the insurance proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) Insurers and Other Third Parties Not Relieved. The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not be entitled to receive in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, any insurance proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article VI. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Proceeding to collect or recover insurance proceeds, and an Indemnified Party need not attempt to collect any insurance proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

(c) Contribution. If the indemnification provided for in this Article VI is unavailable to an Indemnified Party for any reason outside of the Parties’ control in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 6.7(c), contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnified Party as a result of such Indemnifiable Loss based on the relative economic benefits of the Parties under this Agreement or any Ancillary Agreement (as applicable), with such relative economic benefits construed in a manner as would result in the same amount being paid by the Indemnifying Party as if the indemnification provided by this Article VI was otherwise available in connection with the circumstances which resulted in such Indemnifiable Loss (and if prohibited by a non-appealable decision under applicable Law, with such relative economic benefit construed in a manner as would result in a payment by the Indemnifying Party as close as possible thereto).

Section 6.8 Direct Claims. An Indemnified Party shall give the Indemnifying Party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement (other than a Third-Party Claim which shall be governed by Section 6.4) within thirty (30) days of such determination, stating the claimed or asserted amount of the Indemnifiable Loss and method of computation thereof, if known, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnified Party or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Payment with respect to any such claim shall be made in accordance with the terms of this Agreement, including this Article VI and Section 6.5 hereof; provided that should any Party dispute its obligation to provide indemnification as set forth in any claim delivered hereunder, it shall be entitled to assert those rights available to it by delivering a Notice of Disagreement pursuant to, and in accordance with, Article VIII. For the avoidance of doubt, any claim delivered in accordance with this Section 6.8 shall constitute a Dispute Notice under Article VIII.

Section 6.9 No Punitive Damages. EXCEPT AS MAY BE AWARDED TO A THIRD PARTY IN CONNECTION WITH ANY THIRD-PARTY CLAIM THAT IS SUBJECT TO THE INDEMNIFICATION OBLIGATIONS IN THIS ARTICLE VI OR AS OTHERWISE PROVIDED FOR IN ANY ANCILLARY AGREEMENT, IN NO EVENT SHALL NCR, ATMCO OR THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR OTHER AGENTS BE LIABLE UNDER THIS AGREEMENT FOR ANY PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES OF ANY KIND OR NATURE, AND IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS,

EMPLOYEES OR OTHER AGENTS BE LIABLE UNDER THIS AGREEMENT FOR DAMAGES BASED UPON A MULTIPLE OF EARNINGS OR SIMILAR FINANCIAL MEASURE.

Section 6.10 Ancillary Agreements. Notwithstanding anything in this Agreement to the contrary, to the extent any Ancillary Agreement contains any specific, express indemnification obligation or contribution obligation relating to any NCR Liability, NCR Asset, ATMCo Liability or ATMCo Asset contributed, assumed, retained, transferred, delivered or conveyed pursuant to such Ancillary Agreement, or relating to any other specific matter, the indemnification obligations contained herein shall not apply to such NCR Liability, NCR Asset, ATMCo Liability or ATMCo Asset, or such other specific matter, and instead the indemnification and/or contribution obligations set forth in such Ancillary Agreement shall govern with regard to such NCR Asset, NCR Liability, ATMCo Asset or ATMCo Liability or any such other specific matter. Silence in any Ancillary Agreement with respect to indemnification shall be deemed submission to the indemnification provided hereunder with respect to Ancillary Agreements, and subject to the procedures herein; provided, that, in any conflict between Section 6.9 and any similar provision of an Ancillary Agreement, such term in the Ancillary Agreement shall control.

Section 6.11 Management of Existing Actions and Investigations.

(a) Notwithstanding the procedures set forth in Section 6.4, the Parties desire to set forth certain terms with respect to the management of certain Proceedings known to them as of the Distribution, and accordingly this Section 6.11 shall govern the management and direction (including settlement) of certain pending Proceedings as set forth in subsections Section 6.11(b), Section 6.11(c) and Section 6.11(d), but shall not alter the allocation of Liabilities otherwise set forth in this Agreement.

(b) From and after the Distribution, subject to the terms of this Section 6.11, the ATMCo Group shall direct the defense or prosecution of those Proceedings which are entirely ATMCo Liabilities, including if they have NCR or any member of the NCR Group as a named party thereunder, and are described on Schedule 6.11(b) (the “ATMCo Controlled Existing Actions”), including the development and implementation of the legal strategy for each ATMCo Controlled Existing Action, the filing of any motions, pleadings or briefs, the conduct of discovery and related fact finding, the conduct of any trial, any decision to appeal or not to appeal any decisions, judgment or order, and any decision or consent to a settlement, compromise or discharge of any ATMCo Controlled Existing Action or any aspect thereof. ATMCo (or the applicable member of its Group) shall be responsible for selecting its own counsel in connection with the conduct and control of the ATMCo Controlled Existing Actions. Notwithstanding anything to the contrary in this Section 6.11(b), none of ATMCo or any member of its Group shall consent to entry of any judgment or enter into any settlement of any ATMCo Controlled Existing Action without the prior written consent of NCR (not to be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required if (i) none of NCR or any member of its Group is presently a named party in such Proceeding or (ii) if (A) in connection with such entry of judgment or settlement NCR and the members of its Group are completely and unconditionally released, (B) such entry of judgment or settlement involves only monetary relief ATMCo has agreed to pay in full, and (C) does not involve any admission by NCR or any member of its Group of any wrongdoing or violation of Law.

(c) From and after the Distribution, subject to the terms of this Section 6.11, the NCR Group shall direct the defense or prosecution of those Proceedings which are entirely NCR Liabilities, including if they have ATMCo or any member of the ATMCo Group as a named party thereunder, and are described on Schedule 6.11(c) (the “NCR Controlled Existing Actions”), including the development and implementation of the legal strategy for each NCR Controlled Existing Action, the filing of any motions, pleadings or briefs, the conduct of discovery and related fact finding, the conduct of any trial, any decision to appeal or not to appeal any decisions, judgment or order, and any decision or consent to a settlement, compromise or discharge of any NCR Controlled Existing Actions or any aspect thereof. Notwithstanding anything to the contrary in this Section 6.11(c), none of NCR or any member of its Group shall consent to entry of any judgment or enter into any settlement of any NCR Controlled Existing Action without the prior written consent of ATMCo (not to be unreasonably withheld, conditioned or delayed); provided that such consent shall not be required if (i) none of ATMCo or any member of its Group is presently a named party in such Proceeding or (ii) if (A) in connection with such entry of judgment or settlement ATMCo and the members of its Group are completely and unconditionally released, (B) such entry of judgment or settlement involves only monetary relief NCR has agreed to pay in full, and (C) does not involve any admission by ATMCo or any member of its Group of any wrongdoing or violation of Law.

(d) From and after the Distribution, with respect to the Proceedings set forth on Schedule 6.11(d) (“Joint Actions”), the Party specified on Schedule 6.11(d) shall be solely responsible for controlling and directing the defense and prosecution of any such Proceeding (the “Managing Party”) and the Parties shall, and shall cause members of their Group to, cooperate in good faith and take all reasonable actions to permit the applicable Managing Party to control and direct each such Proceeding. The Party hereunder who is, or whose member of its Group is, the Managing Party, shall consult with the other Party (the “Non-Managing Party”) from time to time with respect to Joint Actions; provided that the Managing Party shall have sole authority to select counsel for any Joint Action and be reimbursed for reasonable fees and expenses of such counsel in accordance with the allocation of Liability for such Joint Action and the Non-Managing Party, if it elects to retain its own counsel, shall do so solely at its own expense. No Managing Party pursuant to this Section 6.11 shall consent to entry of any judgment or enter into any settlement of any Joint Action without the prior written consent of the Non-Managing Party (not to be unreasonably withheld, conditioned or delayed).

(e) In the case of ATMCo Controlled Existing Actions and NCR Controlled Existing Actions, if a Party or its subsidiaries is named therein and is not liable for such Proceeding hereunder, each Party shall, and shall cause the applicable members of its Group to, use commercially reasonable efforts, if at all practicable and advisable under the circumstances, to substitute the named party thereunder for either ATMCo or NCR (depending on which is responsible for the Liability hereunder), or any member of their Group designated by them. If such substitution cannot be achieved for any reason, (i) the Party not named in such Proceeding and liable for it hereunder shall seek to intervene and be added as a party to the Proceeding, and (ii) the named party shall continue to allow the relevant Party or member of its Group to which control has been allocated pursuant to this Section 6.11 to manage the Proceedings as set forth in, and subject to, this Section 6.11.

Section 6.12 Exclusive Remedy. Other than in the case of (x) fraud by an Indemnifying Party or (y) actions for specific performance or injunctive or other equitable relief in respect of this Agreement (including pursuant to Section 10.17 of this Agreement) or in respect of any Ancillary Agreement to the extent available under the terms of such Ancillary Agreement, the indemnification provisions of this Article VI and any other indemnification provisions set forth in this Agreement or in any Ancillary Agreement shall be the sole and exclusive remedy of an Indemnified Party for any breach of this Agreement or any Ancillary Agreement, and each Party expressly waives and relinquishes, on behalf of itself and any other Person that would be an Indemnified Party with it, any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against or any other indemnification provisions set forth in this Agreement or in any Ancillary Agreement any Indemnifying Party.

ARTICLE VII

CONFIDENTIALITY; ACCESS TO INFORMATION

Section 7.1 Preservation of Corporate Records.

(a) Except as otherwise required or agreed in writing, or as otherwise provided in any Ancillary Agreement or required pursuant to Section 7.5(d) hereunder, each Party shall use its commercially reasonable efforts, at such parties sole cost and expense, to retain all Information in its possession which could reasonably be expected to be required to be provided pursuant to this Article VII until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to NCR’s applicable record retention policy as in effect immediately prior to the Distribution, including, without limitation, pursuant to any litigation hold issued by NCR or any of its Subsidiaries prior to the Distribution, (ii) the concluding date of any period as may be required by any applicable Law, (iii) the concluding date of any period during which such Information relates to a pending or threatened Proceeding which is known to the members of the NCR Group or ATMCo Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided that with respect to any pending or threatened Proceeding arising after the Distribution, clause (iii) of this sentence applies only to the extent that whichever member of the NCR Group or ATMCo Group, as applicable, is in possession of such Information has been notified in writing pursuant to a litigation hold by the other Party of the relevant pending or threatened Proceeding. The parties hereto agree that upon written request from the other that certain Information relating to the NCR Business, the ATMCo Businesses or the transactions contemplated hereby be retained in connection with a Proceeding, the Parties shall use reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party. For clarity, nothing in this Article VII shall require a Party or its Group to prosecute or maintain any Intellectual Property Rights.

(b) NCR and ATMCo intend that any transfer of Information hereunder that would otherwise be within the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable privilege.

(c) Bulk Record Destruction.

(i) From the Distribution until the date that is thirty-six (36) months after the Distribution, prior to NCR destroying or disposing of any bulk physical records or archives within its control that are reasonably expected to contain or constitute (x) Information that could reasonably be expected to be provided to ATMCo pursuant to Section 7.2 or (y) Records ATMCo would be entitled to a copy thereof as an ATMCo Asset, (A) NCR shall use its commercially reasonable efforts to provide no less than thirty (30) days’ prior written notice to ATMCo, specifying, to the best of its knowledge and without burdensome inquiry, the Information proposed to be destroyed or disposed of and (B) if, prior to the scheduled date for such destruction or disposal, ATMCo requests in writing that some or all such bulk physical records or archives proposed to be destroyed or disposed of be delivered to them, NCR shall promptly arrange for the delivery of such bulk physical records or archives to a location specified by, and at the expense of, ATMCo; provided, however, that in the event that any Party reasonably determines that any such provision of Information violates any Law or Contract to which such Party or member of its Group is a party, or would waive any attorney-client or attorney work product privileges applicable to such Party or member of its Group, the Parties shall take all reasonable measures to permit the compliance with the obligations pursuant to this Section 7.1(c)(i) in a manner that avoids any such harm or consequence; provided, further, that NCR shall be entitled to remove from such records and archives (and not deliver) any Information which relates exclusively to the Business of NCR.

(ii) From the Distribution until the date that is thirty-six (36) months after the Distribution, prior to ATMCo destroying or disposing of any bulk physical records or archives within its control that are reasonably expected to contain or constitute (x) Information that could reasonably be expected to be provided to NCR pursuant to Section 7.2 or (y) Records NCR would be entitled to as an NCR Asset, (A) ATMCo shall use its commercially reasonable efforts to provide no less than thirty (30) days’ prior written notice to NCR, specifying, to the best of its knowledge and without burdensome inquiry, the Information proposed to be destroyed or disposed of and (B) if, prior to the scheduled date for such destruction or disposal, NCR requests in writing that some or all such bulk physical records or archives proposed to be destroyed or disposed of be delivered to them, ATMCo shall promptly arrange for the delivery of such bulk physical records or archives to a location specified by, and at the expense of, NCR; provided, however, that in the event that any Party reasonably determines that any such provision of Information violates any Law or Contract to which such Party or member of its Group is a party, or would waive any attorney-client or attorney work product privileges applicable to such Party or member of its Group, the Parties shall take all reasonable measures to permit the compliance with the obligations pursuant to this Section 7.1(c)(ii) in a manner that avoids any such harm or consequence; provided, further, that ATMCo shall be entitled to remove from such records and archives (and not deliver) any Information which relates exclusively to the Business of ATMCo.

(iii) Notwithstanding Section 7.1(c)(i) or Section 7.1(c)(ii), after the Distribution, no Party shall destroy any Information at any time during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Authority which is known to the members of the Group in possession of such Information until the time any retention obligation with regard to such Information has otherwise expired. The foregoing shall not apply to the purging of ATMCo Excluded Technology (as defined in the Patent and Technology Cross-License Agreement) or NCR Excluded Technology (as defined in the Patent and Technology Cross-License Agreement) as undertaken in accordance with the terms of the Patent and Technology Cross-License Agreement.

Section 7.2 Provision of Information.

(a) Other than in (x) circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern and without limiting the applicable provisions of Article VI) and (y) the case of an Adversarial Action or threatened Adversarial Action, and subject to any restrictions or limitations contained elsewhere in this Article VII, after the Distribution, and subject to compliance with the terms of the Ancillary Agreements (to the extent applicable), upon the prior written reasonable request by, and at the expense of, ATMCo for specific and identified Information:

(i) that (x) primarily relates to ATMCo or the ATMCo Business, as the case may be, prior to the Distribution or (y) is necessary for ATMCo to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which NCR or any member of its Group and/or ATMCo or any member of its Group are parties, NCR shall provide, or cause to be provided, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if ATMCo has a reasonable need for such originals) in the possession or control of NCR or any of its Affiliates or Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of ATMCo or any of its Affiliates or Subsidiaries; provided that, to the extent any originals are delivered to ATMCo pursuant to this Agreement or the Ancillary Agreements, ATMCo shall, at its own expense, return them to NCR within a reasonable time after the need to retain such originals has ceased; provided, further, that such obligation to provide any requested Information shall terminate and be of no further force and effect on the date that is the second anniversary of the date of this Agreement; provided, further, that, in the event that NCR, in its reasonable discretion, determines that any such access or the provision of any such Information would be commercially detrimental in any material respect, would violate any Law or Contract with a Third Party or could reasonably result in the waiver of any attorney-client privilege, rights under the work product doctrine or other applicable privilege, NCR shall not be obligated to provide such Information requested by ATMCo; or

(ii) that (x) is required by ATMCo with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on ATMCo (including under applicable securities laws) by a Governmental Authority having jurisdiction over ATMCo, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Proceeding or other similar requirements, as applicable, NCR shall provide, or cause to be provided, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if ATMCo has a reasonable need for such originals) in the possession or control of NCR or any member of the NCR Group, but only to the extent such items so relate and are not already in the possession or control of ATMCo or any member of the ATMCo Group; provided that, to the extent any originals are delivered to ATMCo pursuant to this Agreement or the Ancillary Agreements, ATMCo shall, at its own expense, return them to NCR within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that NCR, in its reasonable discretion, determines that any such access or the provision of any such Information would be commercially detrimental in any material respect, would violate any Law or Contract with a Third Party or could reasonably result in the waiver of any attorney-client privilege, the work product doctrine or other applicable privilege, NCR shall not be obligated to provide such Information requested by ATMCo.

(b) Other than in (x) circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article will govern and without limiting the applicable provisions of Article VI) and (y) the case of an Adversarial Action or threatened Adversarial Action, and subject to any restrictions or limitations contained elsewhere in this Article VII, after the Distribution, and subject to compliance with the terms of the Ancillary Agreements (to the extent applicable), upon the prior written reasonable request by, and at the expense of, NCR for specific and identified Information:

(i) that (x) primarily relates to NCR or the NCR Business, as the case may be, prior to the Distribution or (y) is necessary for NCR to comply with the terms of, or otherwise perform under, any Ancillary Agreement to which NCR or any members of its Group and/or ATMCo or any members of its Group are parties, ATMCo shall provide, or cause to be provided, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if NCR has a reasonable need for such originals) in the possession or control of ATMCo or any member of the ATMCo Group, but only to the extent such items so relate and are not already in the possession or control of NCR or any member of the NCR Group; provided that, to the extent any originals are delivered to NCR pursuant to this Agreement or the Ancillary Agreements, NCR shall, at its own expense, return them to ATMCo within a reasonable time after the need to retain such originals has ceased; provided, further, that such obligation to provide any requested information shall terminate and be of no further force and effect on the date that is the second anniversary of the date of this Agreement; provided, further, that, in the event that ATMCo, in its reasonable discretion, determines that any such access or the provision of any such Information would be commercially detrimental in any material respect, would violate any Law or Contract with a Third Party or could reasonably result in the waiver of any attorney-client privilege, the work product doctrine or other applicable privilege, ATMCo shall not be obligated to provide such Information requested by NCR; or

(ii) that (x) is required by NCR with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on NCR (including under applicable securities laws) by a Governmental Authority having jurisdiction over NCR, or (y) is for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Proceeding or other similar requirements, as applicable, ATMCo shall provide, or cause to be provided, as soon as reasonably practicable following the receipt of such request, appropriate copies of such Information (or the originals thereof if NCR has a reasonable need for such originals) in the possession or control of ATMCo or any member of the ATMCo Group, but only to the extent such items so relate and are not already in the possession or control of NCR or any member of the NCR Group; provided that, to the extent any originals are delivered to NCR pursuant to this Agreement or the Ancillary Agreements, NCR shall, at its own expense, return them to ATMCo within a reasonable time after the need to retain such originals has ceased; provided, further, that, in the event that ATMCo, in its reasonable discretion, determines that any such access or the provision of any such Information would be commercially detrimental in any material respect, would violate any Law or Contract with a Third Party or could reasonably result in the waiver of any attorney-client privilege, the work product doctrine or other applicable privilege, ATMCo shall not be obligated to provide such Information requested by NCR.

(c) In the event that a Party determines in accordance with the foregoing to withhold any Information because the provision thereof would be commercially detrimental in any material respect, would violate any Law or Contract with a Third Party or could reasonably result in the waiver of any attorney-client privilege, the work product doctrine or other applicable privilege; the Party withholding such Information shall take commercially reasonable efforts to provide such Information in a manner that avoids any such harm, violation or consequence. Notwithstanding the preceding sentence, no Party shall be required to commence any litigation, contribute capital, pay or grant any consideration or concession in any form (including providing any letter of credit, guaranty or other financial accommodation) in connection with avoiding such harm, violation or consequence to provide Information properly requested hereunder.

(d) Each of NCR and ATMCo shall inform their respective officers, directors, employees, agents, consultants, contractors, advisors, authorized accountants, counsel and other designated representatives who have or have access to the other Party’s Confidential Information or other information provided pursuant to this Article VII of their obligation to hold such information confidential in accordance with Section 7.5 of this Agreement.

Section 7.3 Financial Reporting.

(a) Until the end of the first full fiscal year occurring after the Distribution Date (and for so long as required by Law or as long as necessary for NCR to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the ATMCo Group were consolidated with, or otherwise referenced in, those of NCR and for the duration of any governmental audit involving financial statements), ATMCo shall:

(i) use its reasonable best efforts to, on a timely basis, provide NCR all information reasonably required to enable NCR to meet its timetable for dissemination of its financial statements and to enable NCR’s auditors to timely complete their annual audit and quarterly reviews of financial statements; and

(ii) to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting:

(1) authorize and direct its auditors to make available to NCR’s auditors, within a reasonable time prior to the date of NCR’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of ATMCo and (y) work papers to the extent related to such annual audits and quarterly reviews, to enable NCR’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of ATMCo’s auditors as it relates to NCR’s auditors’ opinion or report; and

(2) provide reasonable access during normal business hours for NCR’s internal auditors, counsel and other designated representatives to (x) the premises of ATMCo and its Subsidiaries and all Information within the knowledge, possession or control of ATMCo and its Subsidiaries and (y) the officers and employees of ATMCo and its Subsidiaries, so that NCR may conduct reasonable audits relating to the financial statements provided by ATMCo and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the ATMCo Group.

(b) Until the end of the first full fiscal year occurring after the Distribution Date (and for so long as required by Law or as long as necessary for ATMCo to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of the NCR Group are consolidated with, or otherwise referenced in, those of ATMCo and for the duration of any governmental audit involving financial statements), NCR shall:

(i) use its reasonable best efforts to, on a timely basis, provide ATMCo all information reasonably required to enable ATMCo to meet its timetable for dissemination of its financial statements and to enable ATMCo’s auditors to timely complete their annual audit and quarterly reviews of financial statements; and

(ii) to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting:

(1) authorize and direct its auditors to make available to ATMCo’s auditors, within a reasonable time prior to the date of ATMCo’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of NCR and (y) work papers to the extent related to such annual audits and quarterly reviews, to enable ATMCo’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of NCR’s auditors as it relates to ATMCo’s auditors’ opinion or report; and

(2) provide reasonable access during normal business hours for ATMCo’s internal auditors, counsel and other designated representatives to (x) the premises of NCR and its Subsidiaries and all Information within the knowledge, possession or control of NCR and its Subsidiaries and (y) the officers and employees of NCR and its Subsidiaries, so that ATMCo may conduct reasonable audits relating to the financial statements provided by NCR and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the NCR Group.

(c) During the time periods as specified in Section 7.3(a) and Section 7.3(b), as applicable, the Parties shall cooperate with each other in such manner as is necessary to enable the principal executive officer or officers, principal financial officer or officers and controller or controllers of each of the Parties to make the certifications required of them under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002, including enabling each of the Party’s auditors, to the extent applicable to such Party, to complete its audit of a Party’s internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

(d) If at any time any Party or member of its respective Group is required, pursuant to Rule 3-09 of Regulation S-X or otherwise, to include in its Exchange Act filings audited financial statements or other information of the other Party or member of the other Party’s Group, the other Party shall use its commercially reasonable efforts (i) to provide such audited financial statements or other information, and (ii) to cause its outside auditors to consent to the inclusion of such audited financial statements or other information in the Party’s Exchange Act filings.

(e) With respect to any earnings news release, any filing with the SEC containing financial statements, including, but not limited to, current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K or any other annual report purporting to fulfill the requirements of 17 CFR 240-14c-3 that, in each case, contains financial statements for any period reflected in the Information Statement, at least three (3) Business Days prior to the earlier of public dissemination or filing with the SEC thereof, each Party shall deliver to the other Party, a reasonably complete draft thereof; provided, however, that each of the

Parties may continue to revise its respective reports prior to the filing thereof, which changes will be delivered to the other Party as soon as reasonably practicable. Each Party shall notify the other Party, as soon as reasonably practicable after becoming aware thereof, of any material accounting differences between the financial statements to be included in such Party’s annual report on Form 10-K and the pro forma financial statements included in the Registration Statement. If any such differences are notified by any Party, the Parties shall confer and/or meet as soon as reasonably practicable thereafter, and in any event prior to the filing of any annual report, to consult with each other in respect of such differences and the effects thereof on the Parties’ applicable annual reports.

(f) In the event a Party restates any of its financial statements that includes such Party’s audited or unaudited financial statements for any period reflected in the financial statements contained in the Information Statement, such Party will deliver to the other Party a substantially final draft, as soon as the same is prepared, of any report to be filed by such first Party with the SEC that includes such restated audited or unaudited financial statements (the “Amended Financial Reports”); provided, however, that such first Party may continue to revise its Amended Financial Report prior to its filing thereof with the SEC, which changes will be delivered to the other Party as soon as reasonably practicable; provided, further, however, that such first Party’s financial personnel will actively consult with the other Party’s financial personnel regarding any changes which such first Party may consider making to its Amended Financial Report and related disclosures prior to the anticipated filing of such report with the SEC, with particular focus on any changes which would have an effect upon the other Party’s financial statements or related disclosures. Each Party will reasonably cooperate with, and permit and make any necessary employees available to, the other Party and the other Parties’ auditors, in connection with the other Party’s preparation of any Amended Financial Reports.

(g) The Parties acknowledge that any Information provided under this Section 7.3(g) (i) shall be subject to the restrictions set forth in Section 7.5 hereof and (ii) may constitute material, non-public information, and trading in the securities of a Party (or the securities of its affiliates, subsidiaries or partners) while in possession of such material, non-public material information may constitute a violation of the U.S. federal securities laws.

Section 7.4 Witness Services; Cooperation.

(a) At all times from and after the Distribution, each of NCR and ATMCo shall use its commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, consultants, and agents (taking into account the business demands of such individuals) as witnesses to the extent that (a) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Proceeding in which the requesting Party may from time to time be involved (except for Adversarial Actions) and (b) there is no conflict in the Proceeding between the requesting Party and the other Party.

(b) Subject to Section 5.4, Section 6.4 and Section 6.11, at all times from and after the Distribution, except for any Adversarial Action or threatened Adversarial Action, or in which there is otherwise a conflict between one or more members of one Group and one or more members of the other Group (each of which shall be governed by such discovery rules as may be applicable thereto), each of NCR and ATMCo shall cooperate and consult in good faith as reasonably requested in writing by the other Party with respect to the prosecution or defense of any Proceeding (or any audit or any other legal requirement) in which the requesting Party may from time to time be involved, regardless of whether relating to events that took place prior to, on or after the date of Distribution or whether relating to this Agreement or any Ancillary Agreement or any of the transactions contemplated hereby or thereby or otherwise. Notwithstanding the foregoing, this Section 7.4 does not require a Party to take any step that would materially interfere, or that it reasonably determines could materially interfere, with its business or to disclose any Information that would otherwise be the subject of Section 7.2 or Section 7.3, such that cooperation shall not entail any provision of Information if such Information is not otherwise required to be provided under such sections.

Section 7.5 Confidentiality.

(a) Notwithstanding any termination of this Agreement, and unless and to the extent otherwise expressly permitted pursuant to an Ancillary Agreement, from and after the Distribution, the Parties shall hold, and shall cause each of their respective Affiliates to hold, and shall each cause their respective officers, directors, employees, agents, consultants, contractors and advisors to hold, in strict confidence, and not to disclose or release or use, for any ongoing or future commercial purpose or for any other purpose (subject to Section 7.5(e) and the terms of any Ancillary Agreement), without the prior written consent of the other Party, any and all Confidential Information of the other Party or its Group (including relating to its Business) that is either in its possession, accessible to it (including prior to the Distribution) or comes into its possession, becomes accessible to it or furnished to it by the other Group at any time pursuant to this Agreement or any Ancillary Agreement; provided, however, that the Parties may disclose, or may permit disclosure of, such Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers (including their attorneys) and other appropriate consultants, contractors and advisors (including, but not limited to, trustees, collateral agents, financial printers, and solicitation, exchange, information or distribution agents) who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective Affiliates are required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a proceeding brought by a Governmental Authority that it is advisable to do so, but only to the extent thereof, (iii) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures, but only to the extent thereof, (iv) as required in connection with any Proceeding by one Party against any other Party or in respect of claims by one Party against the other Party brought in a Proceeding, but only to the extent thereof, (v) as necessary in order to permit a Party to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, but only to the extent thereof, (vi) to Governmental Authorities in accordance with applicable procurement regulations and contract requirements, but only to the extent thereof, (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information or (viii) to any nationally recognized statistical rating organization as it reasonably deems necessary, but only to the extent thereof, solely for the purpose of obtaining a rating of securities or other debt instruments upon normal terms and conditions; provided, further, that each Party (and members of its Group as necessary) may use, or may permit use of, Confidential Information of the other Party or its Group (or relating to its Business) in connection with such first Party performing its obligations, or exercising its rights, to the extent thereof, under this Agreement or any Ancillary Agreement or to the extent expressly permitted by any Ancillary Agreement. Notwithstanding the foregoing, in the event that any demand or request for disclosure of such Confidential Information is made pursuant to clause (ii) above, each Party, as applicable, shall (A) promptly notify the other Party (to the extent legally permissible) of the existence of such request or demand and shall provide the other Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Parties will cooperate in obtaining, and (B) in the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed (or has been advised it should disclose by outside legal counsel) shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required (or if not legally required, that they have been advised is reasonable) to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such portion of such Confidential Information; provided that a Party may disclose Confidential Information of the other Party (or relating to its Business) in connection with routine supervisory audit or regulatory examinations (including by regulatory or self-regulatory bodies) to which they are subject in the course of their respective businesses without liability hereunder and shall not be required to provide notice to any party in the course of any such routine supervisory audit or regulatory examination; provided that such routine audit or examination does not specifically target the other Party or its Confidential Information. In the event of a disclosure pursuant to clause (viii) hereof, the Party whose Confidential Information is being disclosed or released to such rating organization shall be promptly notified thereof.

(b) Notwithstanding anything to the contrary set forth herein, (i) the Parties shall be deemed to have satisfied their obligations hereunder with respect to Confidential Information (other than trade secrets (including source code) which, for the avoidance of doubt, are otherwise subject to the terms of this Section 7.5) if they exercise at least the same degree of care that NCR exercises and applies to its confidential and proprietary information of a similar value and nature as of the date hereof and (ii) confidentiality obligations provided for in any Contract between each Party or its Subsidiaries and their respective employees shall remain in full force and effect.

(c) Each Party acknowledges that it and the other members of its Group may have in their possession Confidential Information of Third Parties that was received under confidentiality or non-disclosure agreements with such Third Party prior to the Distribution. Following the Distribution, such Party shall hold, and shall cause the other members of its Group and their respective representatives to hold, in confidence the Confidential Information of Third Parties to which they or any other member of their respective Groups has access, in accordance with the terms of any Contracts entered into prior to the Distribution between one or more members of such Party’s Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such Third Parties as it applies to Third-Party Confidential Information.

(d) Upon the reasonable written request of a Party, and solely to the extent identified by the requesting Party with reasonable specificity, the other Party shall take commercially reasonable actions to promptly (i) deliver to such requesting Party all Confidential Information existing in physical form in its (or its Group’s) possession to the extent concerning, relating or belonging to such requesting Party and/or its Subsidiaries (or its respective Business), and (ii) destroy or purge any copies of such Confidential Information concerning, relating or belonging to the requesting Party and/or its Subsidiaries (or its respective Business) from its databases, files and other systems and not retain any copy of such Confidential Information (including, if applicable, by transferring such Confidential Information to the Party to which such Confidential Information belongs); provided, however, if (w) the Party requested to purge or destroy Confidential Information hereunder reasonably determines such purging or destruction would violate any Law or Contract with a Third Party or is otherwise subject to any bona fide legal hold or document retention policy such Party may retain such Confidential Information subject to compliance with the terms of this Agreement and the Ancillary Agreements applicable thereto, (x) such purging or destruction is not practicable, such Party shall (and shall cause its Affiliates to) instead encrypt or otherwise make unreadable or inaccessible such Confidential Information, (y) any Confidential Information concerning, relating or belonging to the requesting Party and/or its Subsidiaries (or its respective Business) is commingled with Information properly belonging to the Party in possession thereof, whether in current records or archives or stored with a Third Party or any member of its Group, the possessing party shall not be required to destroy, purge or encrypt such Confidential Information, which shall instead at all times be subject to the confidentiality and use restrictions set forth in this Section 7.5, or (z) a Party and its Group are expressly permitted to continue to possess and use such Confidential Information pursuant to this Agreement or an Ancillary Agreement, provided possession and use are as reasonably necessary for such purpose. Without limitation to the foregoing, the Parties acknowledge and agree that each of ATMCo Excluded Technology (as defined in the Patent and Technology Cross-License Agreement) with respect to the NCR Group, and NCR Excluded Technology (as defined in the Patent and Technology Cross-License Agreement) with respect to the ATMCo Group is to be purged and not retained by such Group, in accordance with the terms of the Patent and Technology Cross-License Agreement.

(e) Notwithstanding anything to the contrary set forth herein and subject to the terms of any license under an Ancillary Agreement related to Intellectual Property, Confidential Information of any Party or its Group in the possession of and used by any other Party or its Group as of the Distribution may continue to be used by such Party in possession of the Confidential Information in and only in the operation of the ATMCo Business (in the case of the ATMCo Group) or the NCR Business (in the case of the NCR Group); provided that such Confidential Information may only be used by such Party and its officers, employees, agents, consultants, contractors and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement and as permitted by Section 5.3; provided, further, that such Confidential Information may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of this Section 7.5. This Section 7.5(e) shall not be construed to impact any license (including associated rights) a Party is entitled to under an Ancillary Agreement in accordance with its terms (including the right to use for additional purposes as provided for therein).

(f) The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the provisions of this Section 7.5 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Section 7.5 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or equity.

(g) For the avoidance of doubt and notwithstanding any other provision of this Section 7.5, (i) the disclosure and sharing of Privileged Information shall be governed solely by Section 7.6, (ii) Information that is subject to any confidentiality provision or other disclosure or use restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement and (iii) no new or different license (or associated rights) to any Intellectual Property is granted or provided by one Party or its Group to the other Party or its Group under this Section 7.5, and this Section 7.5 shall not be construed as granting or conferring any new or different license (or associated rights) to any Intellectual Property to any Party or its Group.

Section 7.6 Privilege Matters.

(a) Pre-Distribution Services. The Parties recognize that legal and other professional services (including services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel) that have been and will be provided prior to the Distribution have been and will be rendered for the collective benefit of each of the members of the NCR Group and the ATMCo Group, and that each of the members of the NCR Group and the ATMCo Group shall be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (each a “Privilege”) and that any Information of the Parties subject to Privilege (“Privileged Information”) shall be shared jointly between the Parties; provided, however, that members of the NCR Group shall not be deemed the client, may not assert privilege, and there shall be no shared Privilege, with respect to pre-Distribution services that relate solely to the ATMCo Business and members of the ATMCo Group shall not be deemed the client, may not assert privilege, and there shall be no shared Privilege with respect to pre-Distribution services that relate solely to the NCR Business; provided, further, that the Parties acknowledge and agree that any and all Privileged Information with respect to this Agreement, the Ancillary Agreements, any other transaction involving NCR prior to the Distribution and the negotiations, structuring and transactions related thereto and possessed by the NCR Group prior to the Distribution shall be deemed to relate solely to the NCR Business. For the avoidance of doubt, Privileged Information within the scope of this Section 7.6 includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.

(b) Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Distribution to each of NCR and ATMCo. The Parties further recognize that certain of such post-Distribution services will be rendered solely for the benefit of NCR and ATMCo, as the case may be, while other such post-Distribution services may be rendered for the joint benefit of NCR and ATMCo. With respect to such post-Distribution services and related Privileged Information, the Parties irrevocably acknowledge and agree as follows:

(i) All Privileged Information arising out of or relating to any claims, proceedings, litigation, disputes or other matters in which both NCR and ATMCo are adverse to a Third Party shall be subject to a shared Privilege among NCR and ATMCo unless expressly agreed by the Parties in writing; and

(ii) Except as otherwise provided in Section 7.6(c)(i), Privileged Information relating to post-Distribution services provided solely to one of NCR or ATMCo shall not be deemed shared between the Parties.

(c) The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 7.6(a) or Section 7.6(b):

(i) No Party may waive any Privilege that such Party could assert under any applicable Law with respect to Privileged Information in which any other Party has a shared Privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within ten (10) days after written notice by NCR or ATMCo; and

(ii) In the event of any dispute involving a Third Party, if a dispute arises between or among the Parties or their respective Subsidiaries regarding whether a Privilege should be waived to protect or advance the interest of any Party pursuant to Section 7.6(c)(i), each Party agrees that it shall negotiate the potential waiver of such Privilege in good faith and that the consenting party shall not be compelled, or construed to be required, to provide its consent to such waiver, as a reasonable request or otherwise, unless the requesting Party can demonstrate such waiver would not disproportionately prejudice the Party whose consent is requested.

(d) The transfer of all Information pursuant to this Agreement or in connection with any dispute between the Parties relating thereto is made in reliance on the agreement of NCR and ATMCo, as set forth in Section 7.5 and this Section 7.6, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Section 7.1 and Section 7.2 hereof, the agreement to provide witnesses and individuals pursuant to Section 7.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by this Section 7.6, and the transfer of privileged information between and among the Parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

Section 7.7 Ownership of Information. Any Information owned by one Party or any of its Affiliates that is provided to a requesting Party pursuant to this Article VII shall be deemed to remain the property of the providing Party. Unless specifically set forth herein, nothing contained in this Agreement shall grant or provide or be construed as granting or conferring any new or different licensing rights or otherwise in any such Information.

Section 7.8 Personal Data.

(a) The Parties acknowledge that (i) prior to the Distribution the Processing of any Personal Data in connection with the Separation shall be governed by the Amended and Restated Intra-group Data Transfer Agreement, dated 15 December 2022, and (ii) after the Distribution, the Parties are separate and independent Data Controllers with respect to the Processing of any Personal Data pursuant to this Agreement or any Ancillary Agreement or Continuing Arrangement (subject to the express terms thereof) and shall independently determine the purposes and means of such processing.

(b) Both Parties shall comply, and cooperate to ensure that their Processing of Personal Data hereunder and under any Ancillary Agreement or Continuing Arrangement does and will comply, with all applicable Data Protection Laws and shall take all reasonable precautions to avoid acts that place the other Party in breach of its obligations under any applicable Data Protection Laws. Nothing in this Section 7.8 shall be deemed to prevent any Party from taking the steps it reasonably deems necessary to comply with any applicable Data Protection Laws.

(c) To the extent that a Party transfers NCR Personal Data or ATMCo Personal Data internationally following the Distribution, the transferring Party shall ensure that such transfer is effected by way of a valid data transfer mechanism in compliance with applicable Data Protection Laws, if and to the extent applicable.

Section 7.9 Other Agreements. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in this Agreement or any Ancillary Agreement. Pursuant to Section 10.24, the provisions of this Article VII shall not apply to matters concerning Information that are specifically governed by the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreement or any other Ancillary Agreement to the extent of any conflict between the terms hereof and thereof.

Section 7.10 Compensation for Providing Information. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing Information or access to Information to the other Party under this Article VII (including witness and other services pursuant to Section 7.4) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such reimbursed Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in connection therewith (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting any privilege thereunder or any other restrictions on the disclosure of such Information). Notwithstanding the preceding sentence, each

Party shall be responsible for its own attorneys’ fees and expenses incurred in connection with its performance under this Agreement (other than with respect to the review for the protection of privilege as referenced therein).

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1 Negotiation.

(a) In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or any Ancillary Agreement (unless such Ancillary Agreement expressly provides that disputes thereunder will not be subject to the resolution procedures set forth in this Article VIII), including with respect to claim notices delivered pursuant to Section 6.4 and 6.8 hereof, or otherwise arising out of or in any way related to this Agreement or any such Ancillary Agreement or the transactions contemplated hereby or thereby, including any claim based on Contract, tort, Law or constitution (but excluding any controversy, dispute or claim arising out of any Contract with a Third Party if such Third Party is a necessary party to such controversy, dispute or claim) (each a, “Dispute”), either party shall provide written notice of such Dispute to the other Party in writing in accordance with the terms of this Agreement or any applicable Ancillary Agreement (a “Dispute Notice”). Other than in the case of a Party making a claim for indemnification pursuant to Section 6.4 or Section 6.8 or any equivalent provision in any applicable Ancillary Agreement, in which case such Dispute Notice shall contain solely such information as required therein, a Dispute Notice shall (i) describe such Dispute in reasonable detail (including the facts underlying each particular claim (or series of substantially similar or related claims if it would reasonably be unduly burdensome to provide such information for each particular claim) and an identification of each section of this Agreement or any Ancillary Agreement pursuant to which such Dispute arises) and (ii) set forth the Party’s good faith estimate of the damages or equitable relief requested by them arising from such Dispute (as applicable). The Party receiving such Dispute Notice shall have twenty (20) days from the date of delivery of the Dispute Notice (the “Disagreement Deadline”) to deliver in writing to the other Party its disagreement with the Dispute Notice (a “Notice of Disagreement”). If the Party receiving a Dispute Notice serves a timely Notice of Disagreement, the Dispute set forth in the Dispute Notice shall be referred by either Party or any of the members of their respective Groups for negotiation as set forth in this Section 8.1(a). The Parties agree to negotiate in good faith to resolve any noticed Dispute. If the Parties are unable for any reason to resolve a Dispute within forty-five (45) days from the time of receipt of the Notice of Disagreement and the forty-five (45) day period is not extended by mutual written consent, then the Chief Executive Officers of the Parties shall enter into negotiations for a reasonable period of time to settle such Dispute; provided, however, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed sixty (60) days from the forty-fifth (45th) day noted above, if and as extended by mutual agreement of the Parties (the “Negotiation Deadline”).

(b) Notwithstanding anything to the contrary contained in this Agreement or any Ancillary Agreement, in the event of any Dispute with respect to which a Dispute Notice has been delivered in accordance with this Section 8.1, (i) the relevant Parties shall not assert that a Dispute that was timely at the time a Dispute Notice was served was untimely based on the passage of time after the date of receipt of a compliant Dispute Notice, and (ii) any statute of limitation, contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates (but not any other equitable time period limitation) shall be tolled until final adjudication of the underlying Dispute. All things said or disclosed and all documents produced in the course of any negotiations, conferences and discussions in connection with efforts to settle a Dispute that are not otherwise independently discoverable shall not be offered or received as evidence or used for impeachment or for any other purpose in any Proceeding and shall be considered as to have been said, disclosed or produced for settlement purposes only.

Section 8.2 Right to Seek Urgent Relief Immediately. The Parties’ agreement to negotiate and the requirement to provide a Dispute Notice each as described in Section 8.1 shall not prevent either Party from commencing arbitration (according to the procedures set forth in Section 8.3) or court proceedings (for the purposes specified in Section 8.3(e)) in order to seek injunctive or other urgent relief, including but not limited to, conservatory measures to maintain the status quo or prevent dissipation of assets or injury to property.

Section 8.3 Arbitration.

(a) If (i) the Dispute has not been resolved for any reason by the Disagreement Deadline and no Notice of Disagreement is delivered by the Disagreement Deadline, or (ii) a timely Notice of Disagreement is delivered and the Dispute has not been resolved for any reason by the Negotiation Deadline, then, in each case of clause (i) and (ii), such Dispute shall, at the request of any relevant Party, be exclusively and finally determined by binding arbitration (as provided for in this Section 8.3) administered by JAMS in accordance with its Comprehensive Arbitration Rules & Procedures effective June 1, 2021, unless the Parties agree in writing to another arbitration service provider and/or rules of arbitration, except, in any event, the applicable rules of arbitration (the “Rules”) shall be modified as set out herein; provided that any relevant Party may commence arbitration or court proceedings seeking urgent relief (as described in Section 8.2) at any time. Any question of the arbitrability of any Dispute or the existence, scope, validity or enforceability of this Section 8.3 shall be referred to and resolved by the arbitrators.

(b) The seat of arbitration shall be Atlanta, Georgia, unless the Parties agree in writing to another seat of arbitration.

(c) For any Dispute asserting claims exceeding $1 million (or equivalent value) or seeking injunctive relief, the arbitration shall be conducted by a panel of three arbitrators. All other Disputes shall be conducted by a sole arbitrator. In the event any party challenges whether the dispute belongs above or below this monetary threshold for these purposes, the issue shall be resolved exclusively by the administrator of JAMS (or such other arbitration service provider as may be agreed upon in writing by the Parties), and shall be treated as an administrative matter only. In the case of a panel of three arbitrators, each Party shall appoint an arbitrator within twenty (20) days of a Party’s receipt of a Party’s demand for arbitration. The two Party-appointed arbitrators shall appoint the third and presiding arbitrator within twenty (20) days of the appointment of the second arbitrator. In the case of a sole arbitrator, the arbitrator shall be appointed in accordance with the applicable Rules. If any appointed arbitrator declines, resigns, becomes incapacitated, or otherwise refuses or fails to serve or to continue to serve as an arbitrator, the Party or arbitrators entitled to appoint such arbitrator shall appoint a successor within twenty (20) days. In the event an arbitrator is not appointed by a Party or the arbitrators within the time periods specified herein, JAMS (or such other arbitration service provider as may be agreed upon in writing by the Parties) shall be authorized to appoint such arbitrator in accordance with the applicable Rules. In all cases, all arbitrators must be a licensed attorney or judge with at least ten years of experience in commercial litigation and/or arbitration. With respect to any Dispute involving one or more claims for which Intellectual Property is a material aspect of such claim(s), the arbitrator(s) shall possess experience and expertise in the applicable field of Intellectual Property law.

(d) In the event a Party is in need of urgent relief prior to the appointment of the arbitrator(s), the Parties consent to the procedures and powers provided in the Rules for the appointment of an emergency arbitrator to consider such relief. Notwithstanding any rule to the contrary, the arbitrator(s), once appointed, will have full authority to modify, vacate or supplement any temporary or provisional relief issued by an emergency arbitrator on such grounds as the arbitrator(s) consider appropriate.

(e) Subject to Section 8.3(f), nothing contained herein is intended to or shall be construed to deprive any court of its jurisdiction to issue pre- or post-arbitral injunctions, pre- or post-arbitral attachments, or other orders in aid of arbitration proceedings, or to enforce arbitration judgments and awards rendered hereunder, including by issuing orders confirming such judgments and awards. Without prejudice to such equitable remedies as may be granted by a court of competent jurisdiction, the arbitrators shall have full authority to grant provisional remedies and to direct the parties to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrators’ orders to that effect. The Parties agree to accept and honor all orders relating to interim or provisional remedies that are issued by the arbitrators and agree that any such orders may be enforced, as necessary, in any court of competent jurisdiction.

(f) The Parties consent and submit to the jurisdiction of any federal court in the Northern District of Georgia or, where such court does not have jurisdiction, any Georgia state court in Fulton County, Georgia (“Georgia Courts”) with respect to any Dispute related to, arising out of or resulting from this Agreement or any Ancillary Agreement (including for urgent relief as set forth in Section 8.2); provided that the Parties irrevocably and unconditionally submit to the exclusive jurisdiction of Georgia Courts in any Proceeding to compel or contest the imposition of arbitration with respect to any Dispute related to, arising out of or resulting from this Agreement or any Ancillary Agreement and the Parties shall not bring any such Proceedings in any court other than Georgia Courts. Notwithstanding anything in the preceding sentence to the contrary, any court of competent jurisdiction (whether Georgia Courts or otherwise) shall be entitled to issue pre- or post-arbitral attachments, other orders in aid of arbitration proceedings (including for interim or provisional remedies in aid of arbitration) or orders to enforce arbitration judgments and awards rendered hereunder, including by issuing orders confirming such judgments and awards. In furtherance of the foregoing, each Party: (i) irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Georgia Court; (ii) irrevocably consents to service of process sent by a national courier service (with written confirmation of receipt) to its address identified in Section 10.3; and (iii) irrevocably waives any right to trial by jury in any court as set forth in Section 8.5.

(g) Discovery shall be limited to only: (i) documents directly related to the issues in dispute; (ii) no more than three (3) depositions per Party for any Dispute asserting claims exceeding $1 million (or equivalent value) or seeking injunctive relief, or two (2) depositions per Party for all other Disputes; and (iii) ten (10) interrogatories per Party. The arbitration procedures shall include provision for production of documents relevant to the Dispute; provided that the parties shall make good faith efforts to conduct the arbitration such that all documentary and deposition discovery is completed within ninety (90) days of the appointment of the arbitrator(s) or as soon as reasonably practicable thereafter. All discovery, if any, shall be completed within ninety (90) days of the appointment of the arbitrator(s) or as soon as practicable thereafter. The Parties agree that, without derogating from any other provisions of the Rules allowing for summary disposition, the arbitrator(s) shall permit applications for summary disposition to be filed at least thirty (30) days prior to any scheduled evidentiary hearing, and shall be empowered to grant such applications where justice and efficiency warrant such relief, in which case there shall be no need for a full evidentiary hearing. Adherence to formal rules of evidence in any hearing on the matter shall not be required and the arbitrators shall consider any evidence and testimony that the arbitrators determine to be relevant, in accordance with the Rules and procedures that the arbitrators determine to be appropriate.

(h) The parties shall make good faith efforts to conduct the arbitration such that all written submissions are submitted and any hearing to be conducted is held no later than one hundred and eighty (180) days following appointment of the arbitrators or as soon as reasonably practicable thereafter; provided, however, that the failure to meet such deadline shall not invalidate the arbitration or any award of the arbitrators.

(i) For any Dispute asserting claims exceeding $1 million (or equivalent value) or seeking injunctive relief, the panel of arbitrators shall render a reasoned award. For all other Disputes, the sole arbitrator shall not be required to render a reasoned award, provided, however, that such omission of written reasoning shall not invalidate the arbitration or any award of the sole arbitrator. In all cases, the arbitrator(s) shall make good faith efforts to render an award within thirty (30) days of the close of the hearing on the merits or the final written submission (whichever occurs later) or a soon as practicable thereafter; provided, however, that the failure to meet such deadline shall not invalidate the arbitration or any award of the arbitrator(s). The arbitrator(s) shall be entitled, if appropriate, to award any remedy that is permitted under this Agreement and applicable Law and Rules, including monetary damages, specific performance and other forms of legal and equitable relief. The Parties hereby waive any claim to attorneys’ fees, costs and expenses of arbitration, except as may be expressly required by statute or to the extent an Indemnifiable Loss hereunder in connection with a Third-Party Claim, and the arbitrators are not empowered to and shall not award such damages.

(j) The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrator(s) shall be final and binding on the Parties and shall be the sole and exclusive remedy between the Parties regarding any Dispute presented to the arbitrator(s). The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration and agree to the enforcement of or entry of confirming judgment upon such award in any court of competent jurisdiction.

(k) Without limiting the provisions of the Rules, unless otherwise agreed in writing by the Parties, or as may be required by Law or any Governmental Authority, the relevant Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to any arbitration hereunder. The Parties agree not to disclose to any third party (i) the existence or status of the arbitration, (ii) all information made known and documents produced in the arbitration not otherwise in the public domain, and (iii) any award arising from the arbitration; provided, however, that such information and awards may be disclosed (x) to the extent reasonably necessary to enforce this Agreement or give effect to this Section 8.3, (y) to enter judgment upon any arbitral award rendered hereunder or as is required to protect or pursue any other legal right, and (z) to the extent otherwise required by Law or a Governmental Authority (including any public disclosure required by securities Laws).

Section 8.4 Continuity of Service and Performance. During the course of resolving a Dispute pursuant to the provisions of this Article VIII, the Parties will continue to provide all other services and honor all other commitments under this Agreement and each Ancillary Agreement with respect to all matters not the subject of the Dispute.

Section 8.5 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A PROCEEDING ARISING OUT OF OR RELATING TO A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND THAT NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, OR REPRESENTATIVE OF ANY PARTY SHALL REQUEST A JURY TRIAL IN ANY SUCH PROCEEDING NOR SEEK TO CONSOLIDATE ANY SUCH PROCEEDING WITH ANY OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

ARTICLE IX

INSURANCE

Section 9.1 NCR Insurance Policies.

(a) ATMCo acknowledges and agrees (on its own behalf and on behalf of each other member of the ATMCo Group) that, except as provided in this Article IX, (i) all insurance policies maintained by any member of the NCR Group, including for the avoidance of doubt, any self-insurance, fronted insurance, captive insurance or reinsurance policy or program (the “NCR Insurance Policies”), are part of the corporate insurance program maintained by NCR, and such coverage shall not be available, transferred or assigned to the ATMCo Group; (ii) from and after the Distribution, the ATMCo Group shall cease to be insured by the NCR Insurance Policies; and (iii) from and after the Distribution, ATMCo shall be responsible for securing all insurance it deems appropriate for the operation of the ATMCo Group.

(b) Notwithstanding anything to the contrary in this Article IX, from and after the Distribution, the ATMCo Group shall remain insured under the NCR Group’s property insurance policies (“Property Policies”) with respect to the ATMCo Properties subject to the terms and conditions of the Property Policies; provided that (i) such coverage for the ATMCo Group shall cease on the respective expiration dates stated in the Property Policies as of the date hereof and ATMCo shall be responsible thereafter for securing all go-forward property insurance it deems appropriate for the operation of the ATMCo Group and in respect of the ATMCo Properties; (ii) the ATMCo Group shall promptly (and in no event later than thirty (30) days upon receipt of any invoice) pay to the NCR Group an amount equal to the ATMCo Group’s share of any amount of the Property Policies’ premium invoiced following the Distribution, including taxes, surcharges and other fees, with such pro rata share determined in the NCR’s reasonable judgment, which may, without limitation, be based on the relative insured values of the properties as reasonably determined by NCR; and (iii) all deductibles, self-insured retentions, claims handling fees and any other amounts due or payable in connection with any claims under any of the Property Policies shall be shared in the same proportion as any insurance proceeds actually received by the NCR Group, on the one hand, and the ATMCo Group, on the other hand, with respect to any one claim or related claim, occurrence or loss under the relevant Property Policy.

(c) From and after the Distribution, members of the ATMCo Group shall have the right to assert claims under the NCR Insurance Policies, other than any self-insurance, fronted insurance, captive insurance or reinsurance policy or program (“Shared NCR Policies”), arising out of any actual or alleged act, omission, circumstance, event, incident or occurrence occurring prior to the Distribution relating to the ATMCo Group or the ATMCo Business (“Pre-Distribution ATMCo Claims”). Except as provided in this Article IX, from and after the Distribution, the NCR Group shall have no obligation to the ATMCo Group with respect to or under any of the Shared NCR Policies; provided that from and after the Distribution, the NCR Group shall use commercially reasonable efforts to maintain coverage available to the ATMCo Group under the Shared NCR Policies, other than the reduction of policy limits due to claims paid in the ordinary course, and the NCR Group shall use commercially reasonable efforts to direct any carriers under the Shared NCR Policies to make any available insurance coverage under the Shared NCR Policies available to the ATMCo Group for Pre-Distribution ATMCo Claims; provided, further, that all deductibles, self-insured retentions, claims handling fees or any other amounts payable under any such Shared NCR Policies shall be shared in the same proportion as any insurance proceeds actually received by the NCR Group, on the one hand, and the ATMCo Group, on the other hand, with respect to any one claim (or related claims) under the relevant Shared NCR Policy.

(d) With respect to Pre-Distribution ATMCo Claims, ATMCo shall be solely responsible for the submission, processing, administration and handling of the Pre-Distribution ATMCo Claims under the Shared NCR Policies; provided, however, that, to the extent that ATMCo is not permitted to do so, then, upon ATMCo’s reasonable request, and at ATMCo’s sole cost and expense, NCR or the applicable member of the NCR Group shall reasonably cooperate with and assist ATMCo in the submission, processing, administration and handling of the Pre-Distribution ATMCo Claims under the Shared NCR Policies.

(e) ATMCo shall keep NCR reasonably apprised of any Pre-Distribution ATMCo Claims under the Shared NCR Policies, and NCR shall have the right to reasonably monitor any such Pre-Distribution ATMCo Claims under the Shared NCR Policies.

(f) With respect to all Shared NCR Policies, ATMCo agrees and covenants (on behalf of itself and each other member of the ATMCo Group) not to make any claim or assert any rights against the NCR Group or the insurers of such Shared NCR Policies except as expressly provided under this Article IX.

(g) No member of the NCR Group shall be deemed to have made any representation or warranty as to the availability of any coverage under any NCR Insurance Policies. Neither NCR nor any member of the NCR Group shall be liable to ATMCo or any member of the ATMCo Group for claims, or portions thereof, not covered by an insurer under any NCR Insurance Policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, retentions, reimbursement obligations (including under “fronted” or similar insurance policies), bankruptcy or insolvency of any insurance carrier(s), policy conditions, exclusions, limitations or restrictions (including exhaustion of limits), coverage disputes, failure to timely notice a claim by any member of the NCR Group or any member of the ATMCo Group or any defect in such claim or its processing. Nothing in this Section 9.1(g) shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

Section 9.2 ATMCo Insurance Policies.

(a) NCR acknowledges and agrees (on its own behalf and on behalf of each other member of the NCR Group) that, except as provided in this Article IX, (i) all insurance policies maintained by any member of the ATMCo Group, including for the avoidance of doubt, any self-insurance, fronted insurance, captive insurance or reinsurance policy or program (the “ATMCo Insurance Policies”), are part of the corporate insurance program maintained by ATMCo, and such coverage shall not be available, transferred or assigned to the NCR Group; (ii) from and after the Distribution, the NCR Group shall cease to be insured by the ATMCo Insurance Policies; and (iii) from and after the Distribution, NCR shall be responsible for securing all insurance it deems appropriate for the operation of the NCR Group.

(b) From and after the Distribution, members of the NCR Group shall have the right to assert claims under the ATMCo Insurance Policies, other than any self-insurance, fronted insurance, captive insurance or reinsurance policy or program (“Shared ATMCo Policies”), arising out of any actual or alleged act, omission, circumstance, event, incident or occurrence occurring prior to the Distribution relating to the NCR Group or the NCR Business

(“Pre-Distribution NCR Claims”). Except as provided in this Article IX, from and after the Distribution, the ATMCo Group shall have no obligation to the NCR Group with respect to or under any of the Shared ATMCo Policies; provided that from and after the Distribution, the ATMCo Group shall use commercially reasonable efforts to not take any measure or fail to take any measure to eliminate or reduce coverage available to the NCR Group under the Shared ATMCo Policies other than the reduction of policy limits due to claims paid in the ordinary course, and the ATMCo Group shall use commercially reasonable efforts to direct any carriers under the Shared ATMCo Policies to make any available insurance coverage under the Shared ATMCo Policies available to the NCR Group for Pre-Distribution NCR Claims; provided, further, that all deductibles, self-insured retentions, claims handling fees or any other amounts payable under any such Shared ATMCo Policies shall be shared in the same proportion as any insurance proceeds actually received by the ATMCo Group, on the one hand, and the NCR Group, on the other hand, with respect to any one claim (or related claims) under the relevant Shared ATMCo Policy.

(c) With respect to Pre-Distribution NCR Claims, NCR shall be solely responsible for the submission, processing, administration and handling of the Pre-Distribution NCR Claims under the Shared ATMCo Policies; provided, however, that, to the extent that NCR is not permitted to do so, then, upon NCR’s reasonable request, and at NCR’s sole cost and expense, ATMCo or the applicable member of the ATMCo Group shall reasonably cooperate with and assist NCR in the submission, processing, administration and handling of the Pre-Distribution NCR Claims under the Shared ATMCo Policies.

(d) NCR shall keep ATMCo reasonably apprised of any Pre-Distribution NCR Claims under the Shared ATMCo Policies, and ATMCo shall have the right to reasonably monitor any such Pre-Distribution NCR Claims under the Shared ATMCo Policies.

(e) With respect to all Shared ATMCo Policies, NCR agrees and covenants (on behalf of itself and each other member of the NCR Group) not to make any claim or assert any rights against the ATMCo Group or the insurers of such Shared ATMCo Policies except as expressly provided under this Article IX.

(f) No member of the ATMCo Group shall be deemed to have made any representation or warranty as to the availability of any coverage under any Shared ATMCo Policies. Neither ATMCo nor any member of the ATMCo Group shall be liable to NCR or any member of the NCR Group for claims, or portions thereof, not reimbursed by an insurer under any Shared ATMCo Policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, retentions, reimbursement obligations (including under “fronted” or similar insurance policies), bankruptcy or insolvency of any insurance carrier(s), policy conditions, exclusions, limitations or restrictions (including exhaustion of limits), coverage disputes, failure to timely file a claim by any member of the ATMCo Group or any member of the NCR Group or any defect in such claim or its processing. Nothing in this Section 9.2(f) shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

Section 9.3 Agreement for Waiver of Conflict and Shared Defense. Subject to Section 5.4, Section 6.4 and Section 6.11, in the event that more than one of the Parties (or any members of their respective Groups) have claims under any of the Shared NCR Policies or the Shared ATMCo Policies relating to the same or related act, omission, matter, circumstance, incident or occurrence, to the extent reasonably possible, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article IX shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

Section 9.4 Cooperation; Process. Subject to Section 5.4, the Parties agree to use (and cause the members in their respective Groups to use) their commercially reasonable efforts to reasonably cooperate with respect to the various insurance matters contemplated by this Article IX, including in connection with any lease, sublease or other contractual insurance requirements. All insurance proceeds collected by any Party or member of its Group in connection with the other Party or a member of its Group asserting its rights hereunder shall be allocated consistent with the allocation of Assets and Liabilities pursuant to this Agreement and the Ancillary Agreements.

Section 9.5 No Access to Insurance Policies With Respect to Shared Environmental Liabilities. Notwithstanding anything to the contrary in this Article IX, neither ATMCo nor any other member of the ATMCo Group shall have any right, title or access to any insurance policy with respect to any claim, occurrence, event, incident, fact, circumstance, investigation or any other matter arising out of or in any way relating to, in whole or in part, any Shared Environmental Liabilities. In accordance with its control rights pursuant to Section 5.4(g)(i), NCR shall solely control all claims arising out of or relating to any Shared Environmental Liabilities (including whether to make or settle any claims).

Section 9.6 Miscellaneous. Nothing in this Agreement shall be deemed to restrict ATMCo or NCR, or any members of their respective Groups, from acquiring at its own expense any insurance policy in respect of any Liabilities or covering any period. Notwithstanding Section 9.1, ATMCo acknowledges and agrees (on its own behalf and on behalf of each other member of the ATMCo Group) that NCR has provided to ATMCo prior to the Distribution all information necessary for ATMCo or the appropriate member of the ATMCo Group to obtain such insurance policies and insurance programs as ATMCo or the appropriate member of the ATMCo Group, in its sole judgment and discretion, deems necessary to cover any and all risk of loss related to the ATMCo Business.

ARTICLE X

MISCELLANEOUS

Section 10.1 Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Distribution and remain in full force and effect in accordance with their applicable terms.

Section 10.2 Costs and Expenses. Except as expressly provided in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, NCR shall bear all Third-Party costs and expenses of any member of the ATMCo Group or NCR Group incurred on or prior to the Distribution in connection with the preparation, execution, delivery and implementation of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including those set out on Schedule 10.2 and remaining unpaid as of the Distribution; provided that, except as otherwise expressly provided in this Agreement or any Ancillary Agreement, from and after the Distribution, each Party shall, subject to the express terms of any Ancillary Agreement, bear its own direct and indirect costs and expenses related to its performance of this Agreement or any Ancillary Agreement and any ongoing standup or integration necessary for the operation of its respective business or to complete any activities in connection with the Separation. For the avoidance of doubt, as otherwise set forth in this Agreement, ATMCo shall bear any and all fees, costs and expenses, including legal fees and costs, associated with ATMCo Financing Arrangements or with the raising of funds or incurrence of Indebtedness in connection therewith (whether unpaid as of the time of the Distribution or arising thereafter), other than any such fees, costs and expenses that are specifically attributable to preparing for or consummating any Debt-for-Debt Exchange.

Section 10.3 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.3 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 10.3 (excluding “out of office” or other automated replies)), (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the address for such party set forth below (or at such other address for a party as shall be specified from time to time in a notice given in accordance with this Section 10.3):

If to NCR:

NCR Corporation

864 Spring St NW

Atlanta, GA 30308

Attn: General Counsel

[Email]

If to ATMCo:

ATMCo

[•]

Attn: [Name]

[Email]

Section 10.4 Waiver.

(a) Any provision of this Agreement may be waived if, and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(b) No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.5 Modification or Amendment. This Agreement may only be amended, modified or supplemented, in whole or in part, in a writing signed on behalf of each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.6 No Assignment; Binding Effect. No Party to this Agreement may assign or delegate, either directly or indirectly by merger or consolidation, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Party to this Agreement, which such Party may withhold in its absolute discretion, and any attempt to do so shall be ineffective and void ab initio, except that (w) a Party shall assign this Agreement and any or all of the rights, interests and obligations hereunder in connection with a merger, reorganization or consolidation transaction in which it is a constituent party but not the surviving entity or the sale of all or substantially all of its Assets, and the surviving entity of such merger, reorganization or consolidation transaction or the transferee of such Assets shall assume all the obligations of the relevant Person by operation of law or pursuant to an agreement in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a Party hereto; (x) each Party hereto may assign any or all of its rights and interests hereunder to an Affiliate; (y) each Party may assign any of its obligations hereunder to an Affiliate so long as such Affiliate executes a writing in form reasonably satisfactory to the other Party agreeing to be bound by the terms of this Agreement as if named as a Party hereto; and (z) the conversion of ATMCo from a Delaware limited liability company to a Maryland corporation prior to the Distribution Date shall not require the consent of either Party; provided, however, that, in the case of clauses (w), (x) and (y) such assignment shall not relieve such Party of any of its obligations hereunder unless agreed to in writing by the non-assigning Party. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and permitted assigns.

Section 10.7 Termination. Notwithstanding anything to the contrary herein, this Agreement (including Article VI hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of NCR without the approval of ATMCo or the stockholders of NCR. In the event of such termination, this Agreement shall become null and void and no Party, nor any of its officers, directors or employees, shall have any Liability to any other Party or any other Person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

Section 10.8 Payment Terms. Except as expressly provided in this Agreement or any Ancillary Agreement, any amount payable pursuant to this Agreement or any Ancillary Agreement by one party (or any member of such party’s Group) shall be paid within thirty (30) days after presentation of an invoice or a written demand by the party entitled to receive such payments. Such demand shall include documentation (or reasonable explanation if such documentation would be unreasonable to produce or procure) setting forth the basis for the amount payable.

Section 10.9 No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of any Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

Section 10.10 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Article VI).

Section 10.11 Subsidiaries. Each of the Parties shall cause (or with respect to an Affiliate that is not a Subsidiary, shall use commercially reasonable efforts to cause) to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution. This Agreement is being entered into by NCR and ATMCo on behalf of themselves and the members of their respective groups (the NCR Group and the ATMCo Group). This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any Business Entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution. Either Party shall have the right, by giving notice to the other Party, to require that any Subsidiary of the other Party execute a counterpart to this Agreement to become bound by the provisions of this Agreement applicable to such Subsidiary.

Section 10.12 Third Party Beneficiaries. Except (a) as provided in Article VI relating to Indemnified Parties and (b) as may specifically be provided in any Ancillary Agreement, this Agreement is solely for the benefit of each Party hereto and its respective Affiliates, successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person, and should not be deemed to confer upon any Third Party any remedy, claim, liability, reimbursement, Proceedings or other right in excess of those existing without reference to this Agreement.

Section 10.13 Titles and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.14 Exhibits and Schedules. The exhibits and schedules hereto shall be construed with and be an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the NCR Group or the ATMCo Group or any of their respective Affiliates to any Third Party, nor, with respect to any Third Party, an admission against the interests of any member of the NCR Group or the ATMCo Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any

Exhibit or Schedule is made solely for purposes of allocating potential liabilities among the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

Section 10.15 Public Announcements. From and after the Distribution, NCR and ATMCo shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court or arbitral process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (b) for disclosures made that are substantially consistent with disclosure contained in any Distribution Disclosure Document or Pre-Separation Disclosure; or (c) as otherwise set forth on Schedule 10.15.

Section 10.16 Governing Law. This Agreement, and all actions, causes of action, or claims of any kind (whether at law, in equity, in contract, in tort, or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any action, cause of action, or claim of any kind based upon, arising out of, or related to any representation or warranty made in, in connection with, or as an inducement to this Agreement) shall be governed by and construed in accordance with the law of the State of Maryland, irrespective of the choice of law principles of the State of Maryland, including, without limitation, Maryland laws relating to applicable statutes of limitations and burdens of proof and available remedies.

Section 10.17 Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or equity.

Section 10.18 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from.

Section 10.19 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 10.20 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general equity principles.

Section 10.21 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of the following Sections: Section 6.1, Section 6.2 and Section 6.3).

Section 10.22 Tax Treatment of Payments. The Parties agree that any payment made between the Parties pursuant to this Agreement shall be treated for all U.S. federal income tax purposes, to the extent permitted by Law and unless otherwise required pursuant to section 3.7(iv) of the Tax Matters Agreement, as either (i) a non-taxable contribution by NCR to ATMCo, or (ii) a distribution by ATMCo to NCR, in each case, made immediately prior to the Distribution. Notwithstanding the foregoing, NCR shall notify ATMCo if it determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, as a payment made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, and the Parties agree to treat any such payment accordingly.

Section 10.23 No Reliance on Other Party. The Parties hereto represent to each other that this Agreement is entered into with full consideration of any and all rights which the Parties hereto may have. The Parties hereto have relied upon their own knowledge and judgment and have conducted such investigations they and their in-house counsel have deemed appropriate regarding this Agreement and the Ancillary Agreements and their rights in connection with this Agreement and the Ancillary Agreements. The Parties hereto are not relying upon any representations or statements, whether written or oral, made by any other Party, or any such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in Section 10.20 of this Agreement. The Parties hereto are not relying upon a legal duty, if one exists, on the part of any other Party (or any such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or its preparation, it being expressly understood that no Party hereto shall ever assert any failure to disclose information on the part of any other Party as a ground for challenging this Agreement or any provision hereof.

Section 10.24 Complete Agreement. This Agreement, including the exhibits and schedules attached hereto, and the Ancillary Agreements (and the exhibits and schedules thereto) shall constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule, the terms and conditions of such Schedule shall control. Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, in the case of any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall control;

provided, however, except as set forth on Schedule 10.24, that in relation to (a) any matters concerning Taxes, the Tax Matters Agreement shall prevail over this Agreement or any other Ancillary Agreement, (b) any matters governed by the Employee Matters Agreement, the Employee Matters Agreement shall prevail over this Agreement or any other Ancillary Agreement, (c) the provision of support and other services after the Distribution by the ATMCo Group to the NCR Group, and vice versa, the Transition Services Agreement shall prevail over this Agreement or any other Ancillary Agreement, (d) any matters governed by the Patent and Technology Cross-License Agreement, the Patent and Technology Cross-License Agreement shall prevail over this Agreement or any other Ancillary Agreement, and (e) any matters governed by the Trademark License and Use Agreement, the Trademark License and Use Agreement shall prevail over this Agreement or any other Ancillary Agreement. It is the intention of the Parties that the Transfer Documents shall be consistent with the terms of this Agreement and the other Ancillary Agreements. The Parties agree that the Transfer Documents are not intended and shall not be considered in any way to enhance, modify or decrease any of the rights or obligations of NCR, ATMCo or any member of their respective Groups from those contained in this Agreement and the other Ancillary Agreements, and that in the event of any conflict between any Transfer Documents and this Agreement or any Ancillary Agreements, this Agreement, or, subject to the foregoing, an Ancillary Agreement, shall control.

Section 10.25 Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and, except as otherwise expressly provided in Section 1.3, shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by email attaching DocuSign or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

[Signature page follows. The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

NCR CORPORATION

By:
Name:
Title:

ATMCo

By:
Name:
Title:

[Signature Page to Separation and Distribution Agreement]